                         UNITED STATES BANKRUPTCY COURT
                               DISTRICT OF NEVADA

                                        BK-03-52103-GWZ and BK-03-5270-GWZ
In re:
                                        Jointly Administered under BK-03-52103
AMERCO, a Nevada corporation, et. al.,  -GWZ

                 Debtors.               Chapter 11

                                        Judge Gregg W. Zive

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                  DISCLOSURE STATEMENT CONCERNING THE DEBTORS'
                   FIRST AMENDED JOINT PLAN OF REORGANIZATION
             UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE

--------------------------------------------------------------------------------

                                IMPORTANT DATES:

-  DATE BY WHICH OBJECTIONS TO CONFIRMATION
   OF THE PLAN MUST BE FILED AND SERVED:      JANUARY 16, 2004

-  DATE BY WHICH BALLOTS MUST BE RECEIVED:    JANUARY 20, 2004

-  HEARING ON CONFIRMATION OF THE PLAN:       FEBRUARY 2, 2004, 9:30 A.M. P.D.T.

--------------------------------------------------------------------------------

           Craig D. Hansen                          Bruce T. Beesley
          Thomas J. Salerno                          Bridget R. Peck
       G. Christopher Meyer                     BEESLEY, PECK & MATTEONI, LTD
           Sean T. Cork                     5011 Meadowood Mall Way, Suite 300
  SQUIRE, SANDERS & DEMPSEY L.L.P.                 Reno, Nevada 89502
        Two Renaissance Square                       (775) 827-8666
40 North Central Avenue, Suite 2700
       Phoenix, Arizona 85004             Co-Counsel to AMERCO and Amerco Real
           (602) 528-4000                 Estate Company, Debtors and Debtors-in
                                          Possession
Attorneys for AMERCO and Amerco Real
Estate  Company, Debtors and Debtors-in
Possession

Dated: November 26, 2003

                                TABLE OF CONTENTS

                                                                                                  Page
                                                                                                  ----
I. INTRODUCTION AND SUMMARY ...................................................................     1

        A.   Overview .........................................................................     1
        B.   Notice to Holders of Claims and Interests ........................................     1
        C.   Summary Of Treatment Of Claims And Interests Under The Plan ......................     5
        D.   General Voting Procedures, Ballots, and Voting Deadline ..........................    14
        E.   Confirmation Hearing and Deadline for Objections to Confirmation .................    15

II. BACKGROUND OF THE PLAN PROPONENTS .........................................................    17

        A.   Overview of Business Operations ..................................................    17

III. PREPETITION CAPITAL STRUCTURE OF THE DEBTORS .............................................    20

        A.   JPMorgan Chase Credit Facility ...................................................    21
        B.   PrePetition Notes and Related Obligations ........................................    21
        C.   Synthetic Leases .................................................................    21
        D.   AREC Notes .......................................................................    22
        E.   Guaranty of U-Haul TRAC Lease Obligations ........................................    22
        F.   Guaranty of Phillip Morris Obligations ...........................................    22
        G.   Guaranty of PMSR Obligations .....................................................    22
        H.   Guaranty of PMPP Obligations .....................................................    23
        I.   Equity ...........................................................................    23

IV. CORPORATE STRUCTURE OF THE DEBTORS ........................................................    24

        A.   Board of Directors - AMERCO ......................................................    24
        B.   Senior Management - AMERCO .......................................................    26
        C.   Executive Compensation - AMERCO ..................................................    27
        D.   Security Ownership of Management - AMERCO.........................................    27
        E.   Independent Governance Committee - AMERCO ........................................    28
        F.   Board of Directors - AREC ........................................................    29
        G.   Senior Management - AREC .........................................................    29
        H.   Executive Compensation - AREC ....................................................    29
        I.   SAC Holding Corporation ..........................................................    30

V. EVENTS PRECIPITATING THE CHAPTER 11 CASES ..................................................    30

        A.   PwC Litigation ...................................................................    31
        B.   Department of Labor Investigations ...............................................    32
        C.   SEC Investigations ...............................................................    32

VI. SIGNIFICANT EVENTS IN CHAPTER 11 CASES ....................................................    33

        A.   Continuation of Business; Stay of Litigation .....................................    33
        B.   First Day Orders .................................................................    34
        C.   Appointment of Statutory Committees ..............................................    35
        D.   Post-Petition Financing ..........................................................    35
        E.   Plan Support Agreement ...........................................................    36
        F.   Other Significant Events During the Chapter 11 Cases .............................    36

VII. DESCRIPTION OF THE REORGANIZATION PLAN ...................................................    37

        A.   Overall Structure of the Plan ....................................................    38
        B.   Summary of Claims Process, Bar Date and Professional Fees ........................    38
        C.   Classification and Treatment of Claims and Interests  ............................    39
        D.   Treatment of Unclassified Claims .................................................    40
        E.   Treatment of Classified Claims and Interests .....................................    41
        F.   Syndication of New Term Loan B Notes .............................................    48
        G.   Continued Corporate Existence ....................................................    48
        H.   Directors, Officers and Stockholders of the Reorganized Debtors ..................    48
        I.   Listing on Securities Exchange or Quotation System ...............................    49
        J.   SAC Participation ................................................................    49
        K.   Cancellation of Existing Debt Securities .........................................    49
        L.   Exit Financing Facility ..........................................................    50
        M.   Issuance of New Debt Securities ..................................................    53
        N.   Preservation of Causes of Action .................................................    74
        O.   Exclusivity Period ...............................................................    75
        P.   Corporate Action .................................................................    75
        Q.   Effectuating Documents; Further Transactions .....................................    75
        R.   Exemption From Certain Transfer Taxes and Recording Fees; Subsequent Issuances ...    75

VIII. EXECUTORY CONTRACTS AND UNEXPIRED LEASES ................................................    76

        A.   Assumption and Rejection of Contracts and Leases .................................    76
        B.   Payments Related to Assumption of Executory Contracts and Unexpired Leases .......    76
        C.   Rejection Damages Bar Date .......................................................    76

IX. PROVISIONS GOVERNING DISTRIBUTIONS ........................................................    76

        A.   Time of Distributions ............................................................    76
        B.   No Interest on Claims or Interests ...............................................    76
        C.   Disbursing Agent .................................................................    77
        D.   Surrender of Securities or Instruments ...........................................    77
        E.   Services of Indenture Trustees, Agents and Servicers .............................    77
        F.   Claims Administration Responsibility .............................................    77
        G.   Procedures for Treating and Resolving Disputed and Contingent Claims .............    78

X. ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS .....................................    79

        A.   DIP Facility Claim ...............................................................    79
        B.   Professional Claims ..............................................................    79
        C.   Substantial Contribution Compensation and Expenses Bar Date ......................    80
        D.   Other Administrative Claims ......................................................    80

XI. EFFECT OF THE PLAN ON CLAIMS AND INTERESTS ................................................    80

        A.   Revesting of Assets ..............................................................    80
        B.   Discharge of the Debtors .........................................................    81
        C.   Compromises and Settlements ......................................................    81
        D.   Releases, Exculpation and Related Matters ........................................    81
        E.   Setoffs ..........................................................................    82
        F.   Subordination Rights .............................................................    83
        G.   Indemnification Obligations ......................................................    83
        H.   Injunction .......................................................................    83

XII. CERTAIN FACTORS TO BE CONSIDERED .........................................................    83

        A.   General Considerations ...........................................................    83
        B.   Certain Bankruptcy Considerations ................................................    83
        C.   Business Factors and Competitive Conditions ......................................    84
        D.   Inherent Uncertainty of Financial Projections ....................................    88
        E.   Access to Financing and Trade Terms ..............................................    88
        F.   Claims Estimations ...............................................................    89
        G.   Market for the New Debt Securities ...............................................    89
        H.   Dividends ........................................................................    89

XIII. RESALE OF SECURITIES RECEIVED UNDER THE PLAN ............................................    89

        A.   Issuance of Securities ...........................................................    89
        B.   Subsequent Transfers of New Debt Securities ......................................    89

XIV. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ......................................    90

        A.   United States Federal Income Tax Consequences to the Debtors .....................    91
        B.   Federal Income Tax Consequences to Claimholders and Interestholders ..............    92
        C.   Importance of Obtaining Professional Tax Assistance ..............................    94

XV. FEASIBILITY OF THE PLAN AND THE BEST INTERESTS TEST .......................................    95

        A.   Feasibility of the Plan ..........................................................    95
        B.   Acceptance of the Plan ...........................................................    95
        C.   Best Interests Test ..............................................................    96
        D.   Application of the Best Interests Test to the Liquidation Analysis ...............    97
        E.   Confirmation Without Acceptance of All Impaired Classes: The 'Cramdown'
             Alternative ......................................................................    97
        F.   Conditions to Confirmation and Effective Date of the Plan ........................    98
        G.   Waiver of Conditions to Confirmation and Consummation of the Plan ................    99
        H.   Retention of Jurisdiction ........................................................    99

XVI. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN ................................   100

        A.   Continuation of the Chapter 11 Cases .............................................   100
        B.   Alternative Plans of Reorganization ..............................................   100
        C.   Liquidation Under Chapter 7 or Chapter 11 ........................................   101

XVII. VOTING REQUIREMENTS .....................................................................   101

        A.   Parties in Interest Entitled to Vote .............................................   102
        B.   Classes Impaired Under the Plan ..................................................   103

XVIII. CONCLUSION .............................................................................   103

        A.   Hearing on and Objections to Confirmation ........................................   103
        B.   Recommendation ...................................................................   105

                       APPENDICIES TO DISCLOSURE STATEMENT

Appendix 1 - Joint Plan of Reorganization

Appendix 2 - Selected Financial Information - AMERCO (Consolidated)

Appendix 3 - Selected Financial Information - SAC Holding

Appendix 4 - Financial Projections - AMERCO (Consolidated)

Appendix 5 - Financial Projections - SAC Holding

Appendix 6 - Liquidation Analysis

                           I. INTRODUCTION AND SUMMARY

A.       OVERVIEW.

         AMERCO ("AMERCO") and Amerco Real Estate Company ("AREC"), debtors and debtors-in-possession (collectively, the "Debtors"), submit this disclosure statement (the "Disclosure Statement") pursuant to Section 1125 of Title 11 of the United States Code, 11 U.S.C. Sections 101, et seq. (the "Bankruptcy Code") for use in the solicitation of votes on the First Amended Joint Plan of Reorganization of AMERCO and AREC (the "Plan") proposed by the Debtors and SAC Holding Corporation ("SAC") and SAC Holding II Corporation (together with SAC, "SAC Holding"), each a Nevada corporation. For purposes of the Plan and Section 1145 of the Bankruptcy Code, SAC Holding is an Affiliate of the Debtors. The Plan was filed with the United States Bankruptcy Court for the District of Nevada (the "Bankruptcy Court"), on November 26, 2003. The following introduction and summary is a general overview only and is qualified in its entirety by, and should be read in conjunction with, the more detailed discussions, information and financial statements and notes thereto appearing elsewhere in this Disclosure Statement and the Plan. All capitalized terms not defined in this Disclosure Statement have the meanings given to them in the Plan. A copy of the Plan, separately filed in these Cases, is Appendix 1 to this Disclosure Statement.

         This Disclosure Statement sets forth certain information regarding the Debtors' prepetition operating and financial history, the need to seek Chapter 11 protection, significant events that have occurred during the Chapter 11 Cases, and the anticipated organization and operations of the Reorganized Debtors, and, with respect to SAC Holding, certain operating and financial information and a description of the securities to be issued by SAC Holding under the Plan. This Disclosure Statement also describes terms and provisions of the Plan, including certain alternatives to the Plan, certain effects of confirmation of the Plan, certain risk factors associated with securities to be issued under the Plan, and the manner in which distributions will be made under the Plan. In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that Claimholders in Impaired Classes must follow for their votes to be counted. Certain provisions of the Plan, and thus the descriptions and summaries contained herein, may be the subject of continuing negotiations among the Debtors and various parties, may not have been finally agreed upon, and may be modified. Such modifications, however, will not have a material effect on the distributions contemplated by the Plan.

         Each of AMERCO, AREC and SAC Holding is a proponent of the Plan within the meaning of Section 1129 of the Bankruptcy Code. The Plan contains separate Classes and proposes recoveries for holders of Claims against and Interests in the Debtors. After careful review of the Debtors' current business operations, estimated recoveries in a liquidation scenario, and the prospects of ongoing business, the Debtors have concluded that the recovery to the Debtors' Creditors and Interestholders will be maximized by the reorganization of AMERCO and AREC, as contemplated by the Plan.

         Specifically, the Debtors believe that their businesses and assets have significant going concern value that would not be realized in a liquidation, either in whole or in substantial part. According to the liquidation analysis prepared by management with the assistance of the Debtors' restructuring advisors, Alvarez & Marsal, Inc. ("A&M"), and the other analyses prepared by the Debtors with the assistance of A&M, the Debtors believe that the value of the Estates of the Debtors is significantly greater in the proposed reorganization than in a liquidation.

B.       NOTICE TO HOLDERS OF CLAIMS AND INTERESTS.

         This Disclosure Statement is being transmitted to certain Claimholders for the purpose of soliciting votes on the Plan, and to others for informational purposes. The purpose of this Disclosure

Statement is to provide adequate information to enable the holder of a Claim against the Debtors to make a reasonably informed decision with respect to the Plan prior to exercising the right to vote to accept or reject the Plan.

         By order entered on December 12, 2003, the Bankruptcy Court approved this Disclosure Statement as containing information of a kind and in sufficient and adequate detail to enable Claimholders that are entitled to vote on the Plan to make an informed judgment with respect to acceptance or rejection of the Plan. THE BANKRUPTCY COURT'S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE EITHER A GUARANTY OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN OR AN ENDORSEMENT OF THE PLAN BY THE BANKRUPTCY COURT.

         ALL CLAIMHOLDERS ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND ITS APPENDICIES CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING TO VOTE EITHER TO ACCEPT OR TO REJECT THE PLAN. This Disclosure Statement contains important information about the Plan, considerations pertinent to acceptance or rejection of the Plan, and developments concerning the Chapter 11 Cases.

         THIS DISCLOSURE STATEMENT AND THE OTHER MATERIALS INCLUDED IN THE SOLICITATION PACKAGE ARE THE ONLY DOCUMENTS AUTHORIZED BY THE BANKRUPTCY COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PLAN. No solicitation of votes may be made except after distribution of this Disclosure Statement, and no person has been authorized to distribute any information concerning the Debtors or the Plan other than the information contained herein.

         CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD-LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL OR FUTURE RESULTS. Except with respect to the projections set forth in Appendix 4 and Appendix 5 attached hereto (collectively, the "Projections"), and except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement. None of the Debtors, the Reorganized Debtors or SAC Holding intend to update the Projections for the purposes hereof; thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections. Further, the Debtors do not anticipate that any amendments or supplements to this Disclosure Statement will be distributed to reflect such occurrences. Accordingly, the delivery of this Disclosure Statement does not under any circumstance imply that the information herein is correct or complete as of any time subsequent to the date hereof.

         EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT AND MAY NOT HAVE BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

         THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE JOINT PLAN OF REORGANIZATION OF AMERCO AND AREC, AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT, REGARDING THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN.

         ALL CREDITORS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN AND THE EXHIBITS ANNEXED TO THE PLAN AND APPENDICES ANNEXED TO THIS DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF. IN THE EVENT OF ANY CONFLICT BETWEEN THE DESCRIPTION SET FORTH IN THIS DISCLOSURE STATEMENT AND THE TERMS OF THE PLAN, THE TERMS OF THE PLAN WILL GOVERN.

         THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE UNITED STATES BANKRUPTCY CODE AND RULE 3016(b) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NON-BANKRUPTCY LAW. THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"). NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OF THE DEBTORS AND AFFILIATES SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

         THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN DOCUMENTS RELATED TO THE PLAN, CERTAIN EVENTS IN THE CHAPTER 11 CASES, AND CERTAIN FINANCIAL INFORMATION. ALTHOUGH THE DEBTORS BELIEVE THAT SUCH SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS' MANAGEMENT, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE DEBTORS DO NOT WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

         AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT WILL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS. THIS DISCLOSURE STATEMENT WILL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING NOR WILL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST, OR CHAPTER 11 INTERESTS IN, AMERCO OR AREC, DEBTORS AND DEBTORS-IN-POSSESSION IN THESE CASES.

         NONE OF THE OTHER DIRECT AND INDIRECT SUBSIDIARIES OF AMERCO AND AREC HAVE COMMENCED CHAPTER 11 CASES OR SIMILAR PROCEEDINGS IN THIS OR ANY OTHER JURISDICTION. THESE SUBSIDIARIES, INCLUDING, WITHOUT LIMITATION, U-HAUL INTERNATIONAL, INC., U-HAUL SALES & LEASING CO., U-HAUL CO. (CANADA), LTD., OXFORD LIFE INSURANCE COMPANY AND REPUBLIC WESTERN INSURANCE

COMPANY, ARE NOT AFFECTED BY THE CHAPTER 11 CASES AND CONTINUE TO OPERATE THEIR BUSINESSES OUTSIDE OF BANKRUPTCY. IN ADDITION, ALTHOUGH SAC HOLDING IS A PROPONENT OF THE PLAN, SAC HOLDING HAS NOT, AND WILL NOT COMMENCE A CHAPTER 11 CASE OR OTHER SIMILAR PROCEEDINGS.

THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS APPOINTED IN THE AMERCO CHAPTER 11 CASE SUPPORTS CONFIRMATION AND CONSUMMATION OF THE PLAN. ACCORDINGLY, THE DEBTORS AND THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS STRONGLY URGE YOU TO VOTE TO ACCEPT THE PLAN.

C.       SUMMARY OF TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN.

         Although the Plan constitutes a joint plan of reorganization for the Debtors, the Plan does not provide for the substantive consolidation of the Debtors' Estates. The Plan contains separate classes for holders of Claims against, and Interests in, the Debtors. As required by the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified.

         The table below summarizes the classification and treatment of the principal prepetition Claims and Interests under the Plan. The classification and treatment for all Classes are described in more detail in Article V of the Plan. The table below also sets forth the Debtors' estimates of the amount of Claims that will ultimately become allowed in each Class based upon review by the Debtors of all Claims scheduled by the Debtors, consideration of the provisions of the Plan that affect the allowance of certain Claims, and a general estimate of the amount by which Allowed Claims may ultimately exceed the amount of the Claims scheduled by the Debtors. As set forth in the table below, the Plan provides for the payment in full of all Allowed Claims in each Class, and the holders of Preferred Stock, Common Stock and other Interests, and Subordinated Claims arising from Preferred and Common Stock Interests are unimpaired by the Plan.

         In addition, for certain Classes of Claims, the actual amounts of Allowed Claims could materially exceed or could be materially less than the estimated amounts shown in the table that follows. Accordingly, for these reasons, no representation can be or is being made with respect to whether the estimated percentage recoveries set forth in the table below will actually be realized by the holders of Allowed Claims in any particular Class. THE PLAN CONTEMPLATES AND PROVIDES FOR THE PAYMENT IN FULL OF ALL ALLOWED CLAIMS AGAINST THE DEBTORS. ACCORDINGLY, FOR PURPOSES OF CALCULATING ESTIMATED RECOVERIES, THE FOLLOWING TABLE DOES NOT GIVE EFFECT TO THE SUBORDINATION RIGHTS OF VARIOUS PARTIES.

         FOR A DESCRIPTION OF THE PLAN AND VARIOUS RISK AND OTHER FACTORS PERTAINING TO THE PLAN AS IT RELATES TO HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS, PLEASE SEE THE "DESCRIPTION OF THE REORGANIZATION PLAN" AND "CERTAIN FACTORS TO BE CONSIDERED," SECTIONS OF THIS DISCLOSURE STATEMENT.

CLASS         CLASS DESCRIPTION                   TREATMENT UNDER PLAN
-----         -----------------                   --------------------
 1       JP Morgan Claims               As of the Petition Date, the unpaid
                                        principal amount of the JPMorgan Claims
         (IMPAIRED; ENTITLED TO VOTE.)  was $205,000,000. The JPMorgan Claims
                                        are secured by intercompany receivables,
         ESTIMATED AMOUNT               and certain of the Debtors' subsidiaries
         OF CLAIMS: $ 153,750,000       have guaranteed the JPMorgan Claims. On
                                        or about September 10, 2003, the Debtors
         PERCENTAGE RECOVERY: 100%      made, pursuant to an order of the
                                        Bankruptcy Court, an adequate protection
                                        payment to the holders of the JPMorgan
                                        Claims in the amount of $51,250,000. The
                                        Debtors and the holders of more than
                                        two-thirds of the aggregate amount of
                                        the JPMorgan Claims have entered into
                                        the Restructuring Agreement (Revolver
                                        Lenders), which sets forth the treatment
                                        of the JPMorgan Claims under the Plan.
                                        Subject to the Debtors' compliance with
                                        the disclosure and solicitation
                                        provisions of Section 1125 of the
                                        Bankruptcy Code, the holders of the
                                        JPMorgan Claims that are parties to the
                                        Restructuring Agreement (Revolver
                                        Lenders), have agreed to vote to accept
                                        the Plan. On the Effective Date, the
                                        holders of the JPMorgan Claims will
                                        receive, in full and final satisfaction
                                        of the JPMorgan Claims, their Pro Rata
                                        portion of: (a) Cash in the amount of
                                        $71,750,000; (b) Cash in an amount equal
                                        to any and all accrued but unpaid
                                        interest on the principal amount
                                        outstanding under the JPMorgan Chase
                                        Credit Facility up to and including the
                                        Effective Date, payable at the
                                        non-default rate of interest under the
                                        JPMorgan Chase Credit Facility, plus
                                        reasonable costs and expenses, including
                                        professional fees, recoverable
                                        thereunder; (c) $48,400,000 in aggregate
                                        principal amount of the New Term Loan A
                                        Notes issued pursuant to the Exit
                                        Financing Facility; and (d) $33,600,000
                                        in aggregate principal amount of the New
                                        Term Loan B Notes issued pursuant to the
                                        New Term Loan B Notes Indenture. If the
                                        Debtors do not comply with the
                                        syndication terms in the Restructuring
                                        Agreement (Revolver Lenders) by
                                        arranging for the placement of at least
                                        $20,000,000 in New Term Loan B Notes to
                                        unrelated third party market
                                        participants, then the holders of the
                                        JPMorgan Claims will receive an
                                        additional $33,600,000 in New Term Loan
                                        A Notes in lieu of any distribution of
                                        New Term Loan B Notes, which will result
                                        in a reduction in the amount of Cash to
                                        be paid to the holders of Allowed Claims
                                        in Class 7 under the Plan. The Debtors
                                        anticipate complying with the
                                        syndication terms in the Restructuring
                                        Agreement (Revolver Lenders), having
                                        obtained commitment letters for the
                                        placement of $30,000,000 in New Term
                                        Loan B Notes to unrelated third party
                                        market participants.

 2       Other Priority Claims          Other Priority Claims are primarily
                                        claims, if any, held by current and
         (UNIMPAIRED; DEEMED TO         former employees of the Debtors for
         ACCEPT.)                       unpaid wages, salaries, bonuses,
                                        severance pay, vacation pay, and other
         ESTIMATED AMOUNT               unpaid employee benefits. The Debtors
                                        believe that there are no valid Other
                                        Priority Claims. However, in the event
                                        there are any Allowed Other Priority
                                        Claims, the Debtors or Reorganized
                                        Debtors, as

CLASS           CLASS DESCRIPTION               TREATMENT UNDER PLAN
-----           -----------------               --------------------
         OF CLAIMS:               $0    applicable, will either pay such claims
         PERCENTAGE RECOVERY:    N/A    in full in Cash or, if necessary, agree
                                        with the claimholder to some other
 3       3(a) Citibank Secured Claim    mutually agreeable compensation
         and 3(b) Citibank Guaranty     arrangement.
         Claim
                                        Claims in Class 3 consist
         (IMPAIRED; ENTITLED TO VOTE;   of a separate subclass for the Citibank
         SUBJECT TO ALTERNATIVE         Secured Claim and the Citibank Guaranty
         TREATMENT.)                    Claim, and arise out of a synthetic
                                        lease facility with AREC. Although title
         ESTIMATED AMOUNT OF            to the real property subject to the
         CLAIMS:         $101,000,000   synthetic lease facility is in the name
         PERCENTAGE RECOVERY:     100%  of a special purpose entity, for
                                        purposes of the Chapter 11 Cases, the
                                        Citibank Secured Claim is treated as a
                                        Secured Claim. AMERCO has guaranteed the
                                        Citibank Secured Claim. During the
                                        Chapter 11 Cases, the holders of the
                                        Citibank Secured Claim have stipulated
                                        that the value of the real property
                                        subject to the synthetic lease facility
                                        exceeds the amount of the Citibank
                                        Secured Claim. The Debtors are actively
                                        pursuing a transaction (defined in the
                                        Plan as the Carey Sale Transaction)
                                        which, if consummated, would involve a
                                        sale of the real property subject to the
                                        synthetic lease facility, and payment in
                                        full of the Citibank Secured Claim.
                                        There can be no assurance that the Carey
                                        Sale Transaction will be consummated
                                        prior to the Effective Date of the Plan.
                                        As a result, the Plan provides for the
                                        following alternative treatments of the
                                        Citibank Secured Claim, each of which
                                        will be in full and final satisfaction
                                        of the Citibank Secured Claim:

                                           - Carey Sale Transaction closes and
                                        holders of Citibank Secured Claim and
                                        Citibank Guaranty Claim vote to accept
                                        the Plan. On or before the Effective
                                        Date of the Plan, the Citibank Secured
                                        Claimholders will receive an amount of
                                        Cash from the Carey Sale Proceeds
                                        equivalent to the amount of the Allowed
                                        Citibank Secured Claim, excluding
                                        therefrom, if applicable, any fine,
                                        penalty, interest or cost arising from
                                        or related to a default under the
                                        Citibank Master Lease, provided that:
                                        (i) the Carey Sale Agreement has been
                                        approved by a Final Order of the
                                        Bankruptcy Court on or before the
                                        Effective Date; (ii) the Carey Sale
                                        Transaction closes in accordance with
                                        the Carey Sale Agreement, including the
                                        payment of the Carey Sale Proceeds, on
                                        or before the Effective Date; and (iii)
                                        holders of the Citibank Secured Claim in Class 3(a) and the Citibank Guaranty
                                        Claim in Class 3(b) have voted to accept the Plan by the statutory prerequisites for such acceptance set forth in Section
                                        1126 of the Bankruptcy Code. In the
                                        event the Citibank Secured Claim
                                        receives this treatment under the Plan,
                                        the Citibank Guaranty Claim, to the
                                        extent such Claim is an Allowed Claim,
                                        will be deemed satisfied in full.

                                           - Carey Sale Transaction does not
                                        close and holders of Citibank Secured
                                        Claim and Citibank Guaranty Claim vote
                                        to accept the Plan. Reorganized AREC
                                        will, on the Effective Date of the Plan, execute and deliver the Restated
                                        Citibank Master

CLASS           CLASS DESCRIPTION                TREATMENT UNDER PLAN
-----           -----------------                --------------------
                                        Lease, and Reorganized AMERCO will, on
                                        the Effective Date of the Plan, execute
                                        and deliver the New Citibank Guaranty.
                                        In the event the Citibank Secured Claim
                                        receives this treatment under the Plan,
                                        the holders of the Citibank Guaranty
                                        Claim will receive in full satisfaction,
                                        release and discharge of the Citibank
                                        Guaranty Claim, to the extent such Claim
                                        is an Allowed Claim, the New Citibank
                                        Guaranty, which will be executed and
                                        delivered by Reorganized AMERCO on the
                                        Effective Date.

                                           - Carey Sale Transaction does not
                                        close and holders of Citibank Secured
                                        Claim and Citibank Guaranty Claim vote
                                        to reject the Plan. The Debtors reserve
                                        the right, in their sole discretion,
                                        either to: (i) surrender to the Citibank
                                        Claimholders all of their right, title
                                        and interest in and to the Citibank
                                        Properties in full and final
                                        satisfaction of all Claims arising under or related to the Citibank Master Lease, together with Cash in an amount equivalent to the Unsecured Deficiency
                                        Claim, if any such Claim exists, of the
                                        Citibank Claimholders as determined by a Final Order of the Bankruptcy Court pursuant to the Citibank Valuation
                                        Hearing; (ii) provide for the treatment
                                        of the Citibank Secured Claim in
                                        accordance with the alternative
                                        treatment set forth in Article 5.3(a)(i) and (a)(ii) of the Plan; or (iii) provide such other treatment of the Citibank Secured Claim that complies with Section 1129(b) of the Bankruptcy
                                        Code. If the Bankruptcy Court
                                        determines, as part of the Citibank
                                        Valuation Hearing, that the value of the Citibank Properties exceeds the amount of the Allowed Citibank Secured Claim, and the Debtors have selected the alternative treatment set forth in
                                        Article 5.3(a)(iii) of the Plan, the
                                        holders of the Citibank Secured Claim
                                        will pay in Cash to the Debtors the
                                        amount of the excess value. In the event the Citibank Secured Claim receives this treatment under the Plan, the Citibank
                                        Guaranty Claim, to the extent such Claim is an Allowed Claim, will be deemed satisfied in full.

4        4(a) BMO Secured Claim and     Claims in Class 4 consist of a separate
         4(b) BMO Guaranty Claim        subclass for the BMO Secured Claim and
                                        the BMO Guaranty Claim, and arise out of
         (IMPAIRED; ENTITLED TO VOTE;   a synthetic lease facility with AREC and
         SUBJECT TO ALTERNATIVE         U-Haul. Although title to the real
         TREATMENT.)                    property subject to the synthetic lease
                                        facility is in the name of a special
         ESTIMATED AMOUNT OF            purpose entity, for purposes of the
         CLAIMS:         $149,000,000   Chapter 11 Cases, the BMO Secured Claim
                                        is treated as a Secured Claim. AMERCO
         PERCENTAGE RECOVERY:     100%  has guaranteed the BMO Secured Claim.
                                        During the Chapter 11 Cases, the holders
                                        of the BMO Secured Claim have stipulated
                                        that the value of the real property
                                        subject to the synthetic lease facility
                                        exceeds the amount of the BMO Secured
                                        Claim. The Debtors are actively pursuing
                                        a transaction (defined in the Plan as
                                        the Carey Sale Transaction) which, if
                                        consummated, would involve a sale of the
                                        real property subject to the synthetic
                                        lease facility, and payment in full of
                                        the BMO Secured Claim. There can be no
                                        assurance that the Carey Sale

CLASS          CLASS DESCRIPTION                TREATMENT UNDER PLAN
-----          -----------------                --------------------
                                        Transaction will be consummated prior to
                                        the Effective Date of the Plan. As a
                                        result, the Plan provides for the
                                        following alternative treatments of the
                                        BMO Secured Claim, each of which will be
                                        in full and final satisfaction of the
                                        BMO Secured Claim:

                                           - Carey Sale Transaction closes and
                                        holders of BMO Secured Claim and BMO
                                        Guaranty Claim vote to accept the Plan.
                                        On or before the Effective Date of the
                                        Plan, the BMO Secured Claimholders will
                                        receive an amount of Cash from the Carey
                                        Sale Proceeds equivalent to the amount
                                        of the Allowed BMO Secured Claim,
                                        excluding therefrom, if applicable, any
                                        fine, penalty, interest or cost arising
                                        from or related to a default under the
                                        BMO Master Lease, provided that: (i) the
                                        Carey Sale Agreement has been approved
                                        by a Final Order of the Bankruptcy Court on or before the Effective Date; (ii) the Carey Sale Transaction closes in accordance with the Carey Sale
                                        Agreement, including the payment of the
                                        Carey Sale Proceeds, on or before the
                                        Effective Date; and (iii) the holders of the BMO Secured Claim in Class 4(a) and the BMO Guaranty Claim in Class 4(b) have voted to accept the Plan by the statutory prerequisites for such acceptance set forth in Section 1126 of the Bankruptcy Code. In the event the BMO Secured Claim receives this treatment under the Plan, the BMO
                                        Guaranty Claim, to the extent such Claim is an Allowed Claim, will be deemed satisfied in full.

                                           - Carey Sale Transaction does not
                                        close and holders of BMO Secured Claim
                                        and BMO Guaranty Claim vote to accept
                                        the Plan. Reorganized AREC will, on the
                                        Effective Date of the Plan, execute and
                                        deliver the Restated BMO Master Lease,
                                        and Reorganized AMERCO will, on the
                                        Effective Date of the Plan, execute and
                                        deliver the New BMO Guaranty. In the
                                        event the BMO Secured Claim receives
                                        this treatment under the Plan, the
                                        holders of the BMO Guaranty Claim will
                                        receive in full satisfaction, release
                                        and discharge of the BMO Guaranty Claim, to the extent such Claim is an Allowed
                                        Claim, the New BMO Guaranty, which will
                                        be executed and delivered by Reorganized
                                        AMERCO on the Effective Date.

                                           - Carey Sale Transaction does not
                                        close and holders of BMO Secured Claim
                                        and BMO Guaranty Claim vote to reject
                                        the Plan. The Debtors reserve the right, in their sole discretion, either to: (i) surrender to the BMO Secured
                                        Claimholders all of their right, title
                                        and interest in and to the BMO
                                        Properties in full and final
                                        satisfaction of all Claims arising under or related to the BMO Master Lease, together with Cash in an amount equivalent to the Unsecured Deficiency
                                        Claim, if any such Claim exists, of the
                                        BMO Claimholders as determined by a
                                        Final Order of the Bankruptcy Court
                                        pursuant to the BMO Valuation Hearing;
                                        (ii) provide for the treatment of the
                                        BMO Secured Claim in accordance with the alternative treatment set forth in
                                        Article

CLASS          CLASS DESCRIPTION                 TREATMENT UNDER PLAN
-----          -----------------                 --------------------
                                        5.4(a)(i) and (a)(ii) of the Plan; or
                                        (iii) provide such other treatment of
                                        the BMO Secured Claim that complies with
                                        Section 1129(b) of the Bankruptcy Code.
                                        If the Bankruptcy Court determines, as
                                        part of the BMO Valuation Hearing, that
                                        the value of the BMO Properties exceeds
                                        the amount of the Allowed BMO Secured
                                        Claim, and the Debtors have selected the
                                        alternative treatment set forth in
                                        Article 5.4(a)(iii) of the Plan, the
                                        holders of the BMO Secured Claim will
                                        pay in Cash to the Debtors the amount of
                                        the excess value. In the event the BMO
                                        Secured Claim receives this treatment
                                        under the Plan, the BMO Guaranty Claim,
                                        to the extent such Claim is an Allowed
                                        Claim, will be deemed satisfied in full.

5        Other Unsecured Claims         Other Unsecured Claims include any and
                                        all Claims against the Debtors as of the
         (UNIMPAIRED; DEEMED TO         Petition Date not secured by a charge
         ACCEPT.)                       against, an interest in or lien on
                                        property in which a Debtor's Estate has
         ESTIMATED AMOUNT OF            an interest or that is subject to setoff
         CLAIMS:           $3,000,000   under Section 553 of the Bankruptcy
                                        Code, excluding therefrom Priority
         PERCENTAGE RECOVERY:     100%  Claims, AMERCO Unsecured Claims and
                                        Claims with respect to AMERCO/AREC
                                        Guaranty Obligations. Each holder of an
                                        Allowed Other Unsecured Claim, once they
                                        become Allowed Claims, will receive the
                                        payment of Cash equal to the amount of
                                        such holders' Allowed Class 5 Other
                                        Unsecured Claim upon the later to occur
                                        of: (i) the Effective Date, (ii) the
                                        date upon which such Allowed Other
                                        Unsecured Claim would be paid in the
                                        ordinary course of the Debtors or
                                        Reorganized Debtor's business, or (iii)
                                        such other date as the holder of the
                                        Allowed Class 5 Other Unsecured Claim
                                        will have agreed.

6        AREC Note Claims               AREC Note Claims are general unsecured
                                        claims against AREC and include any
         (IMPAIRED; ENTITLED TO VOTE.)  Claim arising under, from, or relating to the following: (a) the $95,000,000
         ESTIMATED AMOUNT OF            original principal amount of Senior
         CLAIMS:         $100,000,000   Secured Notes, Series A, due April 30,
                                        2012; and (b) the $5,000,000 original
         PERCENTAGE RECOVERY:     100%  principal amount of Senior Notes, Series
                                        B, due April 30, 2007, each issued by
                                        AREC under those certain Note Purchase
                                        Agreements, each dated March 15, 2002,
                                        as amended or modified from time to
                                        time, between AREC and the holders of
                                        the Series A and Series B Notes. AMERCO
                                        has guaranteed the AREC Note Claims. On
                                        August 12, 2003, the holders of the AREC
                                        Note Claims and AREC entered into the
                                        Restructuring Agreement (AREC
                                        Noteholders), which sets forth the
                                        treatment of the AREC Note Claims under
                                        the Plan. Subject to the Debtors'
                                        compliance with the disclosure and
                                        solicitation provisions of Section 1125
                                        of the Bankruptcy Code, the holders of
                                        the AREC Note Claims have agreed to vote
                                        to accept the Plan. On the Effective
                                        Date, the AREC Note Claimholders will
                                        receive, in full satisfaction,
                                        settlement, release, and discharge of,
                                        and in exchange for, their AREC Note
                                        Claims, a Pro Rata portion of: (a)

CLASS         CLASS DESCRIPTION                 TREATMENT UNDER PLAN
-----         -----------------                 --------------------
                                        Cash in the amount of $65,000,000; (b)
                                        Cash in an amount equal to the sum of
                                        (i) any and all accrued but unpaid
                                        interest on the AREC Notes from October
                                        15, 2002 up to but not including the
                                        AREC Petition Date, payable at the
                                        default rate of interest under the AREC
                                        Notes, and (ii) any and all accrued and
                                        unpaid interest under the AREC Notes
                                        from the AREC Petition Date up to but
                                        not including the Effective Date,
                                        payable at the non-default rate of
                                        interest under the AREC Notes; (c)
                                        $18,600,000 in aggregate principal
                                        amount of the New Term Loan A Notes
                                        issued pursuant to the Exit Financing
                                        Facility; and (d) $16,400,000 in
                                        aggregate principal amount of the New
                                        Term Loan B Notes issued pursuant to the
                                        New Term Loan B Notes Indenture. If the
                                        Debtors do not comply with the
                                        syndication terms in the Restructuring
                                        Agreement (AREC Noteholders) by
                                        arranging for the placement of at least
                                        $20,000,000 in New Term Loan B Notes to
                                        unrelated third party market
                                        participants, the holders of the AREC
                                        Note Claims will receive an additional
                                        $16,400,000 in New Term Loan A Notes in
                                        lieu of any distribution of New Term
                                        Loan B Notes, which will result in a
                                        reduction of the amount of Cash to be
                                        paid to the holders of Allowed Claims in
                                        Class 7 under the Plan. The Debtors
                                        anticipate complying with the
                                        syndication terms in the Restructuring
                                        Agreement (AREC Noteholders), having
                                        obtained commitment letters for the
                                        placement of $30,000,000 in New Term
                                        Loan B Notes to unrelated third party
                                        market participants.

7        AMERCO Unsecured Claims        AMERCO Unsecured Claims include any
                                        Claim arising under, from or relating to
         (IMPAIRED; ENTITLED TO VOTE.)  the following: (a) the AMERCO Notes; (b)
                                        the BBATs; (c) the Terminated Swaps; (d)
         ESTIMATED AMOUNT OF            the JPMorgan Support Party Obligation;
         CLAIMS:         $715,000,000   and (e) Post-Petition Interest on such
                                        AMERCO Unsecured Claims, but only to the
         PERCENTAGE RECOVERY:     100%  extent the Bankruptcy Court determines
                                        that such Post-Petition interest will be
                                        included as an Allowed Class 7 Claim.
                                        Upon the occurrence of the Effective
                                        Date, each holder of an Allowed AMERCO
                                        Unsecured Claim will receive, in full
                                        satisfaction, settlement, release, and
                                        discharge of, and in exchange for, such
                                        AMERCO Unsecured Claims such holder's
                                        Pro Rata portion of the following: (a)
                                        Cash in the amount of $191,000,000,
                                        provided, however, that the amount of
                                        Cash will be increased by the same
                                        amount, if any, by which the principal
                                        amount of New Term Loan B Notes
                                        distributed to the AMERCO Unsecured
                                        Claimholders is less than $200,000,000
                                        (provided that the Cash to be
                                        distributed to holders of Allowed Class
                                        7 Claims (i) will not exceed 35% of the
                                        aggregate amount of such Allowed Claims,
                                        and (ii) will be decreased, to the
                                        extent necessary, to provide the
                                        Reorganized Debtors with minimum
                                        availability under the Exit Financing
                                        Facility of $80,000,000 as of the
                                        Effective Date); (b) the SAC Holding
                                        Senior Notes in the principal amount of
                                        $200,000,000; (c) the New Term Loan B
                                        Notes in the principal amount of
                                        $200,000,000 (provided, however, that
                                        the amount of the New Term Loan B Notes

CLASS           CLASS DESCRIPTION                TREATMENT UNDER PLAN
-----           -----------------                --------------------
                                        distributed to the AMERCO Unsecured
                                        Claimholders will be decreased by the
                                        sum of: (i) the New Term Loan B Notes
                                        distributed to the AREC Note
                                        Claimholders and the holders of the
                                        JPMorgan Claims as a result of the
                                        satisfaction by the Debtors of the
                                        JPMorgan Syndication Terms and the AREC
                                        Syndication Terms as provided in Article
                                        5.1 and Article 5.6 of the Plan; and
                                        (ii) the amount of New Term Loan B Notes
                                        syndicated by the Debtors to unrelated
                                        third-party market participants); and
                                        (d) the New AMERCO Notes. The Debtors
                                        anticipate satisfying the JPMorgan
                                        Syndication Terms and the AREC
                                        Syndication Terms, having obtained
                                        commitment letters for the placement of
                                        $30,000,000 in New Term Loan B Notes to
                                        unrelated third party market
                                        participants. This syndication will
                                        result in an increase in the Cash
                                        distributions to holders of Allowed
                                        Class 7 Claims from $191,000,000 to
                                        approximately $250,000,000.

8        Oxford Note Claims             Oxford Note Claims include all Claims
                                        arising under, from or relating to the
         (UNIMPAIRED; DEEMED TO         financial accommodations made available
         ACCEPT.)                       to AMERCO by Oxford as evidenced by: (a)
                                        that certain $15,000,000 Promissory
         ESTIMATED AMOUNT OF            Note, dated June 27, 2002, issued by
         CLAIMS:          $17,500,000   AMERCO to Oxford; (b)that certain
                                        $1,700,000 Promissory Note, dated June
         PERCENTAGE RECOVERY:     100%  27, 2002, issued by AMERCO to Christian
                                        Fidelity Life Insurance Company; and (c)
                                        that certain $800,000 Promissory Note,
                                        dated June 27, 2002, issued by AMERCO to
                                        North American Insurance Agency. On the
                                        Effective Date, the Allowed Oxford Note
                                        Claims will be paid in full in Cash.

9        Miscellaneous Secured Claims   Miscellaneous Secured Claims consist
                                        primarily of real property taxes that,
         (UNIMPAIRED; DEEMED TO         by operation of law, are secured by a
         ACCEPT.)                       lien upon real property. Miscellaneous
                                        Secured Claims include all Secured
         ESTIMATED AMOUNT OF            Claims against the Debtors, except the
         CLAIMS:           $500,000     Citibank Secured Claim, the BMO Secured
                                        Claim and the Claims under the JPMorgan
         PERCENTAGE RECOVERY:   100%    Chase Credit Facility. Under the Plan,
                                        on the Effective Date, the legal,
                                        equitable and contractual rights of
                                        holders of Allowed Class 9 Claims will
                                        be Reinstated, and all pre-petition
                                        liens on property of any Debtor held by
                                        or on behalf of the Miscellaneous
                                        Secured Claimholder with respect to such
                                        Claims will survive the Effective Date
                                        and continue in accordance with the
                                        contractual terms of the underlying
                                        agreements with such Claimholders until,
                                        as to each Claimholder, the Allowed
                                        Claims of such Miscellaneous Secured
                                        Claimholder are paid in full. This
                                        treatment will not impair the
                                        Reorganized Debtors' right to contest or
                                        otherwise defend against such Claims in
                                        the appropriate forum when and if such
                                        Claim is sought to be enforced by the
                                        Miscellaneous Secured Claimholder.

CLASS            CLASS DESCRIPTION                TREATMENT UNDER PLAN
-----            -----------------                --------------------
10       Intercompany Claims            Intercompany Claim means a Claim by a
                                        Debtor, an Affiliate of a Debtor, or a
         (UNIMPAIRED; DEEMED TO         non-Debtor Affiliate against another
         ACCEPT.)                       Debtor, Affiliate of a Debtor, or
                                        non-Debtor Affiliate. The Plan will not
         ESTIMATED AMOUNT OF            alter, impair or discharge any Allowed
         CLAIMS:                N/A     Intercompany Claims.

         PERCENTAGE RECOVERY:   N/A

11       AMERCO/AREC Guaranty           AMERCO/AREC Guaranty Obligations means
         Obligations                    those obligations of the Debtors
                                        guarantying the obligations of certain
         (UNIMPAIRED; DEEMED TO         of their direct and indirect
         ACCEPT.)                       subsidiaries, as set forth in Exhibit F
                                        to the Plan. Unless otherwise
         ESTIMATED AMOUNT OF            specifically provided for in the Plan,
         CLAIMS:                N/A     on the Effective Date, the AMERCO/AREC
                                        Guaranty Obligations will be deemed
         PERCENTAGE RECOVERY:   N/A     Reinstated, and any non-monetary default
                                        in the primary obligations underlying
                                        the AMERCO/AREC Guaranty Obligations
                                        arising out of or related to the
                                        commencement by the Debtors of the
                                        Chapter 11 Cases, will be deemed Cured.

12       12(a) Preferred Stock          Preferred Stock Interests include the
         Interests and 12(b)            outstanding shares of the Series A
         Subordinated Claims            8-1/2% Preferred Stock, no par value, of
         (Preferred)                    AMERCO as set forth in the Restated
                                        Articles of Incorporation, as amended,
         (UNIMPAIRED; DEEMED TO         together with all rights arising
         ACCEPT.)                       thereunder, including, without
                                        limitation, unpaid dividends. The Plan
         ESTIMATED AMOUNT OF            does not alter or otherwise impair any
         CLAIMS:               0        of the Allowed Preferred Stock
                                        Interests. Subordinated Claims
         PERCENTAGE RECOVERY: N/A       (Preferred) means any Claim with respect
                                        to a Preferred Stock Interest
                                        subordinated pursuant to Section 510 of
                                        the Bankruptcy Code. Under the Plan, and
                                        Section 510 of the Bankruptcy Code,
                                        Subordinated Claims (Preferred) will be
                                        subordinated to the Allowed Claims of
                                        Creditors in Classes 1 through 11 under
                                        the Plan, but will be pari passu with
                                        Allowed Preferred Stock Interests in
                                        Class 12(a) under the Plan. To the
                                        extent a Subordinated Claim (Preferred)
                                        becomes an Allowed Claim, either by
                                        agreement between the Reorganized
                                        Debtors and the holder of such
                                        Subordinated Claim (Preferred), or by
                                        Final Order of the Bankruptcy Court or
                                        other court of competent jurisdiction,
                                        such Allowed Subordinated Claim
                                        (Preferred) will be satisfied in Cash in
                                        full by the Reorganized Debtors or on
                                        such other terms as to which the
                                        Reorganized Debtors and the holder of an
                                        Allowed Subordinated Claim (Preferred)
                                        will have agreed to in writing.

13       13 (a) Existing Common Stock   Existing Common Stock means shares of
         and Other Interests and 13(b)  common stock, par value $0.25 per share,
         Subordinated Claims (Common)   of AMERCO that are authorized, issued
                                        and outstanding prior to the Effective
         (UNIMPAIRED; DEEMED TO         Date. Other Interests means the
         ACCEPT.)                       preferred share purchase rights issued
                                        by AMERCO pursuant to that certain
                                        stock-holder rights plan adopted by the
                                        Board of Directors of AMERCO in July
                                        1998, with each such

CLASS            CLASS DESCRIPTION                TREATMENT UNDER PLAN
-----            -----------------                --------------------
         ESTIMATED AMOUNT OF            right entitling its holder to purchase
         CLAIMS:               0        from AMERCO one one-hundredth of a share
         PERCENTAGE RECOVERY: N/A       of Series C Junior Participation
                                        Preferred Stock (Series C), no par value
                                        per share of AMERCO, at a price of
                                        $132.00 per one one-hundredth (1/100th)
                                        of a share of Series C, subject to
                                        adjustment. The Plan does not alter or
                                        otherwise impair the Allowed Existing
                                        Common Stock and Other Interests.
                                        Subordinated Claims (Common) means any
                                        Claim with respect to a Common Stock
                                        Interest or Other Interest subordinated
                                        pursuant to Section 510 of the
                                        Bankruptcy Code. Under the Plan, and
                                        Section 510 of the Bankruptcy Code,
                                        Subordinated Claims (Common) will be
                                        subordinated to the Allowed Claims in
                                        Classes 1 through 12 of the Plan, but
                                        will be par; passu with Allowed Common
                                        Stock Interests in Class 13(a) under the
                                        Plan. To the extent a Subordinated Claim
                                        (Common) becomes an Allowed Claim,
                                        either by agreement between the
                                        Reorganized Debtors and the holder of
                                        such Subordinated Claims (Common), or by
                                        Final Order of the Bankruptcy Court or
                                        other court of competent jurisdiction,
                                        such Allowed Subordinated Claim (Common)
                                        will be satisfied in Cash in full by the
                                        Reorganized Debtors or on such other
                                        terms as to which the Reorganized
                                        Debtors and the holder of an Allowed
                                        Subordinated Claim (Common) will have
                                        agreed to in writing.

 14      Subsidiary Interests           Subsidiary Interests means,
                                        collectively, the issued and outstanding
         (UNIMPAIRED; DEEMED TO         shares of stock of AMERCO's Subsidiaries
         ACCEPT.)                       including AREC, directly or indirectly
                                        owned by AMERCO as of the Petition Date.
         ESTIMATED AMOUNT OF            The Plan does not alter or otherwise
         CLAIMS:                0       impair the Subsidiary Interests.
         PERCENTAGE RECOVERY: N/A

D.       GENERAL VOTING PROCEDURES, BALLOTS, AND VOTING DEADLINE.

         Accompanying this Disclosure Statement are, among other things, copies of (1) the Plan (Appendix 1 hereto, separately filed in these Cases); (2) the notice of, among other things, the time for submitting Ballots to accept or reject the Plan; the date, time and place of the hearing to consider the confirmation of the Plan and related matters, and the time for filing objections to the confirmation of the Plan (the "Confirmation Hearing Notice"); and (3) if you are entitled to vote, one or more Ballots (and return envelopes) to be used by you in voting to accept or to reject the Plan.

         After carefully reviewing the Plan, this Disclosure Statement, and (if you are entitled to vote) the detailed instructions accompanying your Ballot, please indicate your acceptance or rejection of the Plan by checking the appropriate box on the enclosed Ballot. Please complete and sign your original Ballot (copies will not be accepted) and return it in the envelope provided. You must provide all of the information requested by the appropriate Ballot. Failure to do so may result in the disqualification of your vote on such Ballot. Each Ballot has been coded to reflect the Class of Claims it represents.

Accordingly, in voting to accept or reject the Plan, you must use only the coded Ballot or Ballots sent to you with this Disclosure Statement.

         In order for your vote to be counted, your Ballot must be properly completed as set forth above and in accordance with the voting instructions on the Ballot and ACTUALLY RECEIVED no later than January 20, 2004 at 4:00 p.m. (prevailing Eastern time) (the "Voting Deadline") by the Voting Agent responsible for collecting Ballots pertaining to your claim. The Trumbull Group is the Voting Agent for all claimholders voting on the plan. Your Ballot contains the contact information for the Voting Agent. The contact information for the Voting Agent is also listed below.

         BALLOTS RECEIVED AFTER THE VOTING DEADLINE WILL NOT BE COUNTED. BALLOTS SHOULD NOT BE DELIVERED DIRECTLY TO THE DEBTORS, THE BANKRUPTCY COURT, THE STATUTORY COMMITTEES OR COUNSEL TO THE DEBTORS OR COUNSEL TO THE STATUTORY COMMITTEES.

QUESTIONS ABOUT VOTING PROCEDURES

         If (1) you have any questions about: (a) the procedure for voting your Claim, (b) the packet of materials that you have received, or (c) the amount of your Claim holdings; or (2) you wish to obtain an additional copy of the Plan, this Disclosure Statement, or any exhibits to such documents please contact:

For claims NOT involving Debt           For claims involving Debt Securities
Securities:                             only:

THE TRUMBULL GROUP                      INNISFREE M&A INCORPORATED
P.O. Box 721 (Attn: AMERCO)             501 Madison Avenue, 20th Floor
Windsor, Connecticut 06095       OR     New York, NY 10022
Attn: Ronnie Kryjak                     Attn: AMERCO
Telephone: (860) 687-3965               Telephone: (877) 750-2689
e-mail: rkryjak@trumbullgroup.com       [Banks and Brokers call (212) 750-5833]

         For further information and instructions on voting to accept or reject the Plan, see Article XVII-VOTING REQUIREMENTS OF THE PLAN.

E.       CONFIRMATION HEARING AND DEADLINE FOR OBJECTIONS TO CONFIRMATION.

         Pursuant to Section 1128 of the Bankruptcy Code and Federal Rule of Bankruptcy Procedure 3017(c), the Bankruptcy Court has scheduled the Confirmation Hearing to begin on February 2, 2004, at 9:30 a.m. (prevailing Pacific time) before the Honorable Gregg W. Zive, United States Bankruptcy Judge, at the C. Clifton Young Federal Building, 300 Booth Street, Courtroom 1, Reno, Nevada 89509. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be filed with the Clerk of the Bankruptcy Court and served so that they are ACTUALLY RECEIVED on or before January 16, 2004, at 4:00 p.m. (prevailing Pacific time) by:

COUNSEL TO THE DEBTORS:                 THE UNITED STATES TRUSTEE:

SQUIRE, SANDERS & DEMPSEY L.L.P.        OFFICE OF THE UNITED STATES TRUSTEE
Two Renaissance Square                  300 Booth Street, Room 2129
40 North Central Avenue, Suite 2700     Reno,NV 89509
Phoenix, Arizona 85004                  Attn: Nicholas Strozza
Attention: Craig D. Hansen, Esq.        Telephone: (775) 784-5335

COUNSEL FOR THE PRE-PETITION LENDERS       COUNSEL TO THE AREC NOTEHOLDERS:

SKADDEN, ARPS, SLATE, MEAGHER &            MCDERMOTT, WILL & EMERY
  FLOM LLP                                 227 West Monroe Street
300 South Grand Avenue                     Chicago, Illinois 60606
Los Angeles, California 90071-3144         Attention: Nathan Coco, Esq.
Attention: Richard B. Levin, Esq.

COUNSEL TO THE CREDITORS' COMMITTEE:       COUNSEL TO THE EQUITY COMMITTEE:

MILBANK, TWEED, HADLEY & MCCLOY LLP        STUTMAN, TREISTER & GLATT PC
601 South Figueroa Street
Los Angeles, California 90017              1901 Avenue of the Stars, 12th Floor
Attention: Paul S. Aronzon, Esq.           Los Angeles, California 90067
                                           Attention: Charles D. Axelrod, Esq.


         THE DEBTORS AND THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS BELIEVE THAT THE PLAN PROVIDES THE BEST RECOVERIES POSSIBLE FOR THE HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS, AS APPLICABLE. THE DEBTORS AND THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS STRONGLY RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

                      II. BACKGROUND OF THE PLAN PROPONENTS

A.       OVERVIEW OF BUSINESS OPERATIONS.

         AMERCO is a Nevada corporation and is the holding company for U-Haul International. Inc. "U-Haul"), AREC, RepWest and Oxford Life Insurance Company ("Oxford"). AMERCO's executive offices are located at 1325 Airmotive Way, Suite 100, Reno, Nevada 89502-3239, and the telephone number is (775) 688-6300. AMERCO has four industry segments represented by Moving and Storage Operations (U-Haul), Real Estate Operations (AREC). Property and Casualty Insurance (RepWest) and Life Insurance (Oxford).

         U-Haul was founded in 1945 under the name "U-Haul Trailer Rental Company'". From 1945 to 1974, U-Haul rented trailers and, starting in 1959, trucks on a one-way and In-Town(R) basis, exclusively through independent dealers. Since 1974, U-Haul has developed a network of rental centers (U-Haul Centers) through which U-Haul also rents its trucks and trailers and provides related products and services (e.g., the sale and installation of hitches, as well as the sale of boxes and other moving and storage supplies). At March 31, 2003, U-Haul's distribution network included 1,350 centers operated by AMERCO or one of its Affiliates and 14,274 independent dealers.

         Throughout the 1990's, AMERCO began to exploit synergies with U-Haul's truck and trailer rental business by aggressively pursuing the expansion of its self-storage business, and established SAC Holding and its subsidiaries, as a vehicle to finance a portion of this expansion. Self-storage properties are owned by various subsidiaries of SAC Holding, and are managed by U-Haul, for a management fee, under property management agreements. SAC Holding financed the purchase of the self-storage properties through various combinations of senior loans from third-party lenders and borrowings from AMERCO. In this regard, AMERCO and its subsidiaries have made significant loans to SAC Holding and are entitled to participate in SAC Holding's excess cash flow (after senior debt service). Mark V. Shoen, a significant shareholder of AMERCO and executive officer of U-Haul, owns substantially all of the equity interest of SAC Holding. AMERCO does not have an equity ownership interest in SAC Holding. AMERCO is not liable for the debts of SAC Holding and there are no default provisions in AMERCO's indebtedness that cross-default to SAC Holding's obligations, nor are there provisions in SAC Holding's indebtedness that cross-default to the obligations of AMERCO or its Subsidiaries.

Moving and Storage Operations.

         Moving and self-storage operations consist of the rental of equipment such as trucks and trailers, the sale of moving and storage supplies such as boxes, tape and rope, and the rental of self-storage spaces to both moving and storage customers. Operations are conducted using the registered tradename U-Haul(R) throughout the United States and Canada.

         The U-Haul business strategy remains focused on do-it-yourself moving and self-storage customers. U-Haul believes that customer access, in terms of truck or trailer availability and proximity of rental locations, is critical to its success. Under the U-Haul name, AMERCO's strategy is to offer, in an integrated manner over an extensive and geographically diverse network of 15,624 AMERCO operated Centers and independent dealers, a wide range of products and services to do-it-yourself moving and self-storage customers.

         Moving Operations

         U-Haul has a variety of product offerings. Rental trucks are designed with do-it-yourself customers in mind. U-Haul trailers are suited to the low profile of many newly manufactured automobiles. As of March 31, 2003, the U-Haul rental equipment fleet consisted of approximately 92,000 trucks, 73,000 trailers and 19,000 tow dollies. Additionally, U-Haul provides support items such as furniture pads, utility dollies and handtrucks.

         Independent dealers receive U-Haul equipment on a consignment basis and are paid a commission on gross revenues generated from their rentals. U-Haul maintains contracts with its independent dealers that may typically be terminated upon 30 days written notice by either party.

         Historically, U-Haul has designed and manufactured its truck van boxes, trailers and various other support rental equipment items. Truck chassis are manufactured by both foreign and domestic truck manufacturers. These chassis receive certain post-delivery modifications and are joined with van boxes at strategically located AMERCO-owned manufacturing and assembly facilities in the United States. From time to time, U-Haul buys its truck bodies from a third party provider of such items.

         U-Haul services and maintains its trucks and trailers through an extensive preventive-maintenance program, generally performed at AMERCO-owned facilities located at or near U-Haul Centers. Major repairs are performed either by the chassis manufacturers' dealers or by AMERCO-owned repair shops.

         Self-Storage Business

         U-Haul entered the self-storage business in 1974 and has increased its presence in the industry through the acquisition and conversion of existing facilities and new construction. In addition, U-Haul has entered into management agreements to manage self-storage properties owned by others, including SAC Holding. U-Haul has also entered into a strategic and financial partnership with Private Mini Storage Realty, L.P., a Texas-based operator of self-storage properties ("PMSR").

         Through 980 owned or managed self-storage locations in the United States and Canada, U-Haul offers for rent more than 28,600,000 square feet of self-storage. U-Haul's self-storage facility locations range in sizes up to 152,600 square feet of storage space, with individual storage units in sizes from 15 to 400 square feet.

         The primary market for storage rooms is the storage of household goods. With the addition of 18,833 storage rooms during fiscal year 2003, the average occupancy rate of same store facilities operating over one year was 82.9%, with modest seasonal variations.

Real Estate Operations

         AREC owns approximately 90% of the real estate assets of the Debtors and their Subsidiaries, exclusive of real estate assets owned by SAC Holdings and its subsidiaries. U-Haul, RepWest, Oxford and their Subsidiaries own the remainder of the real estate assets. AREC is responsible for overseeing property acquisitions, dispositions and managing environmental risks of the properties.

Insurance

         Property and Casualty Insurance

         RepWest originates and reinsures property and casualty-type insurance products for various market participants, including independent third parties, U-Haul's customers, independent dealers and AMERCO. In April 2003, RepWest announced that, in connection with AMERCO's overall restructuring efforts, in order to reduce costs and to build upon its core strengths, RepWest is exiling non-U-Haul related lines of business.

         Life Insurance

         Oxford originates and reinsures annuities, credit life and disability, single premium whole life, group life and disability coverage, and Medicare supplement insurance. Oxford also administers the self-insured employee health and dental plans for AMERCO.

         On November 13, 2000, Oxford acquired all of the issued and outstanding shares of Christian Fidelity Life Insurance Company ("CFLIC") in an exchange of cash for stock. CFLIC is a Texas-based insurance company specializing in providing supplemental health insurance and is licensed in 31 states. The acquisition was accounted for using the purchase method of accounting and, accordingly, CFLIC's results of operations have been included in the consolidated financial statements since the date of acquisition. Oxford funded the acquisition from available cash and short-term funds.

         Reinsurance

         RepWest and Oxford assume and cede insurance from and to other insurers and members of various reinsurance pools and associations. Reinsurance arrangements are utilized to provide greater diversification of risk and to minimize exposure to large risks. However, the original insurer retains primary liability to the policyholder should the assuming insurer not be able to meet its obligations under the reinsurance agreements.

         Regulation

         RepWest and Oxford are subject to regulation by state insurance regulatory agencies. The regulation extends to such matters as licensing companies and agents, restricting the types, quality or quantity of investments, regulating capital and surplus and actuarial reserve maintenance, setting solvency standards, filing of annual and other reports on financial condition, and regulating trade practices. State laws also regulate transactions and dividends between an insurance company and its parent or affiliates, and generally require prior approval or notification for any change in control of the insurance subsidiary.

         The insurance and reinsurance regulatory framework has been subjected to increased scrutiny by the National Association of Insurance Commissioners ("NAIC"), federal and state legislatures and insurance regulators. These regulators are considering increased regulations, with an emphasis on insurance company investment and solvency issues. It is not possible to predict the future impact of changing state and federal regulations on the operations of RepWest and Oxford.

         RepWest and Oxford investments must comply with the insurance laws of the state of domicile. These laws prescribe the type, quality and concentration of investments that may be made. Moreover, in order to be considered an acceptable reinsurer by cedents and intermediaries, a reinsurer must offer financial security. The quality and liquidity of invested assets are important considerations in determining such security.

         The investment strategies of RepWest and Oxford emphasize protection of principal through the purchase of investment grade fixed-income securities. Approximately 88.0% of RepWest's and 88.6% of Oxford's fixed-income securities consist of investment grade securities (NAIC-2 or greater). The maturity distributions are designed to provide sufficient liquidity to meet future cash needs.

         In 1998, the NAIC adopted the Codification of Statutory Accounting Principles guidance, which replaced the prior Accounting Practices and Procedures manual as the NAIC's primary guidance for statutory accounting as of January 1, 2001. The codification provides guidance for areas where statutory accounting has been silent and changes current statutory accounting practices in some areas. The Arizona Department of Insurance ("ADOI") has adopted the Codification guidance, effective January 1, 2001. Oxford and RepWest have implemented the new Codification effective January 1, 2001.

         In order to enhance the regulation of insurer solvency, the NAIC has adopted a formula and model law to implement risk-based capital ("RBC") requirements for insurance companies designed to assess minimum capital requirements and to raise the level of protection that statutory surplus provides for policyholder obligations. The RBC formula measures areas of risk facing insurers. Pursuant to the model law, insurers having less statutory surplus than that required by the RBC calculation will be subject to varying degrees of regulatory action, depending on the level of capital inadequacy.

         The RBC model law provides for four levels of regulatory action. The extent of regulatory intervention and action increases as the level of surplus to RBC decreases. The first level, the Company Action Level (as defined by the NAIC), requires an insurer to submit a plan of corrective actions to the regulator if surplus falls below 200% of the RBC amount. The Regulatory Action Level requires an insurer to submit a plan containing corrective actions and requires the relevant insurance commissioner to perform an examination or other analysis and issue a corrective order if surplus falls below 150% of the RBC amount. The Authorized Control Level gives the relevant insurance commissioner the option either to take the aforementioned actions or to rehabilitate or liquidate the insurer if surplus falls below 100% of the RBC amount. The fourth action level is the Mandatory Control Level that requires the relevant insurance commissioner to rehabilitate or liquidate the insurer if surplus falls below 70% of the RBC amount. Oxford is in compliance with the NAIC minimum RBC requirements. On May 20, 2003, the DOI determined that RepWest's level of RBC allowed for regulatory control and accordingly placed RepWest under supervision.

         The Debtors intend to take the position that confirmation and consummation of the Plan should result in the diminution of reserves against RepWest's regulatory capital based on AMERCO's creditworthiness. The Debtors have been informed that at this time, the ADOI does not accept the Debtors' position. The Debtors intend to have further discussions with ADOI regarding these matters.

Selected Financial Information for Plan Proponents.

         Set forth in Appendix 2 and Appendix 3 are the following selected financial information for the Debtors and SAC Holding, respectively: (i) statements of operations on a consolidated basis for the fiscal years ended March 31, 2003, March 31, 2002, and, with respect to the Debtors, March 31, 2001; (ii) balance sheets on a consolidated basis for the fiscal years ended March 31, 2003, March 31, 2002, and, with respect to the Debtors, March 31, 2001; and (iii) statements of cash flows on a consolidated basis for the fiscal years ended March 31, 2003, March 31, 2002, and, with respect to the Debtors only, March 31, 2001. The notes that accompany the financial statements relating to the Debtors are contained in AMERCO's Annual Report on Form 10-K for the Fiscal Year Ended March 31, 2003 (the "Form 10-K"). The footnotes are an integral component of these statements and should be read in conjunction with the Form 10-K.

                III. PREPETITION CAPITAL STRUCTURE OF THE DEBTORS

         Prior to the Petition Date, the Debtors' liquidity depended primarily on cash provided from their operations, access to capital markets, bank lines of credit, and sale/lease back and other real estate financing transactions.

A.       JPMORGAN CHASE CREDIT FACILITY.

         On June 28, 2002, AMERCO entered into a three-year credit facility with JP Morgan Chase (the "JPMorgan Chase Credit Facility"), which provided AMERCO with a line of credit of $205,000,000. The term of the credit facility is three years. The obligations under the credit facility are secured by intercompany receivables. AREC, U-Haul and substantially all other subsidiaries of AMERCO guaranteed the amount outstanding under the credit facility. AMERCO is in default under the terms of the JPMorgan Chase Credit Facility.

B.       PREPETITION NOTES AND RELATED OBLIGATIONS.

         AMERCO is a party to a number of indentures pursuant to which AMERCO issued, prior to the commencement of the Chapter 11 Cases, various unsecured notes and bonds. In particular, AMERCO issued approximately: (i) $175,000,000 in notes under that certain Indenture, dated May 1, 1996, as supplemented, between AMERCO and Citibank, N.A., as original indenture trustee; (ii) $200,000,000 in notes issued under that certain Senior Indenture, dated April 1, 1999, as supplemented, between AMERCO and The Bank of New York, as original indenture trustee; (iii) $110,000,000 in medium-term notes pursuant to that certain Indenture, dated September 10, 1999, between AMERCO and The First National Bank of Chicago, as original indenture trustee; and (iv) $100,000,000 in bonds backed by an asset trust ("BBAT") pursuant to that certain Indenture, dated May 1, 1996, as supplemented, between AMERCO and Citibank, N.A., as original indenture trustee. These obligations are further described below.

                                           PRINCIPAL AMOUNT OF
                                                DEBT OWED
MATURITY DATE          INSTRUMENT            (US$ EQUIVALENT)
-------------   -----------------------    -------------------
  05/15/03      7.85% Notes                    $175,000,000
  02/04/05      8.80% Notes                    $200,000,000
  09/18/06      8.04% Medium Term Notes        $ 10,000,000
  09/18/06      8.03% Medium Term Notes        $  5,000,000
  10/02/06      8.04% Medium Term Notes        $ 15,000,000
  10/15/04      7.70% Medium Term Notes        $  5,000,000
  01/15/27      7.47% Medium Term Notes        $ 40,000,000
  01/21/27      7.23% Medium Term Notes        $ 33,000,000
  02/06/17      8.08% Medium Term Notes        $  1,500,000
  10/15/02      7.135% BBAT                    $100,000,000

         On October 15, 2002, AMERCO failed to make a $100,000,000 principal payment, a $3,600,000 interest payment, and $26,600,000 in payments under terminated swap agreements to Citibank and Bank of America, in connection with the BBATs. The BBAT default triggered cross-defaults under AMERCO's various other credit arrangements, including the JPMorgan Chase Credit Facility. AMERCO also directly defaulted under the JPMorgan Chase Credit Facility through its inability to obtain incremental net cash proceeds or additional financing in the aggregate amount of at least $150,000,000 prior to October 15, 2002. On May 15, 2003, AMERCO also failed to make a $175,000,000 principal payment on its 7.85% senior notes.

C.       SYNTHETIC LEASES.

         As of March 31, 2003, AREC has approximately $250,000,000 owing under synthetic leases with Bank of Montreal ($149,000,000) and Citibank ($101,700,000), to finance the purchase of various properties, or the construction of facilities on existing properties. Each of the synthetic leases is in cross-default. For purposes of the Chapter 11 Cases, the synthetic leases are treated as secured debt financing.

D.       AREC NOTES.

         AREC issued $95,000,000 of Series A AREC Notes and $5,000,000 of Series B AREC Notes under that certain Note Purchase Agreement, dated March 15, 2002, by and among AREC, as issuer, AMERCO, as guarantor, and the purchasers of the notes thereto. The Series A and Series B AREC Notes, which are further described below, are unsecured obligations of AREC and are defined in the Plan as the AREC Notes.

                                       PRINCIPAL AMOUNT OF
                                             DEBT OWED
MATURITY DATE       INSTRUMENT           (US$ EQUIVALENT)
-------------   -------------------    -------------------
  04/30/12      Series A AREC Notes        $95,000,000
  04/30/07      Series B AREC Notes        $ 5,000,000

E.       GUARANTY OF U-HAUL TRAC LEASE OBLIGATIONS.

         U-Haul's fleet financing consists primarily of Terminal Rental Adjustment Clause Leases ("TRAC Leases"), including, without limitation, the TRAC Lease that U-Haul Leasing & Sales Co., ("UHLS") entered into with General Foods Credit Investors No. 2 Corporation, an affiliate of Philip Morris Capital Corporation ("PMCC") which contemplates an annual exchange of existing vehicles for new vehicles (the "PMCC Like-Kind Exchange Lease"). The TRAC Leases, which are structured to qualify as operating leases, are provided by various parties to facilitate the acquisition of new rental fleet vehicles. Generally speaking, U-Haul purchases the vehicles from Ford or General Motors Corporation ("GM") and then transfers ownership of the vehicles to an owner/lessor under a TRAC Lease facility. Pursuant to the TRAC Lease facility, U-Haul receives funding from the owner/lessor. The retail market value of the asset at the end of the lease term (usually 7 years) typically exceeds the residual buy-out amount. Generally, U-Haul exercises its residual buyout option under the TRAC Leases. AMERCO has guaranteed a substantial number of the TRAC Leases.

F.       GUARANTY OF PHILLIP MORRIS OBLIGATIONS.

         In addition to the PMCC Like-Kind Exchange Lease, U-Haul, through its subsidiary UHLS, entered into a leveraged lease (the "PMCC Leveraged Lease") with General Foods Credit Corporation, an affiliate of PMCC, for the purpose of financing the acquisition of utility trailers. All of the obligations under the documents entered into with respect to the PMCC Like-Kind Exchange Lease and this PMCC Leveraged Lease are guaranteed by AMERCO. Both financing transactions are structured as sale-leaseback arrangements.

G.       GUARANTY OF PMSR OBLIGATIONS.

         PMSR is a Texas-based operator of self-storage rental facilities. SAC Holding holds 79.5% of PMSR, and U-Haul holds a 0.5% interest in PMSR. In 1997, PMSR secured a $225,000,000 senior facility with JP Morgan (the "PMSR Facility"). Under the JP Morgan Support Party Agreement, AMERCO assumes responsibility for fulfilling certain obligations under the PMSR Facility upon default or noncompliance with the debt covenants. AMERCO has executed a Non-Exoneration Agreement in February 2003 whereby it affirmed that its obligation to pay $55,000,000 under the PMSR Facility was valid and binding. AMERCO is currently in default of its JP Morgan Support Party Obligation.

H.       GUARANTY OF PMPP OBLIGATIONS.

         In March 2003, an affiliate of PMSR, PM Preferred Properties, L.P. ("PMPP"), obtained a $255,000,000 secured credit facility with GMAC Commercial Holding Capital Corp. (the "PMPP Facility"). Under the PMPP Facility, AMERCO entered into the PMPP Support Party Agreement (the "PMPP Support Agreement"). Under the PMPP Support Party Agreement, AMERCO's maximum support obligation is currently $70,000,000. Prior to the filing of the Chapter 11 Cases, AMERCO was not in default of its support obligations under the PMPP Facility.

I.       EQUITY.

         As of June 30, 2003, there were 20,514,958 shares of AMERCO common stock and 6,100,000 shares of AMERCO preferred stock issued, outstanding and publicly traded. AMERCO's common stock and shares of preferred stock are listed on the Nasdaq National Market ("NNM") and New York Stock Exchange ("NYSE"), respectively. There are a number of continuing requirements that must be satisfied in order for AMERCO's stock to remain eligible for quotation on the NNM and NYSE, respectively. The closing price per share of AMERCO's common stock and preferred stock on June 20, 2003 (i.e., the date AMERCO commenced its Chapter 11 Case) and December 9, 2003, respectively, is set forth below. Based on the closing prices of AMERCO's equity securities on December 9, 2003, AMERCO's total market capitalization was $704,000,000, of which approximately $544,000,000 pertains to its Common Stock and approximately $160,000,000 to its Preferred Stock, including accrued Preferred Stock dividends.

                          Closing Price on   Closing Price on
                           June 20, 2003     December 9, 2003
                          ----------------   ----------------
AMERCO Common Stock             $4.08              $26.55
AMERCO Preferred Stock          $9.54              $24.40

         New York Stock Exchange Listing Status

         The NYSE has completed a review of the continued listing of the Series A 8 1/2% preferred stock of AMERCO following AMERCO's commencement of the Chapter 11 Case. According to NYSE, this assessment has shown that AMERCO is currently in compliance with all of the NYSE's quantitative continued listing standards. The NYSE will continue to closely monitor events at AMERCO in connection with assessing the appropriateness of continued listing of AMERCO's preferred stock. The NYSE has indicated that it will give consideration to immediate suspension of AMERCO's preferred stock if authoritative advice is received that AMERCO's securities, including the common stock, are without value, or if AMERCO subsequently falls below any of the NYSE's quantitative continued listing standards. In addition, the NYSE noted that it may, at any time, suspend a security if it believes that continued dealings in the security on the NYSE are not advisable.

         Nasdaq Listing Status

         On June 24, 2003, AMERCO received a letter from Nasdaq indicating that, in light of AMERCO's recent Chapter 11 filing, a Nasdaq Listing Qualifications Panel (the "Panel") would consider such filing and associated concerns in rendering a determination regarding AMERCO's continued listing status. Nasdaq has requested, and AMERCO has provided, information regarding AMERCO's Chapter 11 Cases and the anticipated effect of the reorganization process on the shareholders of AMERCO. On August 13, 2003, AMERCO received a letter from Nasdaq indicating that the Panel had determined to continue the listing of AMERCO's common stock on Nasdaq provided that: (1) on or before August 22, 2003, AMERCO files its Annual Report on Form 10-K for the fiscal year ended March 31, 2003, and its

Quarterly Report Form 10-Q for the quarter ended June 30, 2003, with the SEC and Nasdaq; (2) on or before deadlines to be determined by the Panel, AMERCO submits to Nasdaq a copy of AMERCO's Plan as filed with the Bankruptcy Court, as well as copies of any amendments to the Plan, documentation evidencing that AMERCO has commenced the solicitation of votes regarding the Plan, as well as documentation evidencing that the Plan has been confirmed by the Bankruptcy Court; and (3) on or before a date to be determined by the Panel, AMERCO submits documentation to Nasdaq evidencing its emergence from bankruptcy. In addition to the foregoing, AMERCO must comply with all other requirements for continued listing on Nasdaq. Although AMERCO did not meet the deadline to file its Form 10-Q as discussed above, it has filed its Annual Report on Form 10-K for the fiscal year ended March 31, 2003, and its Quarterly Report Form 10-Q for the quarter ended June 30, 2003, with the SEC and Nasdaq and, as a result of the Chapter 11 filing, Nasdaq removed the "E" from AMERCO's trading symbol. The trading symbol is now "UHALQ". Following consummation of the Plan, the Debtors anticipate that the trading symbol will return to "UHAL". On November 14, 2003, AMERCO filed its Quarterly Report Form 10-Q for the quarter ended September 30, 2003, and remains current with respect to its periodic, quarterly and annual filing obligations with the SEC and Nasdaq.

                     IV. CORPORATE STRUCTURE OF THE DEBTORS

         AMERCO is incorporated in Nevada. It is the parent corporation of numerous direct and indirect subsidiaries, of which only AREC is a Debtor in these jointly administered Chapter 11 Cases. None of AMERCO's other subsidiaries, including U-Haul, RepWest and Oxford, have filed for bankruptcy protection, and each is continuing normal business operations.

A.       BOARD OF DIRECTORS - AMERCO.

         The following persons comprise the Board of Directors of AMERCO.

      Name         Age*                     Position
----------------   ---   ----------------------------------------------
Edward J. Shoen     54   Chairman of the Board, President, and Director
William E. Carty    76   Director
John M. Dodds       66   Director
Charles J. Bayer    63   Director
John P. Brogan      59   Director
James J. Grogan     49   Director
M. Frank Lyons      67   Director
James P. Shoen      43   Director

*Ages are as of June 30, 2003

         Class I Directors. (Term expires at 2007 Annual Meeting of Shareholders, or until successors are duly elected and qualified)

         JOHN P. BROGAN has served as a Director of the Company since August 1998 and has served as the Chairman of Muench-Kreuzer Candle Company since 1980. He has been involved with various companies including a seven-year association with Alamo Rent-A-Car that ended in 1986. He is a member of the American Institute of Certified Public Accountants and served as Chairman of the Board of Trustees, College of the Holy Cross, from 1988 to 1996.

         JAMES J. GROGAN has served as a Director of the Company since August 1998 and is the CEO of Loreto Bay Management Arizona, LLC, a real estate development company. Mr. Grogan also served as

President of G.W. Holdings, a diversified investment company, from 2001 to 2002, as President and CEO of Sterling Financial Corporation; a Toronto Stock Exchange Company focused on real estate investments. He was the Senior Executive Vice President of UDC Homes, a homebuilder, from 1996 to 1998 and Managing Attorney of Gallagher and Kennedy. Mr. Grogan is a cum laude graduate of the College of the Holy Cross, and the University of Cincinnati College of Law. He was appointed by the Governor of Arizona to the Board of the Arizona Tourism and Sports Authority, where he serves as Chairman. Mr. Grogan serves on the Board of Directors of several charitable organizations.

         Class II Directors. (Term expires at 2004 Annual Meeting of Shareholders, or until successors are duly elected and qualified)

         EDWARD J. SHOEN has served as a Director and Chairman of the Board of AMERCO since 1987. He has been associated with the Company since 1971. Prior to this, Mr. Shoen was the Owner and President of Space Age Auto Paints from 1980 to 1986. He is a graduate of the College of the Holy Cross, and Arizona State University College of Law and holds an MBA from Harvard Business School. He is a member of the Arizona State Bar Association.

         M. FRANK LYONS has served as a Director on Board since 2002. He was president of Evergreen Realty, Inc., from 1991 to 2000. Prior to this, Mr. Lyons served in various positions with the Company, including president of Warrington Manufacturing from 1976 to 1989, president of Kar-Go Manufacturing from 1965 to 1976 and as a shop manager from 1959 to 1965, where his area of expertise was product development and manufacture.

         Class III Directors. (Term expires at 2005 Annual Meeting of Shareholders, or until successors are duly elected and qualified)

         JOHN M. DODDS has served as a Director of the Company since 1987 and Director of U-Haul since 1990. Mr. Dodds has been associated with the Company since 1963 and retired in 1994. He served as Executive Vice President from 1986 until 1994. Prior to this, Mr. Dodds served as District Vice President of U-Haul from 1977 to 1986. He was an Area Field Manager and Field Technician from 1966 until 1969 when he became U-Haul Rental Company President. Mr. Dodds began his association with the U-Haul organization in 1963 as a U-Haul Independent Dealer.

         JAMES P. SHOEN has served as a director of the Company since 1986 and Director of U-Haul since 1990. Mr. Shoen has been associated with the Company since 1976 and has held various executive positions in the Company, starting in 1988 as a Moving Center Manager. He has served as Vice President of AMERCO, Director of Field Repair, Director of the U-Haul Technical Center, Vice President of U-Haul International and Executive Vice President of U-Haul Field Operations.

         Class IV Directors. (Term expires at 2006 Annual Meeting of Shareholders, or until successors are duly elected and qualified)

         WILLIAM E. CARTY has served as a Director of the Company since 1987 and as Director of U-Haul since 1986. He has been associated with the Company since 1946 and retired in 1987. Mr. Carty built the first 100 trailers along with the Company's founder, L.S. Shoen. He established the first manufacturing plant in Boston and went on to establish the U-Haul System's manufacturing complex in Willow Grove, Pennsylvania. He was also instrumental in the development of the U-Haul Technical Center in Tempe, Arizona. Mr. Carty ran all marketing and product functions in the Company for many years and regularly ran the Company's most profitable division.

         CHARLES J. BAYER has served as Director of the Company since 1990. Before retiring in 2000, Mr. Bayer had been associated with the Company since 1967. He served in various executive positions including Director of Finance and Administration for the U-Haul Technical Center, Manager of Repair and Maintenance and served as President of Amerco Real Estate Company from 1990 to 2000. Before his AMERCO career, Mr. Bayer was a commissioned officer in the U.S. Navy from 1962 to 1967 and served two tours of duty on the USS Asheville, ultimately becoming its Commanding Officer. Mr. Bayer is a graduate of Notre Dame University and holds an MBA from the University of Arizona.

B.       SENIOR MANAGEMENT - AMERCO.

         The following persons comprise the other senior management of AMERCO:

          Name        Age*                      Position
-------------------   ----   ---------------------------------------------------
Gary B. Horton         59    Treasurer of AMERCO and Asst. Treasurer of U-Haul
Gary V. Klinefelter    55    Secretary & General Counsel of AMERCO and U-Haul
Rocky D. Wardrip       45    Assistant Treasurer of AMERCO
Mark V. Shoen          52    President of U-Haul Phoenix Operations
John C. Taylor         45    Director and Executive V.P. of U-Haul
Ronald C. Frank        62    Executive V.P. of U-Haul Field Operations
Mark A. Haydukovich    46    President of Oxford Life Insurance Company
Carlos Vizcarra        56    President of Amerco Real Estate Company
Richard M. Amoroso     44    President of Republic Western Insurance Company

*Ages are as of June 30, 2003

         GARY B. HORTON has served as Treasurer of AMERCO since 1982 and Assistant Treasurer of U-Haul since 1990. He has been associated with AMERCO since 1969.

         GARY V. KLINEFELTER, Secretary of AMERCO since 1988 and Secretary of U-Haul since 1990, is licensed as an attorney in Arizona and has served as General Counsel of AMERCO and U-Haul since June 1988. He has been associated with AMERCO since 1978.

         ROCKY D. WARDRIP, Assistant Treasurer of AMERCO since 1990, has been associated with AMERCO since 1978 in various capacities within accounting and treasury operations.

         MARK V. SHOEN has served as a Director of AMERCO from 1990 until February 1997. He has served as a Director of U-Haul from 1990 until November 1997 and as President, Phoenix Operations, from 1994 to present.

         JOHN C. TAYLOR, Director of U-Haul since 1990, has been associated with AMERCO since 1981. He is presently an Executive Vice President of U-Haul.

         RONALD C. FRANK has been associated with AMERCO since 1959. He is presently Executive Vice President of U-Haul Field Operations.

         MARK A. HAYDUKOVICH has served as President of Oxford since June 1997. From 1980 to 1997 he served as Vice President of Oxford.

         CARLOS VIZCARRA has served as President of AREC since September 2000. He began his previous position as Vice President/ Storage Product Group for U-Haul in 1988.

         RICHARD M. AMOROSO has served as President of RepWest since August 2000. He was Assistant General Counsel of U-Haul from 1993 until February 2000. He served as Assistant General Counsel of ON Semiconductor Corporation from February to August 2000.

         Edward J., Mark V., and James P. Shoen are brothers. William E. Carty is the uncle of Edward J. and Mark V. Shoen. M. Frank Lyons was married to William E. Carty's sister and the aunt of Edward J. and Mark V. Shoen until her death in 1992.

C.       EXECUTIVE COMPENSATION - AMERCO.

         The following Summary Compensation Table shows the annual compensation paid to (1) AMERCO's chief executive officer; and (2) the four most highly compensated executive officers of AMERCO, other than the chief executive officer.

                                                        Annual Compensation
                                           --------------------------------------------
                                                                           All other
       Name and Principal Position         Year  Salary(1)     Bonus    Compensation(2)
----------------------------------------   ----  --------    --------   ---------------
Edward J. Shoen                            2003  $503,708          --       $  334
 Chairman of the Board and President of    2002  $503,708          --       $1,311
 AMERCO and U-Haul                         2001  $503,708          --       $2,311
Mark V. Shoen(3)                           2003  $617,308          --       $  334
 President of U-Haul Phoenix Operations    2002  $623,077          --       $1,311
                                           2001  $623,077          --       $2,311
Gary V. Klinefelter(3)                     2003  $251,738    $ 55,000       $  334
 Secretary and General Counsel of AMERCO   2002  $222,547    $ 67,000       $1,311
 and U-Haul                                2001  $224,239    $ 60,000       $2,311
Gary B. Horton                             2003  $242,308    $ 40,000       $  334
 Treasurer of AMERCO and Assistant         2002  $233,655    $ 40,000       $1,311
 Treasurer of U-Haul                       2001  $234,539    $110,000       $2,192
Ronald C. Frank                            2003  $237,995    $ 15,704       $  334
  Executive V.P. U-Haul Field Operations   2002  $188,471          --       $1,311
                                           2001  $188,471          --       $2,311

(1)  Includes annual fees paid to Directors of AMERCO and U-Haul.

(2) Represents the value of Common Stock allocated under the AMERCO Employee Savings, Profit Sharing and Employee Stock Ownership Plan.

(3)  Compensation paid by other Non-Debtor Subsidiaries.

D.       SECURITY OWNERSHIP OF MANAGEMENT - AMERCO.

         To the best of AMERCO's knowledge, the following table lists, as of June 30, 2003, the beneficial ownership of AMERCO's equity securities of each director and director nominee of AMERCO, of each executive officer named in the foregoing compensation table, and of all directors and executive officers of AMERCO as a group (17 persons):

                              Shares of Common
    Name of Beneficial       Stock Beneficially   Percentage of
          Owner                    Owned          Common Stock
--------------------------   ------------------   -------------
Edward J. Shoen (1)              3,487,645(2)         16.9
Mark V. Shoen(1)                 3,355,471(2)         16.3
James P. Shoen (1)               2,049,962(2)          9.9
John M. Dodds                            0               0
William E. Carty(1)                      0               0
Charles J. Bayer                     2,186               *
John P. Brogan                       6,000               *
James J. Grogan                        100               *
M. Frank Lyons                         300               *
Gary V. Klinefelter                  3,513               *
Ronald C. Frank                      2,592               *
John C. Taylor                       1,423               *
All Officers and Directors       8,917,548            43.2

*The percentage of Common Stock beneficially owned is less than one percent.

(1) Edward J. Shoen, Mark V. Shoen, James P. Shoen, and William E. Carty beneficially own 16,300 shares (0.26%), 16,700 shares (0.27%), 31,611 shares (0.51%), and 12,000 shares (0.19%) of AMERCO's Series A 8 1/2% Preferred Stock, respectively. The executive officers and directors as a group beneficially own 77,611 shares (1.27%) of AMERCO's Series A 8 1/2% Preferred Stock.

(2) The complete name of the ESOP Trust is the ESOP Trust Fund for the AMERCO Employee Savings and Employee Stock Ownership Trust. The ESOP Trustee, which consists of three individuals without a past or present employment history or business relationship with the Company, is appointed by the Company's Board of Directors. Under the ESOP, each participant (or such participant's beneficiary) in the ESOP directs the ESOP Trustee with respect to the voting of all Common Stock allocated to the participant's account. All shares in the ESOP Trust not allocated to participants are voted by the ESOP Trustee. As of June 30, 2003, of the 2,402,456 shares of Common Stock held by the ESOP Trust, 1,607,509 shares were allocated to participants and 794,947 shares remained unallocated. The number of shares reported as beneficially owned by Edward J. Shoen, Mark V. Shoen, James P. Shoen, Paul F. Shoen, and Sophia M. Shoen include Common Stock held directly by those individuals and 3,964, 3,690, 3,648, 779, and 196 shares of Common Stock, respectively, allocated by the ESOP Trust to those individuals. Those shares are also included in the number of shares held by the ESOP Trust.

E.       INDEPENDENT GOVERNANCE COMMITTEE - AMERCO.

         Prior to the commencement of the Chapter 11 Cases, the Board created an Independent Governance Committee (the "Committee"), whose charter is to "monitor and evaluate the Company's corporate governance principles and standards and propose to the Board any modifications thereto as deemed appropriate for sound corporate governance." The Committee is co-chaired by two independent members of the Board, James J. Grogan and John P. Brogan, and includes two additional outside members, Thomas W. Hayes and Paul A. Bible. Each of the members of the Committee, qualify as independent under applicable SEC, New York Stock Exchange and NASDAQ rules and regulations.

F.       BOARD OF DIRECTORS - AREC.

         The following persons comprise the Board of Directors of AREC.

     Name                  Position
----------------    ---------------------
Edward J. Shoen     Chairman of the Board
Gary B. Horton      Director
Carlos Vizcarra     Director
William E. Carty    Director
John M. Dodds       Director

G.       SENIOR MANAGEMENT-AREC.

         The following persons comprise the officers of AREC:

       Name                     Position
-------------------       -------------------
Carlos Vizcarra           President
Gary V. Klinefelter       Secretary
Jennifer M. Settles       Assistant Secretary
Gary B. Horton            Treasurer
Robert Peterson           Assistant Treasurer

H.       EXECUTIVE COMPENSATION - AREC.

         The following Summary Compensation Table shows the annual compensation paid to (1) AREC's chief executive officer; and (2) the four most highly compensated officers of AREC, other than the chief executive officer.

                                           Annual Compensation
                              --------------------------------------------
                                                              All other
Name and Principal Position   Year  Salary(1)     Bonus    Compensation(2)
---------------------------   ----  ---------   --------   ---------------
Carlos Vizcarra               2003  $134,620          --           (3)
  President                   2002  $129,812          --           (3)
                              2001  $117,463          --           (3)
Gary V. Klinefelter (4)       2003        --          --           --
  Secretary                   2002        --          --           --
                              2001        --          --           --
Gary B. Horton (5)            2003  $242,308    $ 40,000       $  334
  Treasurer                   2002  $233,655    $ 40,000       $1,311
                              2001  $234,539    $110,000       $2,192
Jennifer Settles(4)           2003        --          --           --
  Assistant Secretary         2002        --          --           --
                              2001        --          --           --
Robert Peterson(4)            2003        --          --           --
  Assistant Treasurer         2002        --          --           --
                              2001        --          --           --

(1)  No annual fees are paid to Directors of AREC.

(2) Represents the value of Common Stock allocated under the AMERCO Employee Savings, Profit Sharing and Employee Stock Ownership Plan.

(3) Includes Common Stock allocated under the AMERCO Employee Savings, Profit Sharing and Employee Stock Ownership Plan.

(4)  Compensation is paid by other Non-Debtor Subsidiaries.

(5) Includes compensation paid for services performed as an executive officer of AMERCO.

I.   SAC HOLDING CORPORATION

         The following persons comprise the Board of Directors of SAC Holding Corporation.

         Board of Directors - SAC Holdings Corporation

                  Mark V. Shoen
                  Timothy Creedon

         Senior Management - SAC Holding Corporation

      Name                        Position
----------------         -----------------------
Mark V. Shoen            President
Bruce Brockhagen         Secretary and Treasurer

         Board of Directors - SAC Holdings IT Corporation

                  Mark V. Shoen

         Senior Management- SAC Holdings II Corporation

      Name                  Position
----------------    -----------------------
Mark V. Shoen       President
Bruce Brockhagen    Secretary and Treasurer

                  V. EVENTS PRECIPITATING THE CHAPTER 11 CASES

         On June 28, 2002, AMERO entered into the $205,000,000 JPMorgan Chase Credit Facility, the terms of which required AMERCO to raise $150,000,000 of new credit availability prior to October 15, 2002. Accordingly, throughout 2002, AMERCO was contemplating a $275,000,000 bond offering (the "2002 Offering") to raise sufficient capital to: (a) meet its obligation under the JPMorgan Chase Credit Facility to obtain incremental net cash proceeds or additional financing in the aggregate amount of at least $150,000,000 prior to October 15, 2002; and
(b) repay the $100,000,000 principal payment, plus related interest and swap payments, under the BBAT's.

         In February 2002, PricewaterhouseCoopers ("PwC"), AMERCO's auditing firm for over 20 years, informed AMERCO's management that, contrary to PwC's prior advice, the SAC Holding entities should be included in AMERCO's consolidated financial statements. According to PwC, which had originally approved the non-consolidated treatment, and had signed-off on such treatment in numerous subsequent audits, the SAC Holding entities did not qualify for non-consolidated treatment under the accounting guidelines.

         The timing of PwC's announcement in connection with the consolidation issue had a devastating impact on AMERCO and its ability to continue to access the capital markets for its financing needs. PwC's announcement, as well as its prior and subsequent conduct, resulted in, among other things, the following:

         - The untimely filing of quarterly and annual reports to the SEC, because AMERCO had inadequate time in which to complete the consolidation of the SAC Holding entities and AMERCO after PwC reversed its prior opinion;

         - The negative financial impact of the consolidation of the SAC Holding entities and AMERCO resulted in a multi-million dollar decrease in AMERCO's net earnings and net worth, an increase in its leverage, as well as a precipitous corresponding decline in the market price of AMERCO's common stock;

         - Time-consuming and costly restatement of prior period financial statements;

         - Significantly reduced access to the capital markets to meet its financing needs - as exemplified by its inability to successfully raise capital under the 2002 Offering, which was launched in September 2002 - due to the two-month delay by PwC in completing the 2002 audit; and

         - Ultimately, a default in the repayment of the BBAT's in October 2002 as a result of the failed 2002 Offering, which default led to cross-defaults in substantially all other tranches of AMERCO's debt.

         In December 2002, as a result of concerns over the BBAT repayment default and the resulting cross-defaults in the other tranches of AMERCO's debt structure, the ADOI performed a limited scope examination of RepWest to ascertain the nature and extent of RepWest's exposure as a result of the AMERCO defaults, confirm stated assets and liabilities of RepWest, and evaluate the impact on RepWest's financial condition in the event AMERCO's various debt defaults impair its ability to fulfill its obligations to RepWest. On May 20, 2003, based upon the results of this examination, the Director of the ADOI placed RepWest under its direct supervision.

         Following the events that occurred in the months after PwC's announcement, AMERCO terminated PwC as its auditor on July 17, 2002. On August 8, 2002, AMERCO announced the appointment of BDO Seidman, LLP ("BDO") as its new independent accountant. BDO has assisted AMERCO in preparing its annual filing for the fiscal year ended March 31, 2003, and has conducted a re-audit of AMERCO's financial statements for fiscal 2001 and 2002. In April 2003, AMERCO filed an action against PwC that seeks in excess of $2.5 billion for actual and punitive damages related to PwC's violations of its professional duties to AMERCO (the "PwC Litigation").

         As a result of the foregoing series of events, AMERCO filed its Chapter 11 Case to address and resolve, in an orderly and rational matter, the existing defaults throughout its capital structure. As part of this process, AMERCO obtained a commitment from a lending syndicate led by Wells Fargo Foothill, Inc. to provide: (1) a senior secured debtor-in-possession credit facility in the amount of $300,000,000; and (2) $550,000,000 in financing that will be used as part of the consummation of its reorganization.

A.       PwC LITIGATION.

         On April 18, 2003, AMERCO filed suit against its former auditors, PwC. The complaint seeks actual and punitive damages in excess of $2.5 billion dollars as a result of the alleged negligent, fraudulent and tortious conduct of PwC during the last seven years of its audit engagement. On May 7, 2003, AMERCO received notice from PwC that PwC's most recent audit report should no longer be associated with AMERCO's fiscal 2001 and 2002 financial statements. PwC has informed AMERCO that this action is required under accounting profession independence standards as a result of AMERCO's claims against PwC, and PwC has identified no issues regarding the accuracy of the subject financial statements. The Reorganized Debtors intend to pursue the PwC Litigation.

B.       DEPARTMENT OF LABOR INVESTIGATIONS.

         The United States Department of Labor ("DOL") is presently investigating whether there were violations of the Employee Retirement Income Security Act of 1974 ("ERISA") involving the AMERCO Employee Savings, Profit Sharing, and Employee Stock Ownership Plan (the "ESOP"). The DOL has interviewed a number of AMERCO representatives as well as the ESOP fiduciaries and has issued a subpoena to AMERCO and a subpoena to SAC Holding. At the present time, AMERCO is unable to determine whether the DOL will assert any claims against AMERCO, SAC Holding, or the ESOP fiduciaries. The DOL asked AMERCO and its current directors as well as the ESOP trustees to sign an agreement tolling the statute of limitations until December 31, 2003 with respect to any claims arising out of certain transactions between AMERCO or any affiliate of AMERCO and SAC Holding or any of its affiliates, and such persons have done so. The DOL recently asked such parties to extend the tolling agreement to June 30, 2004, and the parties have agreed. The DOL has not advised AMERCO that it believes that any violations of ERISA have in fact occurred. Instead, the DOL is simply investigating potential violations. AMERCO intends to take any corrective action that may be needed in light of the DOL's ultimate findings. Although AMERCO has fully cooperated with the DOL in this matter and intends to continue to fully cooperate, the DOL may determine that AMERCO has violated ERISA. In that event, AMERCO may face sanctions, including, but not limited to, significant monetary penalties and injunctive relief. The DOL has filed a contingent, unliquidated, unsecured proof of claim in an undetermined amount in the Debtors' Chapter 11 Cases. The Debtors intend to object to the allowance of the DOL's proof of claim. In addition, based upon the analysis by the Debtors and discussions that have taken place with the DOL to date, the Debtors do not believe the results of the DOL's investigation or its contingent, unliquidated, unsecured proof of claim will have a material adverse effect on the Debtors' results of operations or their financial condition.

C.       SEC INVESTIGATIONS.

         The SEC has issued a formal order of investigation to determine whether AMERCO has violated the Federal securities laws. On January 7, 2003, AMERCO received the first of four subpoenas issued by the SEC. SAC Holding, AMERCO's current and former auditors, and others have also received one or more subpoenas relating to this matter. AMERCO is cooperating fully with the SEC and is facilitating the expeditious review of its financial statements and any other issues that may arise. AMERCO has produced a large volume of documents and other materials in response to the subpoenas, and AMERCO is continuing to assemble and produce additional documents and materials for the SEC. Although AMERCO has fully cooperated with the SEC in this matter and intends to continue to fully cooperate, the SEC may determine that AMERCO has violated Federal securities laws. When this investigation will be completed and what its outcome will be remain uncertain. If the SEC makes a determination that AMERCO violated Federal securities laws, AMERCO may face sanctions, including, but not limited to, significant monetary penalties and injunctive relief. The SEC has filed a contingent, unliquidated, unsecured proof of claim in an undetermined amount in the Debtors' Chapter 11 Cases. The Debtors intend to object to the proof of claim and take the position that the SEC's claim should be disallowed in its entirety.

                   VI. SIGNIFICANT EVENTS IN CHAPTER 11 CASES

A.       CONTINUATION OF BUSINESS; STAY OF LITIGATION.

         On June 20, 2003 ("AMERCO Petition Date"), AMERCO filed a voluntary petition in the Bankruptcy Court for reorganization relief under Chapter 11 of the Bankruptcy Code. On August 13, 2003 ("AREC Petition Date"), AREC filed a voluntary petition in the Bankruptcy Court for reorganization relief under Chapter 11 of the Bankruptcy Code. Since the applicable Petition Dates, the Debtors have continued to operate as debtors-in-possession subject to the supervision of the Bankruptcy Court and in accordance with the Bankruptcy Code. The Debtors are authorized to operate their businesses in the ordinary course of business, with transactions out of the ordinary course of business requiring Bankruptcy Court approval.

         An immediate effect of the filing of the Debtors' bankruptcy petitions was the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoined the commencement or continuation of all collection efforts by creditors, the enforcement of liens against property of the Debtors, and the continuation of litigation against the Debtors. This relief provided the Debtors with the "breathing room" necessary to assess and reorganize their business. The automatic stay remains in effect, unless modified by the Bankruptcy Court, until consummation of a plan of reorganization. A summary of the derivative and class action litigation that has been impacted by the automatic stay is set forth below.

Derivative Actions

         On September 24, 2002, Paul F. Shoen filed a derivative action in the Second Judicial District Court of the State of Nevada, Washoe County, captioned Paul F. Shoen vs. SAC Holding Corporation et. al., CV02-05602, seeking damages and equitable relief on behalf of AMERCO from SAC Holding and certain current and former members of the AMERCO Board of Directors, including Edward J. Shoen, Mark V. Shoen and James P. Shoen as defendants. AMERCO is named a nominal defendant for purposes of the derivative action. The complaint alleges breach of fiduciary duty, self-dealing, usurpation of corporate opportunities, wrongful interference with prospective economic advantage and unjust enrichment and seeks the unwinding of sales of self-storage properties by subsidiaries of AMERCO to SAC Holding over the last several years. The complaint seeks a declaration that such transfers are void as well as unspecified damages. On October 28, 2002, AMERCO, the Shoen directors, the non-Sheen directors and SAC Holding filed motions to dismiss the complaint. In addition, on October 28, 2002, Ron Belec filed a derivative action in the Second Judicial District Court of the State of Nevada, Washoe County, captioned Ron Belec vs. William E. Carty, et al, CV 02-06331 and on January 16, 2003, M.S. Management Company, Inc. filed a derivative action in the Second Judicial District Court of the State of Nevada, Washoe County, captioned M.S. Management Company, Inc. vs. William E. Carty, et. al, CV 03-00386. Two additional derivative suits were also filed against these parties. The court consolidated all five complaints before dismissing them on May 8, 2003. Plaintiffs have filed a notice of appeal. Plaintiffs in one of the derivative suits have filed a contingent, unliquidated, unsecured proof of claim in the approximate amount of $200,000,000 in the Debtors' Chapter 11 Cases. The Debtors intend to object to the proof of claim and take the position that such claim should be disallowed in its entirety.

Class Actions

         AMERCO is a defendant in four putative class action lawsuits (collectively, the "Class Actions"): (1) Article Four Trust v. AMERCO, et al.. District of Nevada, United States District Court, Case No. CV-N-03-0050-DWH-VPC:
Article Four Trust, a purported AMERCO shareholder, commenced this action on January 28, 2003 on behalf of all persons and entities who purchased or acquired AMERCO securities between February 12, 1998 and September 26, 2002. The Article Four Trust action alleges one claim for

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violation of Section 10(b) of the Securities Exchange Act of 1934 (the "Exchange
Act") and Rule 10b-5 thereunder; (2) Mates v. AMERCO, et al., United States District Court, District of Nevada, Case No. CV-N-03-0107: Maxine Mates, an AMERCO shareholder, commenced this putative class action on behalf of all persons and entities who purchased or acquired AMERCO securities between February 12, 1998 and September 26, 2002. The Mates action asserts claims under
Section 10(b) and Rule 10b-5, and Section 20(a) of the Exchange Act; (3) Klug v. AMERCO, et al., United States District Court of Nevada, Case No. CV-S-03-0380:
Edward Klug, an AMERCO shareholder, commenced this putative class action on behalf of all persons and entities who purchased or acquired AMERCO securities between February 12, 1998 and September 26, 2002. The Klug action asserts claims under Section 10(b) and Rule 10b-5 and Section 20(a) of the Exchange Act; and
(4) IG Holdings v. AMERCO, et al., United States District Court, District of Nevada, Case No. CV-N-03-0199: IG Holdings, an AMERCO bondholder, commenced this putative class action on behalf of all persons and entities who purchased, acquired, or traded AMERCO bonds between February 12, 1998 and September 26, 2002, alleging claims under Section 11 and Section 12 of the Securities Act of 1933 (the "Securities Act") and Section 10(b) and Rule 10b-5, and Section 20(a) of the Exchange Act. Each of these four securities class actions allege that AMERCO engaged in transactions with SAC Holding entities that falsely improved AMERCO's financial statements, and that AMERCO failed to disclose the transactions properly. The actions are at a very early stage. The Klug action has not been served. In the other three actions, AMERCO does not currently have a deadline by which it must respond to the complaints. Management has stated that it intends to defend these cases vigorously. AMERCO has filed a notice of AMERCO's bankruptcy petition and the automatic stay in each of the courts where these cases are pending. Certain of the plaintiffs in the pending Class Actions have filed a contingent, unliquidated, unsecured proof of claim in the approximate amount of $314,000,000 in the Debtors' Chapter 11 Cases. A class proof of claim in an as yet undetermined amount was also filed in these Chapter 11 Cases. The Debtors intend to object to both of these proofs of claim and take the position that such claims should be disallowed in their entirety.

         As of the AMERCO Petition Date, all pending litigation against AMERCO is stayed, and as of the AREC Petition Date, all pending litigation against AREC is stayed. Absent further order of the Bankruptcy Court, no party, subject to certain exceptions, may take any action, again subject to certain exceptions, to recover on pre-petition claims against AMERCO or AREC. The automatic stay, however, does not apply to AMERCO's other subsidiaries or to the non-Debtor defendants in the Class Actions.

B.       FIRST DAY ORDERS.

         On or shortly after the AMERCO Petition Date and the AREC Petition Date, the Bankruptcy Court entered several orders authorizing AMERCO and AREC, respectively, to pay various prepetition claims and granting other relief necessary to facilitate the Debtors' transition between prepetition and postpetition business operations. Such orders approved certain regular business conduct that may not otherwise be authorized specifically under the Bankruptcy Code, or as to which the Bankruptcy Code requires prior approval by the Bankruptcy Court.

         The first day orders entered in the Debtors' Chapter 11 Case authorized, among other things:

         - the retention of the following professionals to serve on behalf of the Debtors: Squire, Sanders & Dempsey L.L.P., and Beesley, Peck, Matteoni, Ltd. as restructuring counsel; Alvarez & Marsal, Inc. as restructuring advisor, the Trumbull Group, EEC as claims and noticing agent, and BDO Seidman, LLP, as accountants;

         - the continued retention of professionals regularly employed by the Debtors in the ordinary course of their business;

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         -        the maintenance of the Debtors' bank accounts and operation of their cash management systems substantially as such systems existed prior to the Petition Date, the continued use of existing business forms, and the continuation of intercompany transactions with non- Debtor subsidiaries and affiliates;

         - the continuation of utility services during the pendency of the Chapter 11 Cases;

         - the payment of employees' accrued prepetition wages and obligations associated with AMERCO's employee benefits plans;

         - payment of certain insurance obligations of AMERCO to its subsidiary, RepWest; and

         - the consensual use of cash collateral and the granting of adequate protection to JPMorgan Chase, Citibank and BMO.

C.       APPOINTMENT OF STATUTORY COMMITTEES.

Creditors' Committee

         On June 27, 2003 (as amended on July 11, 2003 and again on September 8,
2003), the Office of the United States Trustee for the District of Nevada (the "United States Trustee") appointed, pursuant to Section 1102 of the Bankruptcy Code, an Official Unsecured Creditors' Committee (the "Creditors' Committee"), which is generally comprised of holders of unsecured claims evidenced by debt securities issued by AMERCO or indenture trustees.

         The following creditors were selected from the indenture trustees, lenders and other general unsecured creditors as members of the Creditors'
Committee: Pacific Investment Management Company LLC ("PIMCO"), Law Debenture Trust Company of New York, Bank of America, N.A., GE Asset Management Inc., and The Bank of New York. PIMCO has since resigned as a member of the Creditors' Committee

         The Creditors' Committee is represented by Milbank, Tweed, Hadley & McCloy, LLP, whose office is located in Los Angeles, California. The Creditors' Committee's financial advisor is Jefferies & Company, Inc.

Equity Committee

         On August 12, 2003, (as amended on September 16, 2003), the United States Trustee appointed, pursuant to Section 1102 of the Bankruptcy Code, an Official Committee of Equity Security Holders (the "Equity Committee"), which is generally comprised of representatives of holders of AMERCO's equity securities.

         The following creditors were selected as members of the Equity
Committee: Heartland Advisors, Inc. ("Heartland"), Benten Capital, LLC, and the AMERCO Employee Savings, Profit Sharing and Employee Stock Ownership Plan. Heartland has since resigned as a member of the Equity Committee.

         The Equity Committee is represented by Stuttman, Treister & Glatt PC, whose office is located in Los Angeles, California. The Equity Committee's financial advisor is Providence Capital, Inc.

D.       POST-PETITION FINANCING.

         On August 14, 2003, the Debtors obtained interim approval from the Bankruptcy Court to enter into a senior secured credit facility of up to $300,000,000 (the "DIP Facility") with Wells Fargo Foothill,

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Inc., consisting of a revolving credit facility of up to $250,000,000 (the "DIP
Revolver"), including a maximum $50,000,000 subfacility for the issuance of letters of credit, plus an interest only term loan facility of $50,000,000 (the "DIP Term Loan"). Aggregate loans and letters of credit under the DIP Facility must not exceed the lesser of $300,000,000 and the Borrowing Base (as defined in the related loan document). A final order with respect to the DIP Facility was entered by the Bankruptcy Court on September 26, 2003.

         The Debtors sought approval of the DIP Facility to ensure necessary liquidity during the Chapter 11 Cases. The DIP Facility provided necessary stability to RepWest. The DIP Facility requires that the Debtors maintain certain financial covenants and restricts liens, indebtedness, capital expenditures, dividend payments, and sales of assets. As of October 6, 2003, the current amount outstanding under the DIP Facility was approximately $55,000,000, which was used to pay fees related to the DIP Facility and an adequate protection payment in the amount of $51,250,000 to reduce the amount of the JPMorgan Claims under the JPMorgan Chase Credit Facility.

E.       PLAN SUPPORT AGREEMENT

         Throughout the Chapter 11 Cases, the Debtors and the Creditors' Committee have engaged in extensive good faith negotiations in an attempt to reach a consensual arrangement for the treatment of the AMERCO Unsecured Claims in Class 7 under the Plan. On November 12, 2003, the Debtors and the Creditors' Committee entered into a Plan Support Agreement (the "Support Agreement"), which provides for the payment in full of the Allowed AMERCO Unsecured Claims in Class 7 as set forth in the Plan. Pursuant to the Support Agreement, the Creditors' Committee supports confirmation and consummation of the Plan.

F.       OTHER SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASES.

The Insurance First Day Order.

         RepWest provides several types of property and casualty insurance for AMERCO and certain of its subsidiaries, particularly U-Haul International, Inc. Prior to the AMERCO Petition Date, the ADOI had conducted a limited scope examination to determine the impact of AMERCO's defaults and financial condition on its ability to fulfill its obligations to RepWest. ADOI concluded that credit risk exposure to RepWest stemming from uncertainty over AMERCO's ability to pay deductible and other obligations to RepWest, required significant reductions to RepWest's surplus to a point below levels necessary for RepWest to operate pursuant to applicable state statutes. ADOI further concluded that AMERCO's obligations to RepWest for accrued retrospective premiums and federal income tax sharing receivables were at significant risk of non-payment, leaving RepWest with insufficient capital and surplus. On May 20, 2003, ADOI placed RepWest under its direct supervision. AMERCO sought Bankruptcy Court approval to make certain payments to RepWest in order to stabilize its relationship with RepWest and thereby minimize the risk that the ADOI (or other state agencies) would initiate precipitous and adverse action against RepWest, particularly RepWest's license to conduct business in all states in which it operates. On the AMERCO Petition Date, the Bankruptcy Court authorized AMERCO to pay certain pre-petition obligations owing to RepWest, and to continue to make such payments post-petition in accordance with AMERCO's normal and ordinary business practices, in order to provide adequate assurance to RepWest, and, by extension, the ADOI, that AMERCO will meet all post-petition obligations to RepWest. In addition, under the Insurance First Day Order, AMERCO is required to assume, effective as of the Effective Date, the outstanding insurance contracts with RepWest. As a result of this assumption, the Allowed Claims of RepWest will be assumed by, and become an obligation of, Reorganized AMERCO.

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The AREC Noteholders Restructuring Agreement.

         Prior to the commencement of its Chapter 11 Case, AREC and the AREC Noteholders entered into the Restructuring Agreement (AREC Noteholders), dated August 12, 2003, which sets forth, among other things, the agreed treatment of the AREC Noteholders under the Plan, and under which the AREC Noteholders are granted Allowed Claims in the Chapter 11 Cases. Subject to the terms and conditions set forth in the Restructuring Agreement (AREC Noteholders), including the Debtors' compliance with the disclosure and solicitation requirements of Section 1125 of the Bankruptcy Code, the holders of the AREC Notes have agreed to vote to accept the Plan.

The JPMorgan Restructuring Agreement.

         On September 8, 2003, AMERCO and the holders of more than two-thirds of the JPMorgan Claims under the JPMorgan Chase Credit Facility entered into the Restructuring Agreement (Revolver Lenders), which sets forth, among other things, the agreed treatment of the JPMorgan Claimholders under the Plan, and under which the JP Morgan Claimholders are granted Allowed Claims in the Chapter 11 Cases. Subject to the terms and conditions set forth in the Restructuring Agreement (Revolver Lenders), including the Debtors' compliance with the disclosure and solicitation requirements of Section 1125 of the Bankruptcy Code, more than two-thirds of the holder of the JPMorgan Claims have agreed to vote to accept the Plan.

Cash Collateral Stipulation.

         On or shortly after the AMERCO Petition Date, the Bankruptcy Court entered an order authorizing AMERCO's use of cash collateral and granting adequate protection to JP Morgan Chase Bank. On or shortly after the AREC Petition Date, the Bankruptcy Court entered separate orders authorizing the Debtors' use of cash collateral and granting adequate protection to Bank of Montreal, Citibank and JPMorgan Chase Bank, respectively.

Carey Transaction.

         As contemplated in the Plan and as referenced in this Disclosure Statement, the "Carey Sale Transaction" means the transaction whereby UH Storage
(DE) Limited Partnership, a Delaware limited partnership, or other affiliate of W.P. Carey & Co., LLC, will acquire the real property that is subject to the BMO and Citibank synthetic leases and lease such real property to an affiliate of Self-Storage International, Inc. In connection with such transaction, such real property will be managed by subsidiaries of U-Haul International, Inc. pursuant to a property management agreement. The proceeds of the Carey Sale Transaction are intended to be used to: (i) repay in full the obligations under the BMO and Citibank synthetic leases; (ii) provide a security deposit to the lessor thereunder; (iii) pay for expenses of such transaction; (iv) satisfy initial lender reserves for property taxes, insurance and property maintenance; (v) pay AMERCO an option fee; (vi) pay the first quarter rent payment thereunder; and
(vii) provide the lessor with an earn-out deposit pending attainment by such real property of particular net operating income thresholds. A purchase and sale agreement for the transaction has been executed by the parties, and the total purchase price for the transaction is $298,000,000.

                   VII. DESCRIPTION OF THE REORGANIZATION PLAN

         THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE, CLASSIFICATION, TREATMENT AND IMPLEMENTATION OF THE PLAN AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, AND TO THE APPENDICIES ATTACHED THERETO.

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

         ALTHOUGH THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN, THIS DISCLOSURE STATEMENT DOES NOT PURPORT TO BE A PRECISE OR COMPLETE STATEMENT OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.

         THE PLAN ITSELF AND THE DOCUMENTS IT REFERS TO WILL CONTROL THE TREATEMENT OF CREDITORS AND EQUITY SECURITY HOLDERS UNDER THE PLAN AND WILL, UPON THE EFFECTIVE DATE, BE BINDING UPON HOLDERS OF CLAIMS AGAINST, AND INTERESTS IN, THE DEBTORS, THE REORGANIZED DEBTORS, AND OTHER PARTIES IN INTEREST.

A.       OVERALL STRUCTURE OF THE PLAN.

         Shortly after filing for relief under Chapter 11 of the Bankruptcy Code, the Debtors focused on the formulation of a plan of reorganization that would allow them to quickly emerge from Chapter 11 and preserve their value as a going concern. The Debtors recognize that in the competitive arena in which they operate, a lengthy and uncertain Chapter 11 case may detrimentally affect the confidence in the Debtors by their respective vendors and employees, impair their financial condition, and negatively impact the prospects for a successful reorganization. The terms of the Plan are based upon, among other things, the Debtors' assessment of their ability to successfully restructure their capitalization, make the distributions contemplated under the Plan, and pay their continuing obligations in the ordinary course of the Reorganized Debtors' business.

         If the Plan is confirmed by the Bankruptcy Court and consummated: (1) the holders of Allowed Claims will be paid the full amount of such Claims; and
(2) the holders of Preferred Stock, Common Stock and other Interests, and Subordinated Claims arising from Preferred and Common Stock Interests will be unimpaired. At certain times after the Effective Date, the Reorganized Debtors will distribute Cash, securities and other property in respect of certain Classes of Claims as provided in the Plan. The Classes of Claims against the Debtors created under the Plan, the treatment of those Classes under the Plan, and the securities and other property to be distributed under the Plan are described below.

B.       SUMMARY OF CLAIMS PROCESS, BAR DATE AND PROFESSIONAL FEES

Claims Bar Date

         On September 30, 2003, the Bankruptcy Court entered an order (the "Bar Order Date") establishing the general deadline for filing proofs of claim against the Debtors (the "Bar Date"). The deadline established by the Bankruptcy Court was November 10, 2003, for Claims, including Claims of governmental units, but excluding certain other Claims, including Claims based on the rejection of executory contracts and unexpired leases, as to which the bar date is the earlier of: (a) 45 days following the entry of the order of the Bankruptcy Court approving such rejection, provided the effectiveness of such order has not been stayed; and (b) 45 days following the Effective Date of the Plan. The Debtors' claims and notice agent provided notice of the Bar Date by mailing to each person listed in the Schedules and Statements: (i) a notice of the Bar Date;
(ii) a proof of claim form; and (iii) statements which indicated whether the Claim of each recipient was listed in the Schedules and Statements as either unliquidated, contingent and/or disputed. In addition, the Debtors published notice of the Bar Date in USA Today National Edition on October 15, 2003.

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

No Interests Bar Date.

         No date has been set for the filing of proofs of Interest and no proof of interest need be filed especially in light of the fact that neither the Series A Preferred Stock nor the Common Stock of AMERCO are being impaired under the Plan. The holders of such securities may retain the certificates representing such shares and, after the Effective Date of the Plan, those certificates will continue to represent the same number of shares having the same rights and preferences as were extant on the day AMERCO filed its Chapter 11 case.

Professional Fees.

         At the commencement of the Chapter 11 Cases, the Bankruptcy Court entered an order establishing procedures for interim compensation and reimbursement of expenses of professionals (the "Interim Compensation Order"). The Compensation Order requires professionals retained in these cases to submit monthly fee statements to the Debtors and requires the Debtors to pay eighty percent (80%) of the requested fees and one hundred percent (100%) of the requested expenses pending interim approval by the Bankruptcy Court. The remaining 20% percent of the requested fees in such fee statements are paid only upon further order of the Bankruptcy Court (the "Holdback"). The Interim Compensation Order requires the professionals retained in the Chapter 11 Cases to file applications for approval of their fees and expenses every three months for the preceding three-month period. All interim fee applications filed in the Chapter 11 Cases are subject to final approval by the Bankruptcy Court.

C.       CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS.

         Section 1122 of the Bankruptcy Code requires that a plan of reorganization classify the claims of a debtor's creditors and the interest of its equity holders. The Bankruptcy Code also provides that, except for certain claims classified for administrative convenience, a plan of reorganization may place a claim of a creditor or an interest of an equity holder in a particular class only if such claim or interest is substantially similar to the other claims of such class. The Bankruptcy Code also requires that a plan of reorganization provide the same treatment for each claim or interest of a particular class unless the holder of a particular claim or interest agrees to a less favorable treatment of its claim or interest.

         The Debtors believe that they have classified all Claims and Interests in compliance with the requirements of the Bankruptcy Code. If a Creditor or Interestholder challenges such classification of Claims or Interests and the Bankruptcy Court finds that a different classification is required for the Plan to be confirmed, the Debtors, to the extent permitted by the Bankruptcy Court, intend to make such reasonable modifications of the classifications of Claims or Interests under the Plan to provide for whatever classification might be required by the Bankruptcy Court for confirmation.

         EXCEPT TO THE EXTENT THAT SUCH MODIFICATION OF CLASSIFICATION ADVERSELY AFFECTS THE TREATMENT OF A HOLDER OF A CLAIM OR INTEREST AND REQUIRES RESOLICITATION, ACCEPTANCE OF THE PLAN BY ANY HOLDER OF A CLAIM PURSUANT TO THIS SOLICITATION WILL BE DEEMED TO BE A CONSENT TO THE PLAN'S TREATMENT OF SUCH HOLDER OF A CLAIM REGARDLESS OF THE CLASS AS TO WHICH SUCH HOLDER ULTIMATELY IS DEEMED TO BE A MEMBER.

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

D.       TREATMENT OF UNCLASSIFIED CLAIMS.

Administrative Claims.

         An Administrative Claim is a Claim for payment of an administrative expense of a kind specified in Section 503(b) of the Bankruptcy Code and entitled to priority pursuant to Section 507(a)(1) of the Bankruptcy Code, including, but not limited to: (a) DIP Facility Claims; (b) the actual, necessary costs and expenses, incurred on or after the Petition Date, of preserving the Estates and operating the business of the Debtors, (including wages, salaries or commissions for services rendered after the commencement of Chapter 11 Cases); (c) Professional Claims; (d) Ordinary Course Professional Claims; (e) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code; and (f) Allowed Claims (including reclamation claims) that are entitled to be treated as Administrative Claims pursuant to a Final Order of the Bankruptcy Court under Section 546(c)(2)(A) of the Bankruptcy Code.

         Subject to the provisions of the Plan, on the later of: (a) the Effective Date, (b) the date an Administrative Claim becomes an Allowed Administrative Claim; or (c) the date an Administrative Claim becomes payable pursuant to any agreement between a Debtor (or a Reorganized Debtor) and the holder of such Administrative Claim, an Allowed Administrative Claimholder in the Chapter 11 Cases will receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Administrative Claim, (i) Cash equal to the unpaid portion of such Allowed Administrative Claim or (ii) such other treatment as to which the Debtors (or the Reorganized Debtors) and such Claimholder will have agreed upon in writing; provided, however, that (y) Claimholders of Claims arising under the DIP Facility will be deemed to have Allowed Claims as of the Effective Date in such amount as to which the Debtors and such Claimholders will have agreed upon in writing or as determined by the Bankruptcy Court, such DIP Facility Claims will be paid in accordance with
Article 10.1 of the Plan, and (x) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases will be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

Priority Tax Claims.

         Commencing on the later of: (a) the Effective Date; (b) the date a Priority Tax Claim becomes an Allowed Priority Tax Claim; or (c) the date a Priority Tax Claim first becomes payable pursuant to any agreement between a Debtor (or a Reorganized Debtor) and the holder of such Priority Tax Claim, at the sole option of the Debtors (or the Reorganized Debtors after the Effective
Date), such Allowed Priority Tax Claimholder will be entitled to receive on account of such Priority Tax Claim, (i) equal Cash payments on the last Business Day of each three-month period following the Effective Date, during a period not to exceed six years after the assessment of the tax on which such Claim is based, totaling the aggregate amount of such Claim plus simple interest on any outstanding balance from the Effective Date calculated at the interest rate available on ninety (90) day United States Treasuries on the Effective Date, which the Debtors believe is appropriate based on rates approved in other Chapter 11 cases, (ii) such other treatment agreed to by the Allowed Priority Tax Claimholder and the Debtors (or the Reorganized Debtors), provided such treatment is on more favorable terms to the Debtors (or the Reorganized Debtors after the Effective Date) than the treatment set forth in clause (i) hereof, or
(iii) payment in full in Cash. The Internal Revenue Service ("IRS") has filed a proof of claim in the Debtors' Chapter 11 Cases, which proof of claim has been amended by the IRS on numerous occasions. Under the most recent amended proof of claim, the IRS asserts a Priority Tax Claim in the approximate amount of $34,000,000 and an Other Unsecured Claim in the approximate amount of $675,000 (collectively, the "IRS Claims"). The Debtors intend to object to the allowance of the IRS Claims and take the position that the IRS Claims should be disallowed in their entirety. In addition, based upon the analysis by the Debtors and the

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discussions that have taken place to date with the IRS, the Debtors do not believe that the IRS Claims will have a material adverse effect on the Debtors' operations or their financial condition.

Workers' Compensation Programs Claims.

         Upon confirmation and substantial consummation of the Plan, the Reorganized Debtors will continue any Workers' Compensation Programs in accordance with applicable state laws. Nothing in the Plan will be deemed to discharge, release, or relieve the Debtors or Reorganized Debtors, as applicable, from any current or future liability with respect to any of the Workers' Compensation Programs. The Reorganized Debtors will be responsible for all valid claims for benefits and liabilities under the Workers' Compensation Programs regardless of when the applicable injuries were incurred. Any and all obligations under the Workers' Compensation Programs will be paid in accordance with the terms and conditions of Workers' Compensation Programs and in accordance with all applicable laws.

Employee Related Claims and Retiree Benefits.

         Upon confirmation and substantial consummation of the Plan, the Reorganized Debtors will continue the Retiree Benefits in accordance with applicable prepetition plans. Nothing set forth in the Plan will be deemed to alter, modify, terminate or discharge the Debtors or Reorganized Debtors from any current or future liability with respect to any Retiree Benefits that the Debtors or Reorganized Debtors are obligated to provide under any plan, fund, or program (through the purchase of insurance or otherwise) maintained or established in whole or in part by the Debtors prior to the Petition Date.

Claims for Professional Fees.

         Each Person seeking an award by the Bankruptcy Court of Professional Fees must file its final application for allowance of compensation for services rendered and reimbursement of expenses incurred through the Confirmation Date within forty-five (45) days after the Effective Date, and if the Bankruptcy Court grants such award, each such Person must be paid in full in Cash by the Reorganized Debtors in such amounts as are allowed by the Bankruptcy Court as soon thereafter as practicable.

Claims of DIP Lender.

         Simultaneously with the closing of the Exit Financing Facility, all the Debtors' outstanding obligations to any DIP Lender pursuant to a DIP Financing Order will be fully and finally satisfied in accordance with their terms using proceeds derived from, among other things, the Exit Financing Facility and/or Cash held by Reorganized AMERCO.

E.       TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS.

         Pursuant to Section 1122 of the Bankruptcy Code, set forth below is a designation of classes of Claims against and Interests in the Debtors. A Claim or Interest is placed in a particular Class for the purposes of voting on the Plan and of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest has not been paid, released, or otherwise settled prior to the Effective Date. In accordance with Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims of the kinds specified in Sections 502(a)(1) and 507(a)(8) of the Bankruptcy Code have not been classified and their treatment is set forth above.

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CLASSES OF CLAIMS THAT ARE UNIMPAIRED.

                  Class 2 (Other Priority Claims)

         Under the Plan, upon the occurrence of the Effective Date, each holder of an Allowed Other Priority Claim will receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Other Priority
Claim: (a) Cash in an amount equal to the amount of such Allowed Other Priority Claim; or (b) such other treatment as to which the Debtors (or the Reorganized Debtors) and such Claimholder will have agreed upon in writing, provided that such treatment is not more favorable than the treatment in clause (a) above. The Debtors' failure to object to an Other Priority Claim in their Chapter 11 Cases will be without prejudice to the Reorganized Debtors' right to contest or otherwise defend against such Claim in the Bankruptcy Court or other appropriate non-bankruptcy forum (at the option of the Debtors or the Reorganized Debtors) when and if such Claim is sought to be enforced by the Other Priority Claimholder. The Debtors do not believe there will be any significant amount of Class 2 Other Priority Claims, if any.

                  Class 5 (Other Unsecured Claims)

         Under the Plan, each holder of an Allowed Other Unsecured Claim will receive the payment of Cash equal to the amount of such holders' Allowed Class 5 Other Unsecured Claim upon the later to occur of: (i) the Effective Date; (ii) the date upon which such Allowed Other Unsecured Claim would be paid in the ordinary course of the Debtors or Reorganized Debtors' business; or (iii) such other date as the holder of the Allowed Class 5 Other Unsecured Claim has agreed.

                  Class 8 (Oxford Note Claims)

         Under the Plan, on the Effective Date, the Allowed Oxford Note Claims will be paid in full in Cash.

                  Class 9 (Miscellaneous Secured Claims)

         On the Effective Date, the legal, equitable and contractual rights of holders of an Allowed Class 9 Claim will be Reinstated. The Debtors' failure to object to any such Class 9 Claims in the Chapter 11 Cases will be without prejudice to the Reorganized Debtors' right to contest or otherwise defend against such Claims in the appropriate forum when and if such Claim is sought to be enforced by the Miscellaneous Secured Claimholder. Notwithstanding Section 1141(c) or any other provision of the Bankruptcy Code, all pre-petition liens on property of any Debtor held by or on behalf of the Miscellaneous Secured Claimholder with respect to such Claims will survive the Effective Date and continue in accordance with the contractual terms of the underlying agreements with such Claimholders until, as to each Claimholder, the Allowed Claims of such Miscellaneous Secured Claimholder are paid in full.

                  Class 10 (Intercompany Claims)

         The Plan will not alter, impair or discharge any of the Allowed Intercompany Claims.

                  Class 11 (AMERCO/AREC Guaranty Claims)

         On the Effective Date, and unless otherwise specifically provided for in the Plan, the AMERCO/AREC Guaranty Obligations will be deemed Reinstated, and any non-monetary default in the

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

primary obligations underlying the AMERCO/AREC Guaranty Obligations arising out of or related to the commencement by the Debtors of the Chapter 11 Cases, will be deemed Cured.

                  Class 12 (Preferred Stock Interests and Subordinated Claims (Preferred))

         The Plan will not alter or otherwise impair any of the Preferred Stock Interests. Under the Plan and Section 510 of the Bankruptcy Code, Subordinated Claims (Preferred) will be subordinated to the Allowed Claims of Creditors in Classes 1 through 11 under the Plan, but will be pari passu with Allowed Preferred Stock Interests in Class 12(a) under the Plan. To the extent a Subordinated Claim (Preferred) becomes an Allowed Claim, either by agreement between the Reorganized Debtors and the holder of such Subordinated Claim (Preferred), or by Final Order of the Bankruptcy Court or other court of competent jurisdiction, such Allowed Subordinated Claim (Preferred) will be satisfied in Cash in full by the Reorganized Debtors or on such other terms as to which the Reorganized Debtors and the holder of an Allowed Subordinated Claim (Preferred) will have agreed to in writing.

                  Class 13 (Existing Common Stock and Other Interests and Subordinated Claims (Common))

         The Plan will not alter or otherwise impair the Allowed Existing Common Stock and Other Interests. Under the Plan and Section 510 of the Bankruptcy Code, Subordinated Claims (Common) will be subordinated to the Allowed Claims in Classes 1 through 11 and Allowed Preferred Stock Interests and Allowed Subordinated Claims (Preferred) in Class 12 of the Plan, but will be pari passu with Allowed Common Stock Interests in Class 13(a) under the Plan. To the extent a Subordinated Claim (Common) becomes an Allowed Claim, either by agreement between the Reorganized Debtors and the holder of such Subordinated Claims (Common), or by Final Order of the Bankruptcy Court or other court of competent jurisdiction, such Allowed Subordinated Claim (Common) will be satisfied in Cash in full by the Reorganized Debtors or on such other terms as to which the Reorganized Debtors and the holder of an Allowed Subordinated Claim (Common) will have agreed to in writing.

                  Class 14 (Subsidiary Interests)

         The Plan will not alter or otherwise impair the Subsidiary Interests.

CLASSES OF CLAIMS THAT ARE IMPAIRED.

                  Class 1 (JPMorgan Claims)

         Under the Plan, upon the occurrence of the Effective Date, the JPMorgan Claims will be Allowed in the amount set forth in the Restructuring Agreement (Revolver Lenders), less the Cash payment in an amount equal to $51,250,000 paid Pro Rata to the holders of the JPMorgan Claims on or about September 10, 2003. On the Effective Date, the holders of the JPMorgan Claims will receive in full and final satisfaction, settlement, release and discharge of, and in exchange for, their JPMorgan Claims (including any prepetition setoff claims) a Pro Rata portion of: (a) Cash in an amount equal to $71,750,000; (b) Cash in an amount equal to any and all accrued but unpaid interest on the principal amount outstanding under the JPMorgan Chase Credit Facility up to but not including the Effective Date, payable at the non-default rate of interest under the JPMorgan Chase Credit Facility, plus reasonable costs and expenses recoverable under the JPMorgan Credit Facility; (c) $48,400,000 in aggregate principal amount of the New Term Loan A Notes issued pursuant to the Exit Financing Facility; and (d) $33,600,000 in aggregate principal amount of the New Term Loan B Notes issued pursuant to the New Term Loan B Notes Indenture. In the event of any inconsistency between the terms of the Plan and the terms of the Restructuring Agreement (Revolver Lenders), the terms of the Restructuring Agreement (Revolver Lenders) will control.

Notwithstanding the foregoing, in the event the Debtors fail to comply with the JPMorgan Syndication Terms, then the holders of the JPMorgan Claims will receive an additional $33,600,000 in aggregate principal amount of Term Loan A Notes issued pursuant to the Exit Financing Facility in lieu of the New Term Loan B Notes. The Debtors anticipate complying with the JPMorgan Syndication Terms, having obtained commitment letters for the placement of $30,000,000 in New Term Loan B Notes to unrelated third party market participants.

                  Class 3 (Citibank Secured Claim and Citibank Guaranty Claim)

                  Class 3 consists of a separate subclass for the Citibank Secured Claim and the Citibank Guaranty Claim. The alternative treatments set forth in Article 5.3 of the Plan will be in full satisfaction, settlement, release and discharge of the Citibank Secured Claim and the Citibank Guaranty Claim.

                  (a)      Class 3(a): Citibank Secured Claim (Impaired):

                           (i) CASH - CAREY SALE PROCEEDS. On or before the Effective Date of the Plan, the holders of Citibank Secured Claim will receive an amount of Cash from the Carey Sale Proceeds equivalent to the amount of the Allowed Citibank Secured Claim, excluding therefrom, if applicable, any fine, penalty, interest or cost arising from or related to a default under the Citibank Master Lease and the Citibank Guaranty, provided that: (A) the Carey Sale Agreement will have been approved by a Final Order of the Bankruptcy Court on or before the Effective Date; (B) the Carey Sale Transaction closes in accordance with the Carey Sale Agreement, including the payment of the Carey Sale Proceeds, on or before the Effective Date; and (C) the holders of Citibank Secured Claim in Class 3(a) and Citibank Guaranty Claim in Class 3(b) will have voted to accept the Plan by the statutory prerequisites for such acceptance set forth in Section 1126 of the Bankruptcy Code.

                           (ii) RESTATED CITIBANK MASTER LEASE. In the event the Carey Sale Transaction does not close in accordance with the Carey Sale Agreement on or before the Effective Date of the Plan, and provided that the holders of Citibank Secured Claim in Class 3(a) and Citibank Guaranty Claim in Class 3(b) will have voted to accept the Plan by the statutory prerequisites for such acceptance set forth in Section 1126 of the Bankruptcy Code, Reorganized AREC will, on the Effective Date of the Plan, execute and deliver the Restated Citibank Master Lease, and Reorganized AMERCO will, on the effective Date, execute and deliver the Restated Citibank Guaranty.

                           (iii) CONVEYANCE OF CITIBANK PROPERTIES. In the event the holders of Citibank Secured Claim in Class 3(a) and Citibank Guaranty Claim in Class 3(b) vote to reject the Plan by the statutory prerequisites for such rejection set forth in
                  Section 1126 of the Bankruptcy Code, the Debtors reserve the right, in their sole discretion, either to: (A) surrender to the holders of the Citibank Secured Claim all of their right, title and interest in and to the Citibank Properties in full and final satisfaction of all Claims arising under or related to the Citibank Master Lease, together with Cash in an amount equivalent to the Unsecured Deficiency Claim, if any such Claim exists, of the holders of Citibank Secured Claim as determined by a Final Order of the Bankruptcy Court pursuant to the Citibank Valuation Hearing; (B) provide for the treatment of the Citibank Secured Claim in accordance with the alternative treatment set forth in Article 5.3(a)(i) and
                  (a)(ii) of the Plan; or (C) provide such other treatment of the Citibank Secured Claim that complies with Section 1129 (b) of the Bankruptcy Code. If the Bankruptcy Court determines, as part of the Citibank Valuation Hearing, that the value of the Citibank Properties exceeds the amount of the Allowed Citibank Secured Claim, and the Debtors have selected the alternative treatment set forth in
                  Article 5.3(a)(iii) of the Plan, the holders of the Citibank Secured Claim will pay in Cash to the Debtors the amount of the excess value. Notwithstanding anything set forth in the Plan, if the holders of the Citibank Secured Claim vote to reject the Plan and the Debtors elect to close the Carey Sale Transaction, the holders of the Citibank Secured Claim shall receive Cash in an amount equivalent to the amount of the Allowed Citibank Secured Claim. The holders of the Citibank Secured Claim shall have the right to submit a conditional Ballot to accept or reject the Plan.

                  (b) Class 3(b): Citibank Guaranty Claim (Impaired). In the event the Citibank Secured Claim in Class 3(a) receives the alternative treatment in Articles 5.3(a)(i) and 5.3(a)(iii) of the Plan, the Citibank Guaranty Claim, to the extent such Claim is an Allowed Claim, will be deemed satisfied in full. In the event the Citibank Secured Claim in Class 3(a) receives the alternative treatment in Article 5.3(a)(ii) of the Plan, the holder of the Citibank Guaranty Claim will receive in full satisfaction, release and discharge of the Citibank Guaranty Claim, to the extent such Claim is an Allowed Claim, the New Citibank Guaranty, which will be executed and delivered by Reorganized AMERCO on the Effective Date.

                  Class 4 (BMO Secured Claim and BMO Guaranty Claim)

                  Class 4 will consist of a separate subclass for the BMO Secured Claim and the BMO Guaranty Claim. The alternative treatments set forth in this Article 5.4 of the Plan, will be in full satisfaction, settlement, release, and discharge of the BMO Secured Claim and the BMO Guaranty Claim.

                  (a)      Class 4(a): BMO Secured Claim (Impaired).

                           (i) CASH - CAREY SALE PROCEEDS. On or before the Effective Date of the Plan, the holders of BMO Secured Claim will receive an amount of Cash from the Carey Sale Proceeds equivalent to the amount of the Allowed BMO Secured Claim, excluding therefrom, if applicable, any fine, penalty, interest or cost arising from or related to a default under the BMO Master Lease or the BMO Guaranty, provided that: (A) the Carey Sale Agreement will have been approved by a Final Order of the Bankruptcy Court on or before the Effective Date;
                  (B) the Carey Sale Transaction closes in accordance with the Carey Sale Agreement, including the payment of the Carey Sale Proceeds, on or before of the Effective Date; and (C) the BMO Secured Claim in Class 4(a) and the BMO Guaranty Claim in Class 4(b) will have voted to accept the Plan by the statutory prerequisites for such rejection pursuant to Section 1126 of the Bankruptcy Code.

                           (ii) RESTATED BMO MASTER LEASE. In the event the Carey Sale Transaction does not close in accordance with the Carey Sale Agreement on or before the Effective Date of the Plan, and provided that the holders of the BMO Secured Claim in Class 4(a) and the BMO Guaranty Claim in Class 4(b) will have voted to accept the Plan by the statutory prerequisites for such acceptance pursuant to Section 1126 of the Bankruptcy Code, Reorganized AREC and U-Haul will, on the Effective Date, execute and deliver to the holders of the BMO Secured Claim the Restated BMO Master Lease, and Reorganized AMERCO will, on the Effective Date, execute and deliver the Restated BMO Guaranty.

                           (iii) CONVEYANCE OF BMO PROPERTIES. In the event the holders of the BMO Secured Claim in Class 4(a) and the BMO Guaranty Claim in Class 4(b) vote to reject the Plan by the statutory prerequisites for such rejection set forth in
                  Section 1126 of the

                  Bankruptcy Code, the Debtors reserve the right, in their sole discretion, either to: (A) surrender and cause U-Haul to surrender to the holders of the BMO Secured Claim all of their right, title and interest in and to the BMO Properties in full and final satisfaction of all Claims arising under or related to the Master Lease, together with Cash in an amount equivalent to the Unsecured Deficiency Claim, if any such Claim exists, of the holders of BMO Secured Claim as determined by a Final Order of the Bankruptcy Court pursuant to the BMO Valuation Hearing; (B) to treat the BMO Secured Claim in accordance with the alternative treatment set forth in Article 5.4 (a)(i) and (a)(ii) of the Plan; or (C) provide such other treatment that complies with the provisions of
                  Section 1129(b) of the Bankruptcy Code. If the Bankruptcy Court determines, as part of the BMO Valuation Hearing, that the value of the BMO Properties exceeds the amount of the Allowed BMO Secured Claim, and the Debtors have selected the alternative treatment set forth in Article 5.4(a)(iii) of the Plan, the holders of the BMO Secured Claim will pay in Cash to the Debtors the amount of the excess value. Notwithstanding anything set forth in the Plan, if the holders of the BMO Secured Claim vote to reject the Plan and the Debtors elect to close the Carey Sale Transaction, the holders of the BMO Secured Claim shall receive Cash in an amount equivalent to the amount of the Allowed BMO Secured Claim. The holders of the BMO Secured Claim shall have the right to submit a conditional Ballot to accept or reject the Plan.

                  (b) Class 4(b): BMP Guaranty Claim (Impaired). In the event the BMO Secured Claim in Class 4(a) receives the alternative treatments in Article 5.4(a)(i) and (a)(iii) of the Plan, the BMO Guaranty Claim, to the extent such Claim is an Allowed Claim, will be deemed satisfied in full. In the event the BMO Secured Claim in Class 4(a) receives the alternative treatment in Article 5.4(a)(ii) of the Plan, the holders of BMO Guaranty Claim will receive in full satisfaction, release and discharge of the BMO Guaranty Claim, to the extent such Claim is an Allowed Claim, the New BMO Guaranty, which will be executed and delivered by Reorganized AMERCO on the Effective Date.

                  Class 6 (AREC Note Claims)

         Under the Plan, upon the occurrence of the Effective Date, the AREC Note Claims will be Allowed in the amount set forth in the Restructuring Agreement (AREC Noteholders). On the Effective Date, the AREC Note Claimholders will receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, their AREC Note Claims, a Pro Rata portion of: (a) Cash in the amount of $65,000,000; (b) Cash in an amount equal to the sum of (i) any and all accrued but unpaid interest on the AREC Notes from October 15, 2002 up to but not including the AREC Petition Date, payable at the default rate of interest under the AREC Notes, and (ii) any and all accrued and unpaid interest under the AREC Notes from the AREC Petition Date up to but not including the Effective Date, payable at the non-default rate of interest under the AREC Notes, plus reasonable costs and fees, including fees of their professional advisors; (c) $18,600,000 in aggregate principal amount of the New Term Loan A Notes issued pursuant to the Exit Financing Facility; and (d) $16,400,000 in aggregate principal amount of the New Term Loan B Notes issued pursuant to the New Term Loan B Notes Indenture. In the event of any inconsistency between the terms of the Plan and the terms of the Restructuring Agreement (AREC Noteholders), the Restructuring Agreement (AREC Noteholders) will control. In the event the Debtors fail to comply with the AREC Syndication Terms, then the holders of the AREC Note Claims will receive a Pro Rata portion of $16,400,000 in aggregate principal amount of the New Term Loan A Notes in lieu of the New Term Loan B Notes. The Debtors anticipate complying with the AREC Syndication Terms, having obtained commitment letters for the placement of $30,000,000 in New Term Loan B Notes to unrelated third party market participants.

                  Class 7 (AMERCO Unsecured Claims)

         Under the Plan, on the Effective Date, each holder of an Allowed AMERCO Unsecured Claim will receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such AMERCO Unsecured Claims, such holder's Pro Rata portion of the following:

         (a) Cash in the amount of $191,000,000, provided, however, that the amount of Cash will be increased by the same amount, if any, by which the principal amount of New Term Loan B Notes distributed to the AMERCO Unsecured Claimholders is less than $200,000,000, but in no event will the amount of Cash exceed an amount equivalent to thirty-five percent (35%) of the aggregate amount of Allowed Class 7 AMERCO Unsecured Claims. Notwithstanding anything set forth in the Plan to the contrary, the Cash distributed to the holders of Allowed Class 7 AMERCO Unsecured Claims pursuant to Article 5.7(a) of the Plan will be decreased, only to the extent required, to enable the Reorganized Debtors to have as of the Effective Date, minimum availability under the Exit Financing Facility of $80,000,000.

         (b) The SAC Holding Senior Notes in the original principal amount of $200,000,000.

         (c) New Term Loan B Notes in the principal amount of $200,000,000, provided, however, that the amount of the New Term Loan B Notes distributed to the AMERCO Unsecured Claimholders will be decreased by the sum of: (i) the New Term Loan B Notes distributed to the AREC Note Claimholders and the Pre-Petition Lenders as a result of the satisfaction by the Debtors of the JPMorgan Syndication Terms and the AREC Syndication Terms as provided in Articles 5.1 and 5.6 of the Plan, and (ii) the amount of New Term Loan B Notes syndicated by the Debtors to unrelated third-party market participants. The Debtors anticipate satisfying the JPMorgan Syndication Terms and the AREC Syndication Terms, having obtained commitment letters for the placement of $30,000,000 in New Term Loan B Notes to unrelated third party market participants.

         (d)      The New AMERCO Notes.

         As set forth above, the actual amount of distributions of Cash, New Term Loan B Notes and New AMERCO Notes to the holders of Allowed AMERCO Unsecured Claims is a function of the Debtors' externally syndicating to a third-party market participant a portion of the New Term Loan B Notes in accordance with the syndication terms set forth in the Restructuring Agreement (Revolver Lenders) and the Restructuring Agreement (AREC Noteholders). The chart set forth below illustrates the impact upon such distributions if the Debtors
(i) do not externally syndicate any of the New Term Loan B Notes, and (ii) externally syndicate $30,000,000 of the New Term Loan B Notes. The chart below assumes an aggregate of Allowed AMERCO Unsecured Claims in Class 7 of $715,000,000.

                           NO SYNDICATION OF NEW   SYNDICATION OF $30,000,000
      DISTRIBUTION           TERM LOAN B NOTES      OF NEW TERM LOAN B NOTES
-----------------------------------------------------------------------------
Cash                           191,000,000                  250,000,000
SAC Holding Senior Notes       200,000,000                  200,000,000
New Term Loan B Notes          200,000,000                  120,000,000
New AMERCO Notes               124,000,000                  145,000,000
                           --------------------------------------------------
                  TOTAL:     $ 715,000,000                $ 715,000,000

F.       SYNDICATION OF NEW TERM LOAN B NOTES.

         Under the Restructuring Agreement (Revolver Lenders) and the Restructuring Agreement (AREC Noteholders), the Debtors agreed to use their best efforts to externally syndicate at least $30,000,000 of the New Term Loan B Notes. As a result of their efforts in this regard, the Debtors have obtained commitments from Canyon Capital Advisors LLC ("Canyon") and Double Black Diamond Offshore LDC and Black Diamond Offshore Ltd. (together, the "Carlson Funds"), each for $15,000,000 of the New Term Loan B Notes, for an aggregate syndication amount of $30,000,000. Accordingly, the Debtors anticipate that they will comply with the JPMorgan Syndication Terms and the AREC Syndication Terms, and that the actual amount of distributions of Cash, New Term Loan B Notes and New AMERCO Notes to the holders of Allowed AMERCO Unsecured Claims will be consistent with the amounts set forth in the far right column in the table above.

G.       CONTINUED CORPORATE EXISTENCE.

The Debtors.

         Each of the Debtors will continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation under applicable law in the jurisdiction in which each applicable Debtor is incorporated or otherwise formed and pursuant to its certificate of incorporation and bylaws or other organizational documents in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws or other organizational documents are amended by the Plan, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date.

Amended and Restated Articles of Incorporation.

         The certificates or articles of incorporation of each Debtor will be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code, including a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by Section 1123(a)(b) of the Bankruptcy Code. The Amended and Restated Articles of Incorporation for each Debtor will be in substantially the form of Exhibit O and Exhibit P attached to the Plan.

Non-Debtors.

         There are certain Affiliates of the Debtors that are not Debtors in the Chapter 11 Cases. The continued existence, operation and ownership of such non-Debtor Affiliates is a material component of the Debtors' businesses, and, as set forth in Article 11.1 of the Plan, all of the Debtors' equity interests and other property interests in such non-Debtor Affiliates will revest in the applicable Reorganized Debtor or its successor on the Effective Date.

H.       DIRECTORS, OFFICERS AND STOCKHOLDERS OF THE REORGANIZED DEBTORS.

Officers.

         The existing senior officers of the Debtors in office on the Effective Date will serve in their current capacities after the Effective Date, subject to the authority of the board of directors of the Reorganized Debtors.

Directors of AMERCO.

         The current members of the board of directors of AMERCO on the Effective Date will continue to serve out their current term after the Effective Date, subject to the authority of the shareholders of AMERCO; provided that the board of directors, collectively, including any required committee thereof, will comply with any other qualification, experience, and independence requirements under applicable law, including the Sarbanes-Oxley Act of 2002 and the rules then in effect of the stock exchange or quotation system (including the benefit of any transition periods available under applicable law) on which the Existing Common Stock or Series A 8-1/2% Preferred Stock of AMERCO is listed.

Directors and Officers of AREC and Non-Debtor Affiliates.

         The existing directors and officers of AREC and non-debtor Subsidiaries will continue to serve in their current capacities after the Effective Date, provided, however that AMERCO reserves the right to identify new officers and members of the board of directors of each of AREC and Non-Debtor Subsidiaries at any time thereafter.

Preferred Stockholders.

         The Series A 8 1/2 % Preferred Stock of AMERCO is entitled to receive dividends at a fixed annual rate of $2.125 per share payable quarterly. In the event AMERCO fails to declare and pay in full the dividend for any 6 quarterly dividend periods, whether or not consecutive, the holders of the outstanding Series A Preferred Stock will be entitled, until all missed dividends have been declared and paid in full, to elect 2 directors of AMERCO. Currently, four quarterly dividends have not been declared and paid in full. A fifth quarterly dividend is scheduled to be declared in February 2004 and a sixth would be scheduled for declaration in May 2004. Under the terms of the Exit Financing Facility, Reorganized AMERCO has the right to make, if it so elects, quarterly dividend payments, subject to the terms of the Exit Financing Facility. It is AMERCO's intention that any quarterly dividend payment will be declared and paid in the order that such dividends were originally scheduled.

I.       LISTING ON SECURITIES EXCHANGE OR QUOTATION SYSTEM.

         AMERCO will use its commercially reasonable best efforts to seek the continued listing, as promptly as practicable after the Effective Date, of the shares of Existing Common Stock and the Series A 8-1/2% Preferred Stock of AMERCO on a national securities exchange or for quotation on a national automated interdealer quotation system but will have no liability if it is unable to do so.

J.       SAC PARTICIPATION.

         On the Effective Date, SAC Holding will execute and deliver the SAC Notes Indenture, the SAC Holding Senior Notes and the SAC Holding Participation and Subordination Agreement (the "SAC Holding Note Documents"). The SAC Holding Note Documents will be duly and validly authorized, executed and delivered, and will constitute valid and binding obligations of SAC Holding, enforceable in accordance with their terms.

K.       CANCELLATION OF EXISTING DEBT SECURITIES.

         On the Effective Date, except as otherwise specifically provided for herein: (a) the Existing Debt Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors, except such notes or other instruments evidencing indebtedness or obligations of the Debtors that are Reinstated under the Plan, will be cancelled; and (b) the obligations of, and Claims against the Debtors under, relating, or pertaining to any agreements, indentures, or similar documents governing the Existing Debt Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors, except such notes or other instruments evidencing indebtedness or obligations of the Debtors that are Reinstated under the Plan, as the case may be, will be released and discharged; provided, however, that any agreement that governs the rights of the Claimholder and that is administered by an Indenture Trustee, an agent, or a servicer (each hereinafter referred to as a "Servicer") will continue in effect solely for purposes of (i) allowing such Servicer to make the distributions to be made on account of such Claims under the Plan as provided in Article V of the Plan and (ii) allowing the Servicer, including Indenture Trustees, to assert their Indenture Trustees Charging Liens against such distributions for payment of the Indenture Trustee Fees, to the extent that all or a portion of such fees are not paid pursuant to Article 9.5 of the Plan, which will effectively reduce the distributions made to the Noteholders pursuant to the Plan, and allowing the Indenture Trustees to assert their indemnification rights under the Indentures against the Reorganized Debtors for all liabilities, losses, damages, claims, costs and expenses arising out of or due to their actions or omissions, including but not limited to attorneys' fees, except for their gross negligence or willful misconduct.

L.       EXIT FINANCING FACILITY.

         Upon the Effective Date of the Plan, the Reorganized Debtors, U-Haul and certain of their wholly-owned subsidiaries and affiliates will enter into a syndicated Exit Financing Facility with Wells Fargo Foothill, Inc., as the lead arranger and administrative agent. The Exit Financing Facility, which will be guaranteed by substantially all of the Reorganized Debtors and certain of their subsidiaries, will be a senior secured credit facility with a maximum credit amount of $550,000,000 consisting of: (i) a revolving credit facility of up to $200,000,000 (the "Revolver"); plus (ii) a $350,000,000 amortizing term loan facility consisting of the New Term Loan A Notes. The Revolver will also include a $50,000,000 letter of credit sub-facility for the issuance of letters of credit. The amounts available for borrowing under the Revolver will be subject to a borrowing base formula that is based upon a percentage of the value of the borrowers' eligible real estate and vehicles, subject to agreed upon reserves for environmental remediation, title defects and other agreed upon reserves.

         General

         The amounts outstanding under the Exit Financing Facility, including the New Term Loan A Notes, will be due and payable no later than five years from the closing date of the Exit Financing Facility.

         No principal payments will be required under the Revolver until the maturity of the Exit Financing Facility. Monthly principal payments of $291,667 will be due and payable under the Term Loan A Notes, with the balance due in full upon maturity. Amounts outstanding under the Exit Financing Facility may be prepaid at any time after the third anniversary of the Exit Financing Facility without any prepayment penalty. Amounts prepaid during the first three years of the Exit Financing Facility will be subject to the following prepayment penalties based upon a percentage of the average daily outstanding daily balance of the Exit Financing Facility and the average daily undrawn amount of letters of credit through the date of prepayment:

 YEAR 1      YEAR 2     YEAR 3
------------------------------
 2.00%        1.50%      1.00%

         Interest on amounts outstanding under the Exit Financing Facility will accrue at a base LIBO rate plus a margin of 3.50% to 4.0% based on the amount of the borrowers' senior indebtedness divided by consolidated annual EBITDA for the previous four fiscal quarters.

         Ranking of the Exit Financing Facility

         The obligations underlying the Exit Financing Facility will be senior secured obligations of the Reorganized Debtors and rank pari passu in right of payment to the New Term Loan B Notes and senior in right of payment to all other indebtedness of the Reorganized Debtors.

         Collateral Securing the Exit Financing Facility

         All amounts outstanding under the Exit Financing Facility will be secured by a first priority security interest in substantially all of the assets of the Reorganized Debtors and guarantors under the Exit Financing Facility, excluding the assets described below.

         The assets excluded from the collateral securing the Exit Financing Facility will consist of the following:

    - The existing promissory notes issued to the Reorganized Debtors by SAC Holding and its subsidiaries (and proceeds associated with the monetization of such assets, as they may be amended or restated from time to time);

    - The Reorganized Debtors' real estate subject to any currently existing synthetic lease arrangements (and the proceeds associated with the monetization of such assets);

    - The capital stock of RepWest and Oxford (and the proceeds associated with the monetization of such assets);

    -    Real property subject to a lien in favor of Oxford;

    - Real property under contract for sale at the time of the closing of the Exit Financing Facility;

    - Real property defined as surplus property at the time of Exit Financing Facility;

    - Proceeds in excess of $50,000,000 associated with the settlement, judgment or recovery related to the PwC Litigation; and

    - Vehicles (including any motor vehicle, trailer or other asset) that become and remain subject to a TRAC or operating lease transaction, including, without limitation, the PMCC Leveraged Lease and PMCC Like-Kind Exchange Lease.

         The Exit Financing Facility will also include provisions authorizing the granting of a junior lien in substantially all of the assets of the borrowers in favor of the parties receiving the New Term Loan B Notes, subject to the terms of an Intercreditor Agreement in form and substance reasonably satisfactory to Wells Fargo Foothill, Inc.

         Guarantees

         The Exit Financing Facility will be guaranteed by all subsidiaries of Reorganized AMERCO, including Reorganized AREC, U-Haul and all of their respective subsidiaries, but excluding RepWest, Oxford and all of their respective subsidiaries. The guarantors will jointly and severally guaranty all of the obligations under the Exit Financing Facility. The obligation of each guarantor under its guaranty will be limited to the greatest amount that would not render its obligations under the guaranty subject to avoidance as a fraudulent conveyance or fraudulent transfer under applicable law. Each guarantor that makes payment or distribution of more than its proportionate share under a guaranty will be entitled to contribution from each other such guarantor that has not paid its proportionate share of such payment or distribution.

         Affirmative and Negative Covenants

         The Exit Financing Facility will include covenants requiring the borrowers to maintain an agreed upon minimum fixed charge coverage ratio and a limitation on capital expenditures. The borrowers also will be required to deliver monthly financial statements, audited annual financial statements and annual updated projections. The Exit Financing Facility will include the specific affirmative and negative covenants described below and such other customary covenants (both positive and negative) that are customary for a credit facility of this type and are agreed to by the Reorganized Debtors and the Creditors' Committee, including, but not limited to, notices of litigation, defaults and unmatured defaults and other information, compliance with laws, permits and licenses, inspection of properties, books and records, maintenance of insurance, limitations with respect to liens and encumbrances, dividends and retirement of capital stock, guarantees, certain sale and lease back transactions, consolidations and mergers, investments, capital expenditures, loans and advances, indebtedness, compliance with pension, environmental and other laws, operating leases, transactions with affiliates and prepayment of other indebtedness.

         With respect to certain affirmative covenants, the borrowers will be required to continue a captive self-insurance program for their fleet, as currently provided by RepWest, provided, however, that the borrowers may alter or replace their captive self-insurance with the approval of Wells Fargo Foothill, Inc. provided that the terms are reasonably consistent with the program currently provided by RepWest.

         With respect to certain negative covenants, (i) the borrowers will be permitted to repay subordinated debt using the proceeds of excluded assets provided that no event of default is then in existence or will be in existence as a result after giving effect to the said event; (ii) the borrowers will be permitted to prepay subordinated debt, in other circumstances, provided that (a) no event of default is then in existence or will be in existence as a result after giving effect to the said event, (b) payments do not exceed 50% of borrowers' free cash flow for the prior 12 months, and (c) the borrowers have not less than $35,000,000 in availability under the Exit Financing Facility plus unrestricted cash after giving effect to said event and, borrowers' projected availability for the next 12 months, after giving effect to the said event, would not be below $35,000,000; and (iii) the borrowers will be permitted to make cash payments on Preferred Stock in existence as of the Effective Date, provided that (a) no event of default is then in existence or will be in existence as a result after giving effect to the said event, (b) cash payments do not exceed $13,000,000 annually, and (c) the borrowers have at least $35,000,000 in availability under the Exit Financing Facility plus unrestricted cash after giving effect to the said event and, the borrowers' projected availability for the next 12 months, after giving effect to the said event, would not be below $35,000,000.

         Events of Default and Acceleration

         The Exit Financing Facility will contain events of default that are customary for a credit facility of this type, including, without limitation, the following:

         - failure by the borrowers to pay when due and payable all or any portion of the obligations under the Exit Financing Facility;

         - failure by the borrowers to comply with any of its agreements or covenants described in the Exit Financing Facility, subject to applicable grace periods;

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

         - any material portion of the borrowers' assets is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into possession of any third person;

         - any borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

         - there is a default in any material agreement to which any guarantor is a party including, without limitation, any material contract, affiliate contract or any material contract with any of SAC Holding, SSI or PMSR and such default (a) occurs at the final maturity of the obligations thereunder, of
                  (b) results in the acceleration on the maturity of the applicable guarantor's obligations thereunder;

         - any material misstatement or material misrepresentation exists now or hereafter in any warranty, representation, statement, or record made to the lender by any borrower, its subsidiaries, or any officer, employee, agent, or director of any borrower or any of its subsidiaries;

         - the obligation of any guarantor under its guaranty is limited or terminated by operation of law or by such guarantor thereunder;

         - the Exit Financing Facility or any other loan document that purports to create a lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof of thereof, first priority lien on or security interest in the collateral covered thereby; or

         - any provision of any loan document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any borrower, or a proceeding shall be commenced by any borrower, or any governmental authority having jurisdiction over any borrower, seeking to establish the invalidity or unenforceability thereof, or any borrower shall deny that any borrower has any liability or obligation purported to be created under any loan document.

         Governing Law

         The Exit Financing Facility and guarantees are governed by, and construed in accordance with the law of the State of New York.

M.       ISSUANCE OF NEW DEBT SECURITIES.

         For purposes of the Plan and Section 1145 of the Bankruptcy Code, SAC Holding is a co-proponent of the Plan along with the Debtors. On the Effective Date, SAC Holding will be deemed to have issued the SAC Holding Senior Notes, and the Reorganized Debtors will be deemed to have issued the remainder of the New Debt Securities and the New Term Loan A Notes, each as set forth in Article V of the Plan. The issuance of the New Debt Securities and the distribution thereof as described above will be in compliance with applicable registration requirements or exempt from registration under applicable securities laws pursuant to Section 1145(a) of the Bankruptcy Code or Section 4(2) of the Securities Act. The New Debt Securities will be qualified under the Trust Indenture Act of 1939.

         The following summary provides a brief overview of the New Debt Securities that will be issued pursuant to the Plan as currently contemplated. The final terms and conditions of the New Debt Securities could change substantially from the overview provided below.

NEW TERM LOAN B NOTES

         The New Term Loan B Notes will be issued by Reorganized AMERCO pursuant to the New Term Loan B Notes Indenture to be entered into among Reorganized AMERCO, as issuer, the guarantors (discussed below) and a trustee to be determined prior to the Effective Date. The New Term Loan B Notes will be issued to the holders of Class 1 Claims (JPMorgan Claims), Class 6 Claims (AREC Note Claims) and Class 7 Claims (AMERCO Unsecured Claims), as well as certain new purchasers as discussed below, and will constitute senior secured debt securities under the New Term Loan B Notes Indenture. The following paragraphs summarize the material provisions of the New Term Loan B Notes and the New Term Loan B Notes Indenture. The following description does not purport to be complete and is subject to, and qualified by reference to, all of the provisions of the New Term Loan B Notes Indenture and the New Term Loan B Notes.

         General

         The New Term Loan B Notes will be limited to $200,000,000 in aggregate principal amount. The New Term Loan B Notes will mature five years from the date of issuance. The New Term Loan B Notes will bear cash interest at a rate of 9% per annum, payable quarterly in arrears, based on 90 day quarters and 360 day years. After default, the outstanding principal balance of the New Term Loan B Notes will bear interest at a rate equal to 2.0% greater than the otherwise applicable interest rate.

         Syndication of the New Term Loan B Notes

         The Debtors have obtained commitments from Canyon and the Carlson Funds (collectively, the "New Term Loan B Investors"), for an aggregate of $30,000,000 of the New Term Loan B Notes. The material conditions precedent to the financing obligations of the New Term Loan B Investors include, without limitation:

         - The New Term Loan B Investors and their respective advisors shall have been afforded full access to the books and records of Reorganized AMERCO, including copies of all materials filed in the Chapter 11 Cases;

         - Confirmation of the Plan in these Chapter 11 Cases, with such non-material modification with respect to the treatment of Class 7 Allowed Claims as the New Term Loan B Investors may agree;

         - No material changes to the ownership and pro forma capitalization of Reorganized AMERCO;

         - Execution and delivery of the note purchase agreements, the New Term Loan B Indenture, the collateral security documents, the Intercreditor Agreement (defined below) as well as supporting legal opinions and perfection of all liens and security interests as are reasonably satisfactory to the New Term Loan B Investors;

         - The closing of the Exit Financing Facility, and minimum availability thereunder of $25,000,000;

         - No material adverse change has occurred with respect to Reorganized AMERCO's business, assets, operations, properties, financial condition or prospects, as reasonably determined by the New Term Loan B Investors;

         - No material disruption of, or material adverse change in, financial, banking or capital market conditions generally that, in the reasonable judgment of the New Term Loan B Investors, could materially impair the marketability of the New Term Loan B Notes.

         Ranking of the New Term Loan B Notes

         The New Term Loan B Notes will be senior secured obligations of Reorganized AMERCO and rank pari passu in right of payment to the indebtedness under the Exit Financing Facility and senior in right of payment to all of the other indebtedness of Reorganized AMERCO.

         Collateral Securing the New Term Loan B Notes

         The New Term Loan B Notes will be secured by substantially all of the assets of Reorganized AMERCO, excluding certain assets described below. The collateral securing the New Term Loan B Notes will be identical to the collateral securing the obligations underlying the Exit Financing Facility, but will rank second in terms of priority to the security interest granted to the lenders under the Exit Financing Facility.

         The assets excluded from the collateral securing the New Term Loan B Notes, which also is excluded from the collateral securing the obligations underlying the Exit Financing Facility, will consist of the following:

    - The existing promissory notes issued to Reorganized AMERCO by SAC Holding and its subsidiaries (and proceeds associated with the monetization of such assets, as they may be amended or restated from time to time);

    - Reorganized AMERCO'S real estate subject to any currently existing synthetic lease arrangements (and the proceeds associated with the monetization of such assets);

    - The capital stock of RepWest and Oxford (and the proceeds associated with the monetization of such assets);

    -    Real property subject to a lien in favor of Oxford;

    - Real property under contract for sale at the time of the issuance New Term Loan B Notes;

    - Real property defined as surplus property at the time of the issuance of the New Term Loan B Notes;

    - Proceeds in excess of $50,000,000 associated with the settlement, judgment or recovery related to the PwC Litigation; and

    - Vehicles (including any motor vehicle, trailer or other asset) that become and remain subject to a TRAC or Operating Lease transaction, including, without limitation, the PMCC Leveraged Lease and PMCC Like-Kind Exchange Lease.

         Guarantees

         The New Term Loan B Notes will be guaranteed by all U.S. affiliates and subsidiaries of Reorganized AMERCO, including AREC, U-Haul and all of their respective subsidiaries, but excluding RepWest, Oxford, SAC Holding and all of their respective subsidiaries. All borrowers and guarantors under the Exit Financing Facility will be either an issuer or guarantor of the New Term Loan B Notes. The guarantors will jointly and severally guaranty all of the obligations under the New Term Loan B Notes. The obligation of each guarantor under its guaranty will be limited to the greatest amount that would not render its obligations under the guaranty subject to avoidance as a fraudulent conveyance or fraudulent transfer under applicable law.

         The New Term Loan B Notes Indenture provides that so long as no default exists or would exist, the guaranty issued by any guarantor will be automatically and unconditionally released and discharged upon any sale to any person that is not affiliated with Reorganized AMERCO of all of the equity interest of such guarantor owned, directly or indirectly, by Reorganized AMERCO which transaction is otherwise in compliance with the New Term Loan B Notes Indenture, including, without limitation, the application of the net available proceeds to the New Term Loan B Notes from any such sale, to the extent required by the New Term Loan B Notes Indenture.

         Redemption of New Term Loan B Notes

         No sinking fund is provided for the New Term Loan B Notes and neither Reorganized AMERCO nor the guarantors will be required to make mandatory redemption payments with respect to the New Term Loan B Notes. Reorganized AMERCO will not have the right to redeem the New Term Loan B Notes prior to the first anniversary of the date of issuance. Following such date, Reorganized AMERCO may redeem the New Term Loan B Notes for cash, as a whole at any time or from time to time in part, at the redemption prices set forth below, expressed as a percentage of principal amount, together with accrued and unpaid interest to the date of redemption:

           (c) After the first anniversary but up to and including the second anniversary, at 105.5%;

           (d) After the second anniversary but up to and including the third anniversary, at 104.5%;

           (e) After the third anniversary but up to and including the fourth anniversary, at 101.0%;

           (f)  After the fourth anniversary, at 100.0%.

         If redeemed at the option of Reorganized AMERCO, the New Term Loan B Notes will be redeemed at a price equal to the sum of the redemption price plus accrued and unpaid interest, if any, on such notes to the applicable redemption date. The redemption prices of a New Term Loan B Note within a specified period following the issuance date will be determined by mutual agreement of Reorganized AMERCO and the Creditors' Committee and set forth in the final form of New Term Loan B Notes Indenture.

         Change of Control Permits Purchase of Notes by Reorganized AMERCO at the Option of the Holder

         In the event of a change of control, each holder will have the right, at the holder's option, subject to the terms and conditions of the New Term Loan B Notes Indenture, to require Reorganized AMERCO to purchase for cash all or any portion of the holder's notes at an amount equal to 101% of the face amount of the New Term Loan B Note. Reorganized AMERCO will be required to purchase the New Term Loan B Notes as of a date not earlier than 30 days nor later than 60 days from the date notice of the change of control is mailed at a cash price equal to the sum of the purchase price described above plus accrued and unpaid interest, if any, on such note to such date of purchase.

         Within 30 days after the occurrence of a change of control, Reorganized AMERCO will be obligated to mail, or cause to be mailed, to all holders of notes at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice:

         - describing the transaction or transactions that constitute a change of control;

         - offering to purchase, on a date specified in the notice, all notes properly tendered by a holder pursuant to the such change of control offer; and

         - describing the procedures that holders must follow to accept the change in control offer.

         Under, and subject to exceptions specified in, the New Term Loan B Notes Indenture, a "change of control" of Reorganized AMERCO will be deemed to have occurred upon the occurrence of any of the following:

         - any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Persons (as defined below), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause that person or group will be deemed to have "beneficial ownership" of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of voting stock representing more than 35% of the voting power of the total outstanding voting stock of Reorganized AMERCO, provided, however, that such event will not be deemed to be a change of control so long as the Permitted Persons own voting stock representing in the aggregate a greater percentage of the total voting power of the voting stock of Reorganized AMERCO than such other person or group;

         - during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors (together with any new directors whose election to such board of directors or whose nomination for election by the stockholders of Reorganized AMERCO was approved by a vote of the majority of the directors of Reorganized AMERCO then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority Of the board of directors of Reorganized AMERCO;

         - (a) all or substantially all of the assets of Reorganized AMERCO and the restricted subsidiaries are sold or otherwise transferred to any person other than a wholly-owned restricted subsidiary or (b) Reorganized AMERCO consolidates or merges with or into another person or any person consolidates or merges with or into Reorganized AMERCO, in either case under this clause, in one transaction or a series of related transactions in which immediately after the consummation thereof persons owning voting stock representing in the aggregate a majority of the total voting power of the voting stock of Reorganized AMERCO immediately prior to such consummation do not own voting stock representing a majority of the total voting power of the voting stock of Reorganized AMERCO or the surviving or transferee Person; or

         - Reorganized AMERCO adopts a plan of liquidation or dissolution or any such plan will be approved by the stockholders of Reorganized AMERCO.

         As referenced in connection with the New Debt Securities, Permitted Persons means (i) Edward J. Shoen, Mark V. Shoen, James P. Shoen and the spouse and lineal descendants of each such individual, the spouses of each such lineal descendant and the lineal descendants of such spouses; (ii) any trusts or other entities for the primary benefit of, the executor or administrator of the estate of, or other legal representative of, any of the individuals referred to in clause (i); (iii) any corporation or other entity with respect to which all the voting securities thereof is, directly or indirectly owed by any of the individuals or entities referred to in clauses (i) and (ii); and (iv) the AMERCO Employee Savings and Employee Stock Ownership Trust, or any successor thereto.

         Affirmative and Negative Covenants

         The New Term Loan B Notes Indenture will contain such other affirmative and negative covenants as agreed to by Reorganized AMERCO and the Creditors' Committee and as are appropriate and customary for debt securities of this type, but which are substantially similar and not more restrictive than those contained in the Exit Financing Facility. Under the commitment letters with Canyon and the Carlson Funds, affirmative covenants pertaining to the issuer and the guarantors include:

         -        Corporate existence, powers and conduct of business;

         - Compliance with applicable laws and regulations, including, without limitation, ERLSA and environmental regulations;

         -        Payment of taxes, claims and other obligations;

         -        Maintenance of customary insurance and required endorsements;

         -        Reasonable provision of books and records for inspection; and

         - Further assurances as to maintenance, perfection and priority of liens.

         Under the commitment letters with Canyon and the Carlson Funds, negative covenants pertaining to the issuer and the guarantors, subject to certain permitted actions, include:

         - The incurrence and continuation of certain types and amounts of indebtedness;

         - With certain exceptions, the sale, lease, license or other transfer of assets, including sale and leaseback arrangements, other than the sale of inventory in the ordinary course of business;

         - Restrictions against negative pledges and subsidiary dividend restrictions above certain amounts;

         - Investments (by way of debt or equity) in excess of certain amounts, excluding certain permitted investments;

         - The declaration and payment of dividends and other restricted junior payments including, without limitation, certain repurchases and/or redemptions of stock and repayments, defeasance, repurchases or redemptions of subordinated indebtedness;

         - Restrictions relating to conduct of business and transactions with shareholders and affiliates;

         - Mergers, acquisitions, formations of domestic subsidiaries, liquidations, consolidations, dissolutions, amendments of organizational documents and issuance of stock;

         -        The purchase and carrying of margin stock;

         - Changes in accounting treatment, reporting or reporting practices, unless required by GAAP, the FASB or similar authorities; and

         -        Changes in fiscal year.

         Absent a default or pending default on the New Term Loan B Notes, non-financial covenants will be automatically amended to follow those contained in the Exit Financing Facility. Within certain limits to be negotiated, material financial covenants can also be automatically amended by amendments to the Exit Financing Facility.

         Intercreditor Agreement

         The rights of the holders of the New Term Loan B Notes with respect to the collateral securing the New Term Loan B Notes will be subject to the terms of an agreement (the "Intercreditor Agreement") with the agent (the "Agent") under the Exit Financing Facility. The Intercreditor Agreement will place no restrictions on the right of the Agent to liquidate or otherwise realize upon the value of the collateral, but absent a default under the Exit Financing Facility, the Agent may not release the collateral from the lien of the New Term Loan B Notes without the consent of the holders thereof. There will be no restrictions on the New Term Loan B Notes receiving interest or other payments from collateral proceeds, provided, however, that in the event of a default under the Exit Financing Facility, proceeds of the collateral will be used to pay the Exit Financing Facility in full prior to the New Term Loan B Notes. The Intercreditor Agreement will also include restrictions against the holders of the New Term Loan B Notes:

            (a) Blocking asset sales by the Agent;

            (b) In an insolvency proceeding involving the Exit Financing
                Facility, filing objections to seek adequate protection or to lift the automatic stay, or to the Agent's consenting to the use of cash collateral or debtor-in-possession financing;

            (c) Seeking relief from the automatic stay to enforce rights against the collateral without the Agent's consent;

            (d) Challenging the enforceability or priority of the Exit Financing
                Facility lien or collateral; or

            (e) Taking liens on assets other than the collateral securing the
                Exit Financing Facility.

         Events of Default and Acceleration

         The New Term Loan B Notes Indenture will contain events of default as are included in indentures of a similar nature. The following are expected to be included as events of default under the New Term Loan B Notes Indenture:

         - failure by Reorganized AMERCO to pay interest on any of the notes when it becomes due and payable and the continuance of any such failure for 30 days;

         - failure by Reorganized AMERCO to pay the principal of any of the notes when it becomes due and payable, whether at stated maturity, upon redemption, upon purchase, upon acceleration or otherwise;

         - failure by Reorganized AMERCO to comply with any of its agreements or covenants described under Sections 5.01 (successor requirements) and 4.15 (offer to purchase upon a change of control) of the New Term Loan B Notes Indenture;

         - failure by Reorganized AMERCO to comply with any other agreement or covenant in the New Term Loan B Notes Indenture and continuance of this failure for 60 days after notice of the failure has been given to Reorganized AMERCO by the trustee or by the holders of at least 25% of the aggregate principal amount of the notes then outstanding;

         - default under any mortgage, New Term Loan B Notes Indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced indebtedness of Reorganized AMERCO or any restricted subsidiary, whether such indebtedness now exists or is incurred after the issue date, which default:

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

           (a) is caused by a failure to pay when due principal on such Indebtedness within the applicable express grace period,

           (b) results in the acceleration of such indebtedness prior to its express final maturity or

           (c) results in the commencement of judicial proceedings to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the assets securing such Indebtedness, and in each case, the principal amount of such indebtedness, together with any other indebtedness with respect to which an event described in clause (i), (ii) or (iii) immediately above has occurred and is continuing, aggregates in excess of an amount to be agreed upon by Reorganized AMERCO and the Creditors' Committee;

- one or more judgments or orders that exceed an agreed upon amount (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against Reorganized AMERCO or any restricted subsidiary and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days of being entered;

- Reorganized AMERCO or any significant subsidiary pursuant to or within the meaning of any Bankruptcy Law:

           (a)  commences a voluntary case,

           (b) consents to the entry of an order for relief against it in an involuntary case,

           (c) consents to the appointment of a custodian of it or for all or substantially all of its assets, or

           (d)  makes a general assignment for the benefit of its creditors;

- a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

           (a) is for relief against Reorganized AMERCO or any significant subsidiary as debtor in an involuntary case,

           (b) appoints a custodian of Reorganized AMERCO or any significant subsidiary or a custodian for all or substantially all of the assets of Reorganized AMERCO or any significant subsidiary, or

           (c) orders the liquidation of Reorganized AMERCO or any significant subsidiary; and the order or decree remains unstayed and in effect for 60 days;

- any note guaranty of any significant subsidiary ceases to be in full force and effect (other than in accordance with the terms of such note guaranty and the New Term Loan B Notes Indenture) or is declared null and void and unenforceable or found to be invalid or any guarantor denies its liability under its note guaranty (other than by reason of release of a guarantor from its note guaranty in accordance with the terms of the New Term Loan B Notes Indenture and the note guaranty); or

- an "event of default" occurs and is continuing under any of the security documents governing the New Term Loan B Notes.

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

         If an event of default has happened and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the New Term Loan B Notes then outstanding may declare the New Term Loan B Notes, plus any accrued and unpaid cash interest through the date of such declaration, to be immediately due and payable.

         SEC Registration

         Reorganized AMERCO will offer to exchange the New Term Loan B Notes issued to the New Term Loan B Investors pursuant to a registered exchange offer filed with the SEC within 60 days of closing, and to be effective within 90 days after such filing date so that the New Term Loan B Notes will be freely and publicly tradable thereafter. Failure to offer the exchange will result in a 0.25% increase in the annul interest rate for the first quarter or portion thereof during such failure and 0.5% for each subsequent quarter or portion thereof up to a maximum aggregate increase of 2.0%. Under the terms of their respective commitment letters, Canyon and the Carlson Funds may also require that the New Term Loan B Notes be rated by Standard & Poor's or other private rating agency.

         Mergers and Sales of Assets

         The New Term Loan B Notes Indenture provides that Reorganized AMERCO may not consolidate with or merge into any person or convey, transfer or lease out properties and assets substantially as an entity to another person unless:

         - the resulting, surviving or transferee person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia, and such corporation assumes all of Reorganized AMERCO's obligations under the New Term Loan B Notes and the New Term Loan B Notes Indenture;

         - after giving effect to the transaction no event of default, and no event that, after notice or passage of time, would become an event of default, has occurred and is continuing; and

         - other conditions described in the New Term Loan B Notes Indenture are met.

         Upon the assumption of Reorganized AMERCO's obligations by such corporation in such circumstances, subject to certain exceptions, Reorganized AMERCO will be discharged from all obligations under the New Term Loan B Notes and the New Term Loan B Notes Indenture. Although such transactions are permitted under the New Term Loan B Notes Indenture, certain of the foregoing transactions occurring could constitute a change of control of Reorganized AMERCO, permitting each holder to require Reorganized AMERCO to purchase the New Term Loan B Notes of such holder as described above.

         The New Term Loan B Notes Indenture also provides that a guarantor may not consolidate with or merge into any person or convey, transfer or lease its properties and assets substantially as an entity to another person unless the surviving person assumes the obligations of such guarantor and the surviving person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia, except if all of the assets or all of the common stock of such guarantor is sold to a non-affiliate of Reorganized AMERCO, in which case the guaranty is released.

         Modification

         The trustee and Reorganized AMERCO may modify or amend the New Term Loan B Notes Indenture or the New Term Loan B Notes with the consent of the holders of not less than a majority in

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aggregate principal amount at maturity of the New Term Loan B Notes then outstanding. However, the consent of the holders of each outstanding note would be required to:

         -        change the maturity of any note;

         - reduce the amount, extend the due date or otherwise affect the terms of any scheduled payment of interest on or principal of the notes;

         - change the date on which any notes are subject to redemption or otherwise alter the provisions with respect to the redemption of the notes;

         - make any note payable in money or currency other than that stated in the notes;

         - modify or change any provision of the New Term Loan B Notes Indenture or its related definitions to affect the ranking of the notes or any note guaranty in a manner that adversely affects the holders;

         - reduce the percentage of holders necessary to consent to an amendment or waiver to the New Term Loan B Notes Indenture or the notes;

         - impair the rights of holders to receive payments of principal of or interest on the notes;

         - release any guarantor from any of its obligations under its note guaranty or the New Term Loan B Notes Indenture, other than as permitted by the New Term Loan B Notes Indenture; or

         - make any change in the amendment and waiver provisions of the New Term Loan B Notes Indenture.

         Without the consent of any holder of notes, the trustee and Reorganized AMERCO may enter into supplemental New Term Loan B Notes Indentures for any of the following purposes:

         - to provide for uncertificated notes in addition to or in place of certificated notes;

         - to provide for the assumption of Reorganized AMERCO's obligations to the holders of the notes in case of a merger or acquisition by a successor to Reorganized AMERCO pursuant to the New Term Loan B Notes Indenture;

         - to cure any ambiguity, defect or inconsistency in the New Term Loan B Notes Indenture;

         - to make any change that does not adversely affect the rights of any holder of the New Term Loan B Notes;

         - to release any guarantor from any of its obligations under its note guaranty or the New Term Loan B Notes Indenture (to the extent permitted by the New Term Loan B Notes Indenture); or

         - to comply with the requirements of the SEC in order to effect or maintain the qualification of the New Term Loan B Notes Indenture under the Trust Indenture Act.

         The holders of a majority in principal amount of the outstanding notes may, on behalf of all the holders of all notes:

         - waive compliance by Reorganized AMERCO with restrictive provisions of the New Term Loan B Notes Indenture, as detailed in the New Term Loan B Notes Indenture; and

         - waive any past default under the New Term Loan B Notes Indenture and its consequences, except a default in the payment of the principal amount at maturity, issue

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

                  price, accrued and unpaid interest, accrued original issue discount, redemption price, purchase price or change of control purchase price or in respect of any provision which under the New Term Loan B Notes Indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

         Discharge of the New Term Loan B Notes Indenture

         Reorganized AMERCO may satisfy and discharge its obligations under the New Term Loan B Notes Indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee or the paying agent, if applicable, after the New Term Loan B Notes have become due and payable, whether at stated maturity or any redemption date, or any purchase date, or a change of control purchase date, or otherwise, cash sufficient to pay all of the outstanding notes and paying all other sums payable under the New Term Loan B Notes Indenture.

         Governing Law

         The New Term Loan B Notes Indenture and the New Term Loan B Notes and guarantees are governed by, and construed in accordance with, the law of the State of New York.

         Information Concerning the Trustee

         Information regarding the trustee, registrar and paying agent will be set forth in the final form of New Term Loan B Notes Indenture for the New Term Loan B Notes.

NEW AMERCO NOTES

         The New AMERCO Notes will be issued by the Reorganized Debtors pursuant to the New AMERCO Notes Indenture to be entered into among the Reorganized Debtors, as issuer, the guarantors (discussed below) and a trustee to be determined prior to the Effective Date. A copy of the proposed form of New AMERCO Notes Indenture will be filed as an exhibit to the Plan. The New AMERCO Notes will be issued to the holders of Allowed Claims (AMERCO Unsecured Claims). The following paragraphs summarize the material provisions of the New AMERCO Notes and the New AMERCO Notes Indenture. The following description does not purport to be complete and is subject to, and qualified by reference to, all of the provisions of the New AMERCO Notes Indenture and the New AMERCO Notes.

         General

         The aggregate principal amount of New AMERCO Notes will equal the Allowed Class 7 Claims, minus the amount of cash, New Term Loan B Notes and SAC Holding Senior Notes distributed to the Class 7 Claimholders under the Plan. The New AMERCO Notes will mature seven years from the date of issuance. The New AMERCO Notes will bear cash interest at the rate of 12% per annum. During the term of the New AMERCO Notes, cash interest only is payable quarterly in arrears.

         Subordination of the New AMERCO Notes

         The payment of the principal amount of, and interest on, the New AMERCO Notes is subordinated in right of payment to the prior payment in full of senior indebtedness of the Reorganized Debtors. Under the New AMERCO Notes Indenture, the term "senior indebtedness" is defined to mean the obligations of Reorganized AMERCO and the guarantors under the Exit Financing Facility and the New Term Loan B Notes.

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

         Under the subordination provisions, Reorganized AMERCO may not make any direct or indirect payment to the trustee or any holder of principal of or interest on, notes, whether pursuant to the terms of the Notes, upon acceleration or otherwise, if at the time of such payment there exists (i) a default in the payment of all or any portion of the obligations owing in connection with any senior indebtedness, or (ii) any other default under any document or instrument governing or evidencing any senior indebtedness, and the trustee has received written notice of such default from an authorized representative of the holders of senior indebtedness, and, in either case, such default will not have been cured or waived in writing; provided, however, that if within the period specified in the next sentence with respect to a default referred to in clause (ii) above, the holders of senior indebtedness have not declared the senior indebtedness to be immediately due and payable (or have declared such senior indebtedness to be immediately due and payable and within such period have rescinded such acceleration), then and in that event, payment of principal of and interest on the Notes will be resumed. With respect to any default under clause (ii) above, the period referred to in the preceding sentence will commence upon receipt by the trustee of a written notice or notices (which will specify all defaults existing under the senior indebtedness on the date of such notice and of which the representative giving such notice had actual knowledge at such time) of the commencement of such period from such representative, and will end at the completion of the 179th day after the beginning of such period. Only one such 179 day period may commence within any 360 consecutive days. Upon termination of any such period, Reorganized AMERCO will resume payments on account of the principal of and interest on notes, subject to the provisions of Article XII of the New AMERCO Notes Indenture.

         Collateral Securing the New AMERCO Notes

         The New AMERCO Notes will be secured by a first priority perfected security interest in the following collateral: (i) stock of Oxford; and first priority lien in (ii) real property under contract for sale as of the closing of the Exit Financing Facility; (iii) property defined as surplus property at the closing of the Exit Financing Facility, as defined in such Exit Financing Facility, and (iv) residual, restated Existing SAC Holding Notes, including existing SAC Holding Notes relating to 4 SAC, 5 SAC and 19 SAC, but excluding any Existing SAC Holding Note that is prohibited by an existing contractual relationship from being pledged.

         Guarantees

         The New AMERCO Notes will be guaranteed by all subsidiaries of Reorganized AMERCO, including Reorganized AREC, U-Haul and all of their respective subsidiaries, but excluding RepWest, Oxford and all of their respective subsidiaries.

         The guarantors will jointly and severally guaranty all of the obligations under the New AMERCO Notes. The obligation of each guarantor under its guaranty will be limited to the greatest amount that would not render its obligations under the guaranty subject to avoidance as a fraudulent conveyance or fraudulent transfer under applicable law.

         The New AMERCO Notes Indenture provides that so long as no default exists or would exist, the guaranty issued by any guarantor will be automatically and unconditionally released and discharged upon any sale to any person that is not affiliated with the Reorganized Debtors of all of the equity interest of such guarantor owned, directly or indirectly, by the Reorganized Debtors which transaction is otherwise in compliance with the New AMERCO Notes Indenture, including, without limitation, the application of the net available proceeds to the New AMERCO Notes from any such sale, to the extent required by the New AMERCO Notes Indenture.

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

         Redemption of New AMERCO Notes

         The New AMERCO Notes will be mandatorily redeemable by Reorganized AMERCO at a redemption price of 100% of the principal amount, plus accrued and unpaid interest to the redemption date, from (i) the net available proceeds of any sale of the collateral securing the New AMERCO Notes and (ii) 75% of the net recoveries realized above $50,000,000 from the PwC Litigation. From and after the Effective Date, Reorganized AMERCO will have the option to redeem the New AMERCO Notes in whole or in part at a redemption price of 100% of the principal amount, plus accrued and unpaid interest to the redemption date.

         Change of Control Permits Purchase of Notes by the Reorganized Debtors at the Option of the Holder

         In the event of a change of control, each holder will have the right, at the holder's option, subject to the terms and conditions of the New AMERCO Notes Indenture, to require Reorganized AMERCO to purchase for cash all or any portion of the holder's notes at an amount equal to 100% of the face amount of the New AMERCO Note.

         AMERCO will be required to purchase the New AMERCO Notes as of a date not earlier than 30 days nor later than 60 days from the date notice of the change of control is mailed at a cash price equal to the sum of the purchase price described above plus accrued and unpaid interest, if any, on such note to such date of purchase.

         Within 30 days after the occurrence of a change of control, Reorganized AMERCO will be obligated to mail, or cause to be mailed, to all holders of notes at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice:

         - describing the transaction or transactions that constitute a change of control;

         - offering to purchase, on a date specified in the notice, all notes properly tendered by a holder pursuant to the such change of control offer; and

         - describing the procedures that holders must follow to accept the change in control offer.

         Under, and subject to exceptions specified in, the New AMERCO Notes Indenture, a "change of control" of the Reorganized Debtors will be deemed to have occurred upon the occurrence of any of the following:

         - any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Persons (as defined above), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause that person or group will be deemed to have "beneficial ownership" of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of voting stock representing more than 35% of the voting power of the total outstanding voting stock of Reorganized AMERCO, provided, however, that such event will not be deemed to be a change of control so long as the Permitted Persons own voting stock representing in the aggregate a greater percentage of the total voting power of the voting stock of Reorganized AMERCO than such other person or group;

         - during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors (together with any new directors whose election to such board of directors or whose nomination for election by the stockholders of

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

                  Reorganized AMERCO was approved by a vote of the majority of the directors of Reorganized AMERCO then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of Reorganized AMERCO;

         - (a) all or substantially all of the assets of Reorganized AMERCO and the restricted subsidiaries are sold or otherwise transferred to any person other than a wholly-owned restricted subsidiary or (b) Reorganized AMERCO consolidates or merges with or into another person or any person consolidates or merges with or into Reorganized AMERCO, in either case under this clause, in one transaction or a series of related transactions in which immediately after the consummation thereof persons owning voting stock representing in the aggregate a majority of the total voting power of the voting stock of Reorganized AMERCO immediately prior to such consummation do not own voting stock representing a majority of the total voting power of the voting stock of Reorganized AMERCO or the surviving or transferee Person; or

         - Reorganized AMERCO adopts a plan of liquidation or dissolution or any such plan will be approved by the stockholders of Reorganized AMERCO.

         Affirmative and Negative Covenants

         The New AMERCO Notes Indenture will contain such other affirmative and negative covenants as agreed to by the Reorganized Debtors and the Creditors' Committee and as are appropriate and customary for debt securities of this type.

         Events of Default and Acceleration

         The following are events of default under the New AMERCO Notes
Indenture:

         - failure by Reorganized AMERCO to pay interest on any of the notes when it becomes due and payable and the continuance of any such failure for 30 days;

         - failure by Reorganized AMERCO to pay the principal of any of the notes when it becomes due and payable, whether at stated maturity, upon redemption, upon purchase, upon acceleration or otherwise;

         - failure by Reorganized AMERCO to comply with any of its agreements or covenants described under Sections 5.01 (successor requirements) and 4.15 (offer to purchase upon a change of control) of the New AMERCO Notes Indenture;

         - failure by Reorganized AMERCO to comply with any other agreement or covenant in the New AMERCO Notes Indenture and continuance of this failure for 60 days after notice of the failure has been given to Reorganized AMERCO by the trustee or by the holders of at least 25% of the aggregate principal amount of the notes then outstanding;

         - default under any mortgage, New AMERCO Notes Indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced indebtedness of Reorganized AMERCO or any restricted subsidiary, whether such indebtedness now exists or is incurred after the issue date, which default:

                           (d) is caused by a failure to pay when due principal on such Indebtedness within the applicable express grace period,

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

                           (e)      results in the acceleration of such
                                    indebtedness prior to its express final
                                    maturity or

                           (f) results in the commencement of judicial proceedings to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the assets securing such Indebtedness, and in each case, the principal amount of such indebtedness, together with any other indebtedness with respect to which an event described in clause (i), (ii) or (iii) immediately above has occurred and is continuing, aggregates in excess of an amount to be agreed upon by the Reorganized Debtors and the Creditors' Committee.

         - one or more judgments or orders that exceed an agreed upon amount (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against Reorganized AMERCO or any restricted subsidiary and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days of being entered;

         - Reorganized AMERCO or any significant subsidiary pursuant to or within the meaning of any Bankruptcy Law:

                           (a)      commences a voluntary case,

                           (b) consents to the entry of an order for relief against it in an involuntary case,

                           (c) consents to the appointment of a custodian of it or for all or substantially all of its assets, or

                           (d) makes a general assignment for the benefit of its creditors;

         - a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                           (a) is for relief against Reorganized AMERCO or any significant subsidiary as debtor in an involuntary case,

                           (b) appoints a custodian of Reorganized AMERCO or any significant subsidiary or a custodian for all or substantially all of the assets of Reorganized AMERCO or any significant subsidiary, or

                           (c) orders the liquidation of Reorganized AMERCO or any significant subsidiary;

                  and the order or decree remains unstayed and in effect for 60 days;

         - any note guaranty of any significant subsidiary ceases to be in full force and effect (other than in accordance with the terms of such note guaranty and the New AMERCO Notes Indenture) or is declared null and void and unenforceable or found to be invalid or any guarantor denies its liability under its note guaranty (other than by reason of release of a guarantor from its note guaranty in accordance with the terms of the New AMERCO Notes Indenture and the note guaranty); or

         - an "event of default" occurs and is continuing under any of the security documents governing the New AMERCO Notes.

         If an event of default has happened and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the New AMERCO Notes then outstanding may declare the New AMERCO Notes, plus any accrued and unpaid cash interest through the date of such declaration, to be immediately due and payable.

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

         Mergers and Sales of Assets

         The New AMERCO Notes Indenture provides that Reorganized AMERCO may not consolidate with or merge into any person or convey, transfer or lease our properties and assets substantially as an entity to another person unless:

         - the resulting, surviving or transferee person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia, and such corporation assumes all of Reorganized AMERCO's obligations under the New AMERCO Notes and the New AMERCO Notes Indenture;

         - after giving effect to the transaction no event of default, and no event that, after notice or passage of time, would become an event of default, has occurred and is continuing; and

         - other conditions described in the New AMERCO Notes Indenture are met.

         Upon the assumption of Reorganized AMERCO's obligations by such corporation in such circumstances, subject to certain exceptions, Reorganized AMERCO will be discharged from all obligations under the New AMERCO Notes and the New AMERCO Notes Indenture. Although such transactions are permitted under the New AMERCO Notes Indenture, certain of the foregoing transactions occurring could constitute a change of control of the Reorganized Debtors, permitting each holder to require Reorganized AMERCO to purchase the New AMERCO Notes of such holder as described above.

         The New AMERCO Notes Indenture also provides that a guarantor may not consolidate with or merge into any person or convey, transfer or lease its properties and assets substantially as an entity to another person unless the surviving person assumes the obligations of such guarantor and the surviving person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia, except if all of the assets or all of the common stock of such guarantor is sold to a non-affiliate of the Reorganized Debtors, in which case the guaranty is released.

         Modification

         The trustee and Reorganized AMERCO may modify or amend the New AMERCO Notes Indenture or the New AMERCO Notes with the consent of the holders of not less than a majority in aggregate principal amount at maturity of the New AMERCO Notes then outstanding. However, the consent of the holders of each outstanding note would be required to:

         -        change the maturity of any note;

         - reduce the amount, extend the due date or otherwise affect the terms of any scheduled payment of interest on or principal of the notes;

         - change the date on which any notes are subject to redemption or otherwise alter the provisions with respect to the redemption of the notes;

         - make any note payable in money or currency other than that stated in the notes;

         - modify or change any provision of the New AMERCO Notes Indenture or its related definitions to affect the ranking of the notes or any note guaranty in a manner that adversely affects the holders;

         - reduce the percentage of holders necessary to consent to an amendment or waiver to the New AMERCO Notes Indenture or the notes;

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

         - impair the rights of holders to receive payments of principal of or interest on the notes;

         - release any guarantor from any of its obligations under its note guaranty or the New AMERCO Notes Indenture, other than as permitted by the New AMERCO Notes Indenture; or

         - make any change in the amendment and waiver provisions of the New AMERCO Notes Indenture.

         Without the consent of any holder of notes, the trustee and Reorganized AMERCO may enter into supplemental New AMERCO Notes Indentures for any of the following purposes:

         - to provide for uncertificated notes in addition to or in place of certificated notes;

         - to provide for the assumption of Reorganized AMERCO's obligations to the holders of the notes in case of a merger or acquisition by a successor to Reorganized AMERCO pursuant to
                  Article V of the New AMERCO Notes Indenture;

         - to cure any ambiguity, defect or inconsistency in the New AMERCO Notes Indenture;

         - to make any change that does not adversely affect the rights of any holder of the New AMERCO Notes;

         - to release any guarantor from any of its obligations under its note guaranty or the New AMERCO Notes Indenture (to the extent permitted by the New AMERCO Notes Indenture); or

         - to comply with the requirements of the SEC in order to effect or maintain the qualification of the New AMERCO Notes Indenture under the Trust Indenture Act.

         The holders of a majority in principal amount of the outstanding notes may, on behalf of all the holders of all notes:

         - waive compliance by Reorganized AMERCO with restrictive provisions of the New AMERCO Notes Indenture, as detailed in the New AMERCO Notes Indenture; and

         - waive any past default under the New AMERCO Notes Indenture and its consequences, except a default in the payment of the principal amount at maturity, issue price, accrued and unpaid interest, accrued original issue discount, redemption price, purchase price or change of control purchase price or in respect of any provision which under the New AMERCO Notes Indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

         Discharge of the New AMERCO Notes Indenture

         Reorganized AMERCO may satisfy and discharge its obligations under the New AMERCO Notes Indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee or the paying agent, if applicable, after the New AMERCO Notes have become due and payable, whether at stated maturity or any redemption date, or any purchase date, or a change of control purchase date, or otherwise, cash sufficient to pay all of the outstanding notes and paying all other sums payable under the New AMERCO Notes Indenture.

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

         Governing Law

         The New AMERCO Notes Indenture and the New AMERCO Notes and guarantees are governed by, and construed in accordance with, the law of the State of New York.

SAC HOLDING SENIOR NOTES

         The SAC Holding Senior Notes will be issued by SAC Holding Corporation and SAC Holding II Corporation (collectively, "SAC Holding") pursuant to the SAC Holding Senior Notes Indenture to be entered into between SAC Holding, as issuer, and a trustee to be determined prior to the Effective Date. The SAC Holding Senior Notes will be issued to the holders of Class 7 Claims (AMERCO Unsecured Claims) and will constitute senior debt securities under the SAC Holding Senior Notes Indenture. The following paragraphs summarize the material provisions of the SAC Holding Senior Notes and the related SAC Holding Senior Notes Indenture. The following description does not purport to be complete and is subject to, and qualified by reference to, all of the provisions of the SAC Holding Senior Notes Indenture and the SAC Holding Senior Notes.

         General

         The SAC Holding Senior Notes will be limited to $200,000,000 in aggregate principal amount. The SAC Holding Senior Notes will mature ten years from the date of issuance. The SAC Holding Senior Notes will bear cash interest at 8.5%. During the term of the SAC Holding Senior Notes, interest is payable quarterly in arrears.

         Redemption of the SAC Holding Senior Notes

         SAC Holding will not have the right to redeem the SAC Holding Senior Notes prior to the third anniversary of the date of issuance. Thereafter, SAC Holding may redeem the SAC Holding Senior Notes for cash, as a whole at any time or from time to time in part, at the redemption prices set forth below expressed as a percentage of principal amount, together with accrued and unpaid interest to the date of redemption:

         (a) After the third anniversary but up to and including the fourth anniversary, at 104%;

         (b) After the fourth anniversary but up to and including the fifth anniversary, at 103.0%;

         (c) After the fifth anniversary but up to and including the sixth anniversary, at 101.5%;

         (d) After the sixth anniversary, at 100.0%.

         The SAC Holding Senior Notes will be mandatorily redeemable from the net cash proceeds (after payment of or provision for senior secured mortgage indebtedness and applicable fees and taxes) of any sale, refinancing or other form of monetization transaction involving the real estate of any SAC Holding Subsidiary, at redemption prices equal to the then applicable optional redemption price; provided, however, that the redemption price in the case of a sale, refinancing or other monetization of real property of 3 SAC will be 101% of principal, plus accrued and unpaid interest to the redemption date.

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

         Ranking of the SAC Holding Senior Notes

         The SAC Holding Senior Notes will be senior in priority to all existing and future indebtedness of SAC Holding, except for certain third-party senior indebtedness secured by the real property of certain of the SAC Holding Subsidiaries.

         Collateral Securing the SAC Holding Senior Notes

         The SAC Holding Senior Notes will not be secured by any collateral.

         Change of Control Permits Purchase of Notes by SAC Holding at the Option of the Holder

         In the event of a change of control of either SAC Holding Corporation or SAC Holding II Corporation, each holder will have the right, at the holder's option, subject to the terms and conditions of the SAC Holding Senior Notes Indenture, to require SAC Holding to purchase for cash all or any portion of the holder's notes at an amount equal to 101% of the face amount of the SAC Holding Senior Note. A "change of control" of either SAC Holding Corporation or SAC Holding II Corporation will be deemed to have occurred upon the occurrence of certain events as specified in the SAC Holding Senior Notes Indenture.

         SAC Holding will be required to purchase the SAC Holding Senior Notes as of a date not earlier than 30 days nor later than 60 days from the date notice of the change of control is mailed at a cash price equal to the sum of the purchase price described above plus accrued and unpaid interest, if any, on such note to such date of purchase.

         Within 30 days after the occurrence of a change of control, SAC Holding will be obligated to mail, or cause to be mailed, to all holders of notes at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice:

         - describing the transaction or transactions that constitute a change of control;

         - offering to purchase, on a date specified in the notice, all notes properly tendered by a holder pursuant to the such change of control offer; and

         - describing the procedures that holders must follow to accept the change in control offer.

         Affirmative and Negative Covenants

         The SAC Holding Senior Notes Indenture will contain such other affirmative and negative covenants as agreed to by SAC Holding, the Reorganized Debtors and the Creditors' Committee and as are appropriate and customary for debt securities of this type.

         Events of Default and Acceleration

         The following are events of default under the SAC Holding Senior Notes
Indenture:

         - failure by SAC Holding to pay interest on any of the notes when it becomes due and payable and the continuance of any such failure for 30 days;

         - failure by SAC Holding to pay the principal of any of the notes when it becomes due and payable, whether at stated maturity, upon redemption, upon purchase, upon acceleration or otherwise;

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         -        failure by SAC Holding to comply with certain of its
                  agreements or covenants, as set forth in the SAC Holding Senior Notes Indenture;

         - failure by SAC Holding to comply with any other agreement or covenant in the SAC Holding Senior Notes Indenture and continuance of this failure for 60 days after notice of the failure has been given to SAC Holding by the trustee or by the holders of at least 25% of the aggregate principal amount of the notes then outstanding;

         - default under any mortgage, SAC Holding Senior Notes Indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced indebtedness of SAC Holding or any restricted subsidiary, whether such indebtedness now exists or is incurred after the issue date, which default results in the acceleration of such indebtedness prior to its express final maturity and such acceleration is not rescinded or cured within 30 days of notice of such default;

         - one or more judgments or orders that exceed an agreed upon amount (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against SAC Holding or any SAC Holding Subsidiary and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days of being entered;

         - SAC Holding or any significant SAC Holding Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

                    (a)  commences a voluntary case,

                    (b) consents to the entry of an order for relief against it in an involuntary case,

                    (c) consents to the appointment of a custodian of it or for all or substantially all of its assets, or

                    (d) makes a general assignment for the benefit of its creditors; or

         - a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                    (a) is for relief against SAC Holding or any significant SAC Holding Subsidiary as debtor in an involuntary case,

                    (b) appoints a custodian of SAC Holding or any significant SAC Holding Subsidiary or a custodian for all or substantially all of the assets of SAC Holding or any significant SAC Holding Subsidiary, or

                    (c) orders the liquidation of SAC Holding or any significant SAC Holdings Subsidiary;

                  and the order or decree remains unstayed and in effect for 60 days.

         If an event of default has happened and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the SAC Holding Senior Notes then outstanding may declare the SAC Holding Senior Notes, plus any accrued and unpaid cash interest through the date of such declaration, to be immediately due and payable.

         Mergers and Sales of Assets

         The SAC Holding Senior Notes Indenture provides that, subject to certain Permitted Transactions, SAC Holding may not consolidate with or merge into any person or convey, transfer or lease its properties and assets substantially as an entity to another person unless:

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

         - the resulting, surviving or transferee person is an entity organized and existing under the laws of the United States, any state thereof, or the District of Columbia, and such entity assumes all obligations of SAC Holding Corporation or SAC Holding II Corporation, as applicable, under the SAC Holding Senior Notes and the SAC Holding Senior Notes Indenture;

         - after giving effect to the transaction no event of default, and no event that, after notice or passage of time, would become an event of default, has occurred and is continuing; and

         - other conditions described in the SAC Holding Senior Notes Indenture are met.

         Upon the assumption of the applicable SAC Holding entity's obligations by such corporation in such circumstances, subject to certain exceptions, the relevant SAC Holding entity will be discharged from all obligations under the SAC Holding Senior Notes and the SAC Holding Senior Notes Indenture. Although such transactions are permitted under the SAC Holding Senior Notes Indenture, certain of the foregoing transactions occurring could constitute a change of control of SAC Holding, permitting each holder to require SAC Holding to purchase the SAC Holding Senior Notes of such holder as described above.

         Modification

         The trustee and SAC Holding may modify or amend the SAC Holding Senior Notes Indenture or the SAC Holding Senior Notes with the consent of the holders of not less than a majority in aggregate principal amount at maturity of the SAC Holding Senior Notes then outstanding. However, the consent of the holders of each outstanding note would be required to:

         -        change the maturity of any note;

         - reduce the amount, extend the due date or otherwise affect the terms of any scheduled payment of interest on or principal of the notes;

         - change the date on which any notes are subject to redemption or otherwise alter the provisions with respect to the redemption of the notes;

         - make any note payable in money or currency other than that stated in the notes;

         - modify or change any provision of the SAC Holding Senior Notes Indenture or its related definitions to affect the ranking of the notes in a manner that adversely affects the holders;

         - reduce the percentage of holders necessary to consent to an amendment or waiver to the SAC Holding Senior Notes Indenture or the notes;

         - impair the rights of holders to receive payments of principal of or interest on the notes; or

         - make any change in the amendment and waiver provisions of the SAC Holding Senior Notes Indenture.

         Without the consent of any holder of notes, the trustee and SAC Holding may enter into supplemental SAC Holding Senior Notes Indentures for any of the following purposes:

         - to provide for uncertificated notes in addition to or in place of certificated notes;

         - to provide for the assumption of the obligations of SAC Holding Corporation or SAC Holding II Corporation, as the case may be, to the holders of the notes in case of a merger or acquisition by a successor to SAC Holding Corporation or SAC Holding II

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

                  Corporation, as applicable, pursuant to Article V of the SAC Holding Senior Notes Indenture;

         - to cure any ambiguity, defect or inconsistency in the SAC Holding Senior Notes Indenture;

         - to make any change that does not adversely affect the rights of any holder of the SAC Holding Senior Notes;

         - to comply with the requirements of the SEC in order to effect or maintain the qualification of the SAC Holding Senior Notes Indenture under the Trust Indenture Act.

         The holders of a majority in principal amount of the outstanding notes may, on behalf of all the holders of all notes:

         - waive compliance by SAC Holding with restrictive provisions of the SAC Holding Senior Notes Indenture, as detailed in the SAC Holding Senior Notes Indenture; and

         - waive any past default under the SAC Holding Senior Notes Indenture and its consequences, except a default in the payment of the principal amount at maturity, issue price, accrued and unpaid interest, accrued original issue discount, redemption price, purchase price or change of control purchase price or in respect of any provision which under the SAC Holding Senior Notes Indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

         Discharge of the SAC Holding Senior Notes Indenture

         SAC Holding may satisfy and discharge its obligations under the SAC Holding Senior Notes Indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee or the paying agent, if applicable, after the SAC Holding Senior Notes have become due and payable, whether at stated maturity or any redemption date, or any purchase date, or a change of control purchase date, or otherwise, cash sufficient to pay all of the outstanding notes and paying all other sums payable under the SAC Holding Senior Notes Indenture.

         Joint and Several Liability

         SAC Holding Corporation and SAC Holding II Corporation will be jointly and severally liable for the obligations expressed under the SAC Holding Senior Notes Indenture and by the SAC Holding Senior Notes.

         Governing Law

         The SAC Holding Senior Notes Indenture and the SAC Holding Senior Notes are governed by, and construed in accordance with, the law of the State of New York.

N.       PRESERVATION OF CAUSES OF ACTION.

         In accordance with Section 1123(b)(3) of the Bankruptcy Code, the Reorganized Debtors will retain and may (but are not required to) enforce all Retained Actions. The Debtors or the Reorganized Debtors, in their sole and absolute discretion, will determine whether to bring, settle, release, compromise, or enforce such Retained Actions (or decline to do any of the foregoing), and will not be required to seek further approval of the Bankruptcy Court for such action. The Reorganized Debtors may

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

pursue such litigation claims in accordance with the best interests of the Reorganized Debtors or any successors holding such rights of action.

O.       EXCLUSIVITY PERIOD.

         The Debtors intend to retain the exclusive right to amend or modify the Plan, and to solicit acceptances of any amendments to or modifications of the Plan, through and until the Effective Date.

P.       CORPORATE ACTION.

         Each of the matters provided for under the Plan involving the corporate structure of any Debtor or Reorganized Debtor or corporate action to be taken by or required of any Debtor or Reorganized Debtor, including, without limitation, the execution by the Reorganized Debtors of the Amended and Restated Articles of Incorporation, will, as of the Effective Date, be deemed to have occurred and be effective as provided herein, and will be authorized, approved and, to the extent taken prior to the Effective Date, ratified in all respects without any requirement of further action by stockholders, creditors, or directors of any of the Debtors or the Reorganized Debtors.

Q.       EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS.

         Each of the Chief Executive Officer and President, Secretary and General Counsel of the Debtors, or their respective designees, will be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan or to otherwise comply with applicable law. The secretary or assistant secretary of the Debtors will be authorized to certify or attest to any of the foregoing actions.

R.       EXEMPTION FROM CERTAIN TRANSFER TAXES AND RECORDING FEES; SUBSEQUENT
         ISSUANCES.

         Pursuant to Section 1146(c) of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or to any other Person or entity pursuant to the Plan, any agreement regarding the transfer of title to or ownership of any of the Debtors' real or personal property, and any recordation of mortgage liens, deeds of trust or grants of security interests necessary and appropriate to implement the Exit Financing Facility, the New Term Loan B Notes and the New AMERCO Notes, will not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, or other similar tax or governmental assessment, and the Confirmation Order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

         All subsequent issuances, transfers or exchanges of securities, or the making or delivery of any instrument of transfer by Debtors on the Reorganized Debtors, as applicable, in the Chapter 11 Cases, whether in connection with a sale, transfer, or the making, delivery or recording of any deed or other instrument or transfer will be deemed in furtherance of the Plan.

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

                 VIII. EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.       ASSUMPTION AND REJECTION OF CONTRACTS AND LEASES.

         All executory contracts and unexpired leases of the Debtors will be deemed assumed by the applicable Reorganized Debtor, as of the Effective Date, except for any executory contract or unexpired lease: (i) that has been rejected pursuant to an order of the Bankruptcy Court entered prior to the Effective Date; or (ii) as to which a motion for approval of the rejection of such executory contract or unexpired lease, if applicable, has been filed with the Bankruptcy Court prior to the Confirmation Date. Entry of the Confirmation Order will constitute: (i) the approval, pursuant to Section 365(a) of the Bankruptcy Code, of the assumption of the executory contracts and unexpired leases assumed pursuant to the Plan or otherwise during the Chapter 11 Cases; and (ii) the approval, pursuant to Section 365(a) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected pursuant to the Plan or otherwise during the Chapter 11 Cases. In addition, under the Insurance First Day Order, AMERCO is required to assume, effective as of the Effective Date, the outstanding insurance contracts with RepWest. As a result of this assumption, the Allowed Claims of RepWest will be assumed by, and become an obligation of, Reorganized AMERCO.

B.       PAYMENTS RELATED TO ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED
         LEASES.

         On the Effective Date or as soon thereafter as is practicable, the Reorganized Debtors will Cure any defaults under any executory contract or unexpired lease assumed pursuant to the Plan in accordance with Section 365(b)(1) of the Bankruptcy Code.

C.       REJECTION DAMAGES BAR DATE.

         All proofs of Claim with respect to Claims arising from the Debtors' rejection of any executory contract or unexpired nonresidential lease will be filed with the Bankruptcy Court on or before the earlier of: (a) 45 days following the entry of the order of the Bankruptcy Court approving such rejection, provided the effectiveness of such order has not been stayed; and (b) 45 days following the Effective Date of the Plan. Any such Claim not so filed by that date will be forever barred.

                     IX. PROVISIONS GOVERNING DISTRIBUTIONS

A.       TIME OF DISTRIBUTIONS.

         Except as otherwise provided for herein or ordered by the Bankruptcy Court, distributions under the Plan will commence on the Effective Date or as soon thereafter as practicable.

B.       NO INTEREST ON CLAIMS OR INTERESTS.

         Unless otherwise specifically provided for in the Plan, the Confirmation Order, the DIP Credit Agreement, a post-petition agreement in writing between the Debtors and a Claimholder, or as otherwise ordered by the Bankruptcy Court, post-petition interest will not accrue or be paid on Claims, and no Claimholder will be entitled to interest accruing on or after the Petition Date on any Claim. Additionally, and without limiting the foregoing, interest will not accrue or be paid on any Disputed Claim in respect of the period from the Effective Date to the date a final distribution is made when and if such Disputed Claim or Disputed Interest becomes an Allowed Claim or Allowed Interest.

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

C.       DISBURSING AGENT.

         The Reorganized Debtors will serve as the disbursing agent under the Plan and will make all distributions required under the Plan, except with respect to a holder of a Claim whose distribution is governed by an agreement and is administered by a Servicer, which distributions will be deposited with the appropriate Servicer, who will deliver such distributions to the holders of Claims in accordance with the provisions of the Plan and the terms of the governing agreement; provided, however, that if any such Servicer is unable to make such distributions, the Reorganized Debtor, with the cooperation of such Servicer, will make such distributions.

D.       SURRENDER OF SECURITIES OR INSTRUMENTS.

         On or before the Distribution Date, or as soon as practicable thereafter, each holder of an instrument evidencing a Claim arising under, from or with respect to an Existing Debt Security (a "Certificate"), will surrender such Certificate to the Reorganized Debtor, or, with respect to indebtedness that is governed by an agreement and administered by a Servicer, the respective Servicer, and such Certificate will be cancelled solely with respect to the Debtors and such cancellation will not alter the obligations or rights of any non-Debtor third parties vis-a-vis one another to such instruments; provided, however, that Article 9.4 of the Plan will not apply to any Claims Reinstated pursuant to the terms of the Plan, including without limitation, those Claims being Reinstated pursuant to Article 11.13 and 11.14 of the Plan. No distribution of property hereunder will be made to or on behalf of any such holder unless and until such Certificate is received by the Reorganized Debtors or the respective Servicer or the unavailability of such Certificate is reasonably established to the satisfaction of the Reorganized Debtors or the respective Servicer. Any holder who fails to surrender or cause to be surrendered such Certificate, or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Reorganized Debtors or the respective Servicer prior to the third anniversary of the Effective Date, will be deemed to have forfeited all rights and Claims in respect of such Certificate and will not participate in any distribution hereunder, and all property in respect of such forfeited distribution, including any dividends or interest attributable thereto, will revert to the Reorganized Debtors notwithstanding any federal or state escheat laws to the contrary. Notwithstanding the foregoing, holders of Interests will not be required to surrender Certificates evidencing an equity ownership in the Debtors.

E.       SERVICES OF INDENTURE TRUSTEES, AGENTS AND SERVICERS.

         The services, with respect to implementation of the distributions contemplated by the Plan, of Servicers, including Indenture Trustees under the relevant agreements that govern the rights of Claimholders will be as set forth elsewhere in the Plan. Notwithstanding the foregoing, the Reorganized Debtors will reimburse (i) any Servicer for reasonable and necessary services performed by it (including reasonable attorneys' fees) as contemplated by, and in accordance with the Plan, and (ii) any Indenture Trustees for all reasonable fees and expenses and indemnification amounts owned to such Indenture Trustees pursuant to the respective Indentures and arising in connection with the performance of services by the Indenture Trustees under the respective Indentures of the Plan.

F.       CLAIMS ADMINISTRATION RESPONSIBILITY.

Reorganized Debtors.

         The Reorganized Debtors will retain responsibility for administering, disputing, objecting to, compromising, or otherwise resolving and making distributions (if any) with respect to all Claims against and Interests in the Debtors.

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

Filing of Objections.

         Unless otherwise extended by the Bankruptcy Court, any objections to Claims or Interests will be served and filed on or before forty-five (45) days following the Effective Date. Notwithstanding any authority to the contrary, an objection to a Claim or Interest will be deemed properly served on the Claimholder or Interestholder if the Debtors or the Reorganized Debtors effect service in any of the following manners: (i) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004; (ii) to the extent counsel for a Claimholder or Interestholder is unknown, by first class mail, postage prepaid, on the signatory on the proof of claim or interest or other representative identified on the proof of claim or interest or any attachment thereto: or (iii) by first class mail, postage prepaid, on any counsel that has appeared on the Claimholder's or Interestholder's behalf in the Chapter 11 Cases.

Delivery of Distributions.

         Distributions to Allowed Claimholders will be made by the Reorganized Debtor or the appropriate Servicer (a) at the addresses set forth on the proofs of claim filed by such Claimholders (or at the last known addresses of such Claimholders if no proof of claim is filed or if the Debtors have been notified in writing of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Debtors or the Reorganized Debtors, as applicable, after the date of any related proof of claim, (c) at the addresses reflected in the Schedules if no proof of claim has been filed and the Reorganized Debtors have not received a written notice of a change of address, or (d) in the case of a Claimholder whose Claim is governed by an agreement and administered by a Servicer, including an Indenture Trustee, at the addresses contained in the official records of such Servicer or Indenture Trustee. Distributions made to holders of Claims by the Indenture Trustees will be subject to the rights of the Indenture Trustees under the Indentures and/or the Indenture Trustees Charging Liens. If any Claimholder's distribution is returned as undeliverable, no further distributions to such Claimholder will be made unless and until the Reorganized Debtors or the appropriate Servicer or Indenture Trustee is notified of such Claimholder's then-current address, at which time all missed distributions will be made to such Claimholder or Interestholder without interest. Amounts in respect of undeliverable distributions will be returned to the Reorganized Debtors until such distributions are claimed. All funds or other undeliverable distributions returned to the Reorganized Debtors and not claimed within six months of return will revert to the Reorganized Debtors.

G.       PROCEDURES FOR TREATING AND RESOLVING DISPUTED AND CONTINGENT CLAIMS.

No Distributions Pending Allowance.

         No payments or distributions will be made with respect to all or any portion of a Disputed Claim or Disputed Interest unless and until all objections to such Disputed Claim or Disputed Interest have been settled or withdrawn or have been determined by a Final Order, and the Disputed Claim or Disputed Interest has become an Allowed Claim or Allowed interest. All objections to Claims or Interests must be filed on or before forty-five (45) following the Effective Date.

Distributions After Allowance.

         If a Disputed Claim or Disputed Interest becomes, in whole or in part, an Allowed Claim or Allowed Interest, the Reorganized Debtors will distribute to the holder thereof the distributions, if any, to which such holder is entitled. No interest will be paid on Disputed Claims or Disputed Interests that later become Allowed Claims or Allowed Interests or with respect to any distribution in satisfaction thereof. The Reorganized Debtors will be responsible for all distributions to holders of Disputed Claims or

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Disputed Interests that become, in whole or in part, Allowed Claims or Allowed
Interests. The Reorganized Debtors will not be required to create or maintain a separate distribution reserve to make payments pursuant to Article 9.8 (b) of the Plan.

De Minimis Distributions.

         The Reorganized Debtors or the Servicers, as applicable, will not be required to make distributions of less than one hundred dollars ($100) with respect to any Allowed Claim, unless a request therefor is made in writing to the Reorganized Debtors on or before forty-five (45) days following the Effective Date.

Fractional Securities; Fractional Dollars.

         Neither the Reorganized Debtors nor the Servicer will be required to make distributions or payments of fractions of dollars. Whenever any payment of a fraction of a dollar under the Plan would otherwise be called for, the actual payment will reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down.

         X. ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS

A.       DIP FACILITY CLAIM.

         On the Effective Date, the DIP Facility Claim will be allowed in an amount to be agreed upon by the Debtors and, as applicable, the DIP Lenders, or as ordered by the Bankruptcy Court with notice to the Statutory Committees, not less than five (5) Business Days prior to the Effective Date, and all obligations of the Debtors under the DIP Facility will be paid in full in Cash on the Effective Date; provided, however, that with respect to letters of credit issued under the DIP Facility, such claims may be satisfied in full by the cash collateralization of such letters of credit or by procuring back-up letters of credit. Upon compliance with the foregoing sentence, all liens and security interests granted to secure such obligations will be deemed cancelled and will be of no further force and effect. To the extent that the DIP Lenders or the DIP Agent have filed or recorded publicly any liens and/or security interests to secure the Debtors' obligations under the DIP Facility, the DIP Lenders or the DIP Agent, as the case may be, will take any commercially reasonable steps requested by the Debtors that are necessary to cancel and/or extinguish such publicly filed liens and/or security interests.

B.       PROFESSIONAL CLAIMS.

         Final Fee Applications. All final requests for payment of Professional Claims, Ordinary Course Professional Claims, and requests for reimbursement of expenses of members of the Statutory Committees must be filed no later than forty-five (45) days following the Effective Date.

         Payment of Interim Amounts. Subject to the Holdback Amount, on the Effective Date, the Debtors or Reorganized Debtors will pay all amounts owing to Professionals, Ordinary Course Professionals, and members of the Statutory Committees for all outstanding amounts payable relating to prior periods through the Effective Date. In order to receive payment on the Effective Date for unbilled fees and expenses incurred through such date, the Professionals and Ordinary Course Professionals will estimate fees and expenses due for periods that have not been billed as of the Effective Date and will deliver such estimate to the Debtors, counsel for the Statutory Committees, and the United States Trustee. Within forty-five (45) days after the Effective Date, a Professional receiving payment for the estimated period will submit a detailed invoice covering such period in the manner and providing the detail as set forth in the Professional Fee Order or the Ordinary Course Professional Order, as applicable. Should the estimated payment received by any Professional exceed the actual fees and expenses for such period, this

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excess amount will be credited against the Holdback Amount for such Professional or, if the award of the Holdback Amount for such matter is insufficient, disgorged by such Professional.

         Holdback Amount. The Holdback Amount will not be considered property of the Debtors, the Reorganized Debtors or the Estates. The Reorganized Debtors will pay to Professionals the Holdback Amount within ten (10) days following allowance thereof by the Bankruptcy Court.

         Post-Effective Date Retention. Upon the Effective Date, any requirement that Professionals or Ordinary Course Professionals comply with Sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate, and the Reorganized Debtors will employ and pay Professionals and Ordinary Course Professionals in the ordinary course of business.

C.       SUBSTANTIAL CONTRIBUTION COMPENSATION AND EXPENSES BAR DATE.

         Any Person who requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to Sections 503(b)(3), (4), and (5) of the Bankruptcy Code must file an application with the clerk of the Bankruptcy Court on or before the forty-fifth (45th) day after the Effective Date (the "503 Deadline"), and serve such application on counsel for the Debtors and the Reorganized Debtors and as otherwise required by the Bankruptcy Court and the Bankruptcy Code on or before the 503 Deadline, or be forever barred from seeking such compensation or expense reimbursement.

D.       OTHER ADMINISTRATIVE CLAIMS.

         All other requests for payment of an Administrative Claim (other than as set forth in Article 10.1, Article 10.2 or Article 10.3 of the Plan) must be filed and served on counsel for the Debtors and the Reorganized Debtors no later than the Administrative Claims Bar Date. Any request for payment of an Administrative Claim pursuant to Article 10.4 of the Plan that is not timely filed and served by the Administrative Claims Bar Date will be disallowed automatically without the need for any objection from the Debtors or the Reorganized Debtors. The Debtors or the Reorganized Debtors may settle an Administrative Claim without further Bankruptcy Court approval. Unless the Debtors or the Reorganized Debtors object to an Administrative Claim, such Administrative Claim will be deemed allowed in the amount requested. In the event that the Debtors or the Reorganized Debtors object to an Administrative Claim, the Bankruptcy Court will determine the allowed amount of such Administrative Claim. Notwithstanding the foregoing, (a) no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which is paid or payable by the Debtors in the ordinary course of business, and
(b) no request for payment of an Administrative Claim need be filled with respect to the fees, expenses, disbursements and indemnity claims incurred by Servicers and Indenture Trustees (including their counsel fees and expenses), in connection with their services as Servicers and Indenture Trustees under the respective Indentures (whether prepetition or postpetition), which fees will be paid in Cash promptly by the Reorganized Debtors without the need for application to, or approval of, any court, or with respect to an Administrative Claim which is paid or payable by the Debtors in the ordinary course of business.

                 XI. EFFECT OF THE PLAN ON CLAIMS AND INTERESTS

A.       REVESTING OF ASSETS.

         Except as otherwise explicitly provided in the Plan, on the Effective Date, all property comprising the Estates (including Retained Actions, but excluding property that has been abandoned pursuant to an order of the Bankruptcy Court) will revest in each of the Debtors that owned such property or interest in property as of the Effective Date, free and clear of all Claims, liens, charges, encumbrances, rights and

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Interests of creditors and equity security holders. As of the Effective Date, the Reorganized Debtors may operate their businesses and use, acquire, and dispose of property and settle and compromise Claims or Interests without supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order.

B.       DISCHARGE OF THE DEBTORS.

         Pursuant to Section 1141 (d) of the Bankruptcy Code, except as otherwise specifically provided in the Plan or in the Confirmation Order, the distributions and rights that are provided in the Plan will be in complete satisfaction, discharge, and release, effective as of the Confirmation Date (but subject to the occurrence of the Effective Date), of Claims and Causes of Action, whether known or unknown, against, liabilities of liens on, obligations of rights against, the Debtors or any of their assets or properties, regardless of whether any property has been distributed or retained pursuant to the Plan on account of such Claims, and rights, including, but not limited to, Claims that arose before the Confirmation Date, any liability (including withdrawal liability) to the extent such Claims relate to services performed by employees of the Debtors prior to the Petition Date and that arise from a termination of employment or a termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Confirmation Date, and all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a proof of claim based upon such Claim, debt, or right is filed or deemed filed under Section 501 of the Bankruptcy Code; (b) a Claim based upon such Claim, debt, or right is allowed under Section 502 of the Bankruptcy Code; or (c) the holder of such a Claim or right accepted the Plan. The Confirmation Order will be a judicial determination of the discharge of all Claims against the Debtors, subject to the Effective Date occurring.

C.       COMPROMISES AND SETTLEMENTS.

         In accordance with Article 9.6 of the Plan, pursuant to Bankruptcy Rule 9019(a), the Debtors may compromise and settle various (a) Claims against them and (b) Causes of Action that they have against other Persons up to and including the Effective Date. After the Effective Date, such right will pass to the Reorganized Debtors as contemplated in Article 11.1 of the Plan, without the need for further approval of the Bankruptcy Court, except as otherwise set forth in the Plan.

D.       RELEASES, EXCULPATION AND RELATED MATTERS.

                  (a) Releases by the Debtors. Pursuant to Section 1123(b)(3) of the Bankruptcy Code, effective as of the Effective Date, the Debtors, in their individual capacity and as debtors-in-possession for and on behalf of their Estates, will be deemed to release and discharge all Released Parties from all claims, obligations, suits, judgments, damages demands, debts, rights, Causes of Action and liabilities whatsoever, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to:
         (i) the Debtors; (ii) the Reorganized Debtors; (iii) the Subsidiaries;
         (iv) the Chapter 11 Cases and the conduct thereof; and (v) the Plan. The Reorganized Debtors will be bound, to the same extent the Debtors are bound, by all of the releases set forth in this Article 11.4(a) of the Plan.

                  (b) Release by Holders of Certain Impaired Claims. As of the Effective Date, each holder of an Impaired Claim entitled to vote to accept or reject the Plan is also entitled to vote to accept or reject the provisions of this Article 11.4 of the Plan. Any holder of such Impaired Claim that affirmatively elects on the ballot for voting on the Plan to agree to the provisions of

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         this Article 11.4 of the Plan, will in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and the securities, contracts, instruments, releases and other agreements or documents to be delivered in connection with the Plan, forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights to enforce the Debtors' or the Reorganized Debtors' obligations under the Plan and the securities, contracts, instruments, releases and other agreements and documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, forseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases or the conduct thereof, or the Plan against: (i) the Debtors; (ii) the Reorganized Debtors; and (iii) the Released Parties.

                  (c) Exculpation and Limitation of Liability Regarding Conduct of Chapter 11 Cases. The Debtors, the Reorganized Debtors, the Statutory Committees, the members of the Statutory Committees in their capacities as such, the DIP Lenders, the DIP Agent, the Prepetition Agent, the Prepetition Lenders, the Indenture Trustees, each holder of the AREC Notes, and each such parties' respective professionals, agents, present or former members, officers and directors and any of such parties' successors and assigns, will not have or incur, and are hereby forever released, waived, and discharged from any claims, obligations, suits, judgments, damages demands, debts, rights, Causes of Action, or liabilities to one another or to any Claimholder or Interestholder, or any other party-in-interest, or any of their respective agents, employees, professionals, or any of their successors and assigns, for any act of omission, unless such act or omission is caused by such parties' gross negligence and willful misconduct, in connection with, relating to, or arising out of: (i) the Debtors' Chapter 11 Cases; (ii) the negotiation and filing of the Plan; (iii) the filing of the Chapter 11 Cases; (iv) the pursuit of confirmation of the Plan and the consummation of the Plan; or (v) the administration of the Plan or the property to be distributed under the Plan.

                  (d) Exclusions and Limitations on Exculpation and Releases. Notwithstanding anything in the Plan to the contrary, the Confirmation of the Plan will not (i) enjoin, impact or affect the prosecution of the Derivative Actions, the Class Actions or the Securities Actions, except that the Debtors and the Reorganized Debtors will retain the right to object to the allowance of any Claim filed in the Chapter 11 Cases arising out of or related to the Derivative Actions, the Class Actions or the Securities Actions, or (ii) release or otherwise effect a release of PwC or any other party to the PwC Litigation. In addition, nothing set forth in Article 11.4 of the Plan will preclude or otherwise impair the rights of the SEC to administer and enforce the United States federal securities laws, except that the Debtors and the Reorganized Debtors will retain the right to object to the allowance of any Claim filed by the SEC in the Chapter 11 Cases.

E.       SETOFFS.

         The Debtors may, but will not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors may have against such Claimholder, but neither the failure to do so, nor the allowance of any Claim hereunder. will constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such Claimholder.

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F.       SUBORDINATION RIGHTS.

         Except as otherwise specifically provided for in the Plan, all Claims against the Debtors and all rights and claims between or among Claimholders relating in any manner whatsoever to distributions on account of Claims against or Interests in the Debtors, based upon any claimed subordination rights, whether asserted or unasserted, legal or equitable, will be deemed satisfied by the distributions under the Plan to Claimholders or Interestholders having such subordination right, and such subordination rights will be deemed waived, released, discharged, and terminated as of the Effective Date.

G.       INDEMNIFICATION OBLIGATIONS.

         Indemnification Obligations will be deemed to be, and will be treated as, executory contracts that the Reorganized Debtors will assume pursuant hereto and Section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such Indemnification Obligations will survive unimpaired and unaffected by entry of the Confirmation Order, irrespective of whether any such Indemnification Right is owed for an act or event occurring before or after the Petition Date.

H.       INJUNCTION.

         The satisfaction, release, and discharge pursuant to Article XI of the Plan will act as an injunction against any Person commencing or continuing any action, employment of process, or act to collect, offset, or recover any Claim or Cause of Action satisfied, released, or discharged under the Plan to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by Sections 524 and 1141 thereof. Notwithstanding the foregoing, nothing in the Plan, including Article
11.9 of the Plan, or the Confirmation Order will affect, release, enjoin or impact the prosecution of the Claims asserted or to be asserted against the non-Debtor defendants in the Derivative Actions, the Class Actions or the Securities Actions.

                      XII. CERTAIN FACTORS TO BE CONSIDERED

         The holder of a Claim against a Debtor should read and carefully consider the following factors, as well as the other information set forth in this Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference herein) before deciding whether to vote to accept or to reject the Plan.

A.       GENERAL CONSIDERATIONS.

         The formulation of a reorganization plan is the principal purpose of a Chapter 11 case. The plan sets forth the means for satisfying the holders of claims against and interest in the debtors. The recapitalization of the Debtors preserves and realizes the going concern value of the Debtors for their Claimholders and Interestholders. Moreover, reorganization of the Debtors' business and operations under the proposed Plan also avoids the potentially adverse impact of a liquidation on the Debtors' employees and many of its customers, trade vendors, suppliers of goods and services, and lessors.

B.       CERTAIN BANKRUPTCY CONSIDERATIONS.

         If the Plan is not confirmed and consummated, there can be no assurance that the Chapter 11 Cases will continue rather than be converted to a liquidation or that any alternative plan of reorganization would be on terms as favorable to the holders of Claims and Interests as the terms of the Plan. If a liquidation or protracted reorganization were to occur, there is a substantial risk that the value of the

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

Debtors' enterprise would be substantially eroded to the detriment of all stakeholders. See Appendix 6 attached to this Disclosure Statement for a liquidation analysis of the Debtors.

         Although the Debtors believe that the Plan will satisfy all requirements necessary for Confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion. There can also be no assurance that modifications of the Plan will not be required for Confirmation, that such negotiations would not adversely affect the holders of Allowed Claims and Equity Interests, or that such modifications would not necessitate the re-solicitation of votes.

         If any impaired class of claims does not accept a plan of reorganization, a bankruptcy court may nevertheless confirm such a plan of reorganization at the proponent's request if at least one impaired class has accepted the plan of reorganization (without including the acceptance of any "insider" in such class) and, as to each impaired class that has not accepted the plan of reorganization, the bankruptcy court determines that the plan of reorganization "does not discriminate unfairly" and is "fair and equitable" with respect to rejecting impaired classes. If any Impaired Class of Claims fails to accept the Plan in accordance with Section 1129(a)(8) of the Bankruptcy Code, the Debtors reserve the right to request nonconsensual Confirmation of the Plan in accordance with Section 1129(b) of the Bankruptcy Code.

C.       BUSINESS FACTORS AND COMPETITIVE CONDITIONS.

         The Debtors operate in a highly competitive industry.

         The truck rental industry is highly competitive and includes a number of significant national and hundreds of regional and local competitors. Competition is generally based on price, product quality, convenience, availability, brand name recognition and service. In the truck rental business, the Debtors face competition from Budget Car and Truck Rental Company and Penske Truck Leasing. Some of the Debtors' competitors may have greater financial resources than the Reorganized Debtors. The Debtors cannot assure that they will not be forced to reduce their rental prices or delay price increases.

         The Debtors and their Subsidiaries compete with national and regional self-storage operators as well as local operators. Competition in the market areas in which the Debtors operate is significant and affects the occupancy levels, rental rates and operating expenses of the Debtors' facilities. Competition might cause them to experience a decrease in occupancy levels, limit their ability to increase rental rates and compel them to offer discounted rental rates which could have a material adverse effect on the Debtors' operating results.

         Entry into the self-storage business through acquisition of existing facilities is possible for persons or institutions with the required initial capital. Development of new self-storage facilities is more difficult, however, due to zoning, environmental and other regulatory requirements. The self-storage industry has in the past experienced overbuilding in response to perceived increases in demand. The Debtors cannot assure that they will be able to successfully compete in existing markets or expand into new markets.

         Control of AMERCO remains in the hands of a small contingent.

         As of June 30, 2003, Edward J. Shoen, Chairman of the Board of Directors and President of AMERCO, James P. Shoen, a director of AMERCO, and Mark V. Shoen, an executive officer of AMERCO, collectively own 8,893,078 shares (approximately 43.1%) of the outstanding common shares of AMERCO. Accordingly, Edward J. Shoen, Mark V. Shoen and James P. Shoen will be in a position to continue to influence the election of the members of the Board of Directors and approval of significant transactions. In addition, 2,402,456 shares (approximately 11.7%) of the outstanding common shares of

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AMERCO, including shares allocated to employees and unallocated shares, are held by AMERCO's Employee Savings and Employee Stock Ownership Trust.

         AMERCO's operations subject it to numerous environmental regulations and the possibility that environmental liability in the future could adversely affect AMERCO's operations.

         Compliance with environmental requirements of federal, State and local governments significantly affects AMERCO's business. Among other things, these requirements regulate the discharge of materials into the water, air and land and govern the use and disposal of hazardous substances. Under environmental laws, AMERCO can be held strictly liable for hazardous substances that are found on real property AMERCO has owned or operated. AMERCO is aware of issues regarding hazardous substances on some of AMERCO's real estate and AMERCO has put in place a remedial plan at each site where AMERCO believes such a plan is necessary. AMERCO regularly makes capital and operating expenditures to stay in compliance with environmental laws. In particular, AMERCO has managed a testing and removal program since 1988 for AMERCO's underground storage tanks. Under this program, AMERCO spent $43,700,000 between April 1988 and March 31, 2003. Despite these compliance efforts, risk of environmental liability is part of the nature of AMERCO's business.

         While AMERCO does not expect the future cost of compliance with environmental laws or future environmental liabilities, including compliance and remediation costs, to have a material adverse effect on AMERCO's business, environmental laws and regulations are complex, change frequently and could become more stringent in the future. AMERCO cannot assure that future compliance with these regulations or future environmental liabilities will not have a material adverse effect on AMERCO's business.

         AMERCO's business is seasonal.

         AMERCO's business is seasonal and AMERCO's results of operations and cash flows fluctuate significantly from quarter to quarter. Historically, revenues have been stronger in the first and second fiscal quarters due to the overall increase in moving activity during the spring and summer months. The fourth fiscal quarter is generally weakest, when there is a greater potential for adverse weather conditions.

         AMERCO obtains its rental trucks from a limited number of manufacturers.

         In the last ten years, AMERCO purchased all of its rental trucks from Ford and General Motors. Although AMERCO believes that it has alternative sources of supply for its rental trucks, termination of one or more of AMERCO's relationships with any of these suppliers could have a material adverse effect on AMERCO's business, financial condition or results of operations.

         AMERCO's property and casualty insurance business has suffered extensive losses.

         AMERCO's property and casualty insurance business, RepWest, has experienced significant net losses totaling approximately $77,000,000 for the three calendar years ended December 31, 2002. These losses are primarily attributable to business lines that were unprofitable as underwritten. To restore profitability in RepWest, AMERCO is exiting all non-U-Haul related lines and the exit may result in near term losses as these lines are eliminated. Although AMERCO believes the changes will have a positive impact on the financial position of RepWest, there can be no assurance that AMERCO will be successful in returning RepWest to sustained profitability. AMERCO's inability to sustain profitability could have a material adverse effect on AMERCO's earnings and financial position.

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

         AMERCO's insurance businesses have recently suffered downgrades in their ratings from national insurance company rating agencies.

         A.M. Best has recently downgraded RepWest and Oxford. These downgrades have affected their standing in the insurance industry and caused their premiums to decrease. Ratings have become an increasingly important factor in establishing the competitive position of insurance companies. A.M. Best ratings reflect its opinion of an insurance company's financial strength, operating performance, strategic position and ability to meet its obligations to policyholders. The A.M. Best ratings are C for RepWest and C+ for Oxford.

         Notes receivable from SAC Holding are a significant portion of AMERCO'S total assets.

         At March 31, 2003, AMERCO held $394,200,000 of mortgage loans and notes due from SAC Holding. Although these assets have been eliminated in the consolidated financial statements, AMERCO has significant economic exposure to SAC Holding. SAC Holding has total reported indebtedness and other obligations of $982,200,000 at March 31, 2003. AMERCO holds various senior and junior unsecured notes of SAC Holding. The senior unsecured notes of SAC Holding that AMERCO holds rank equal in right of payment with the notes of certain senior mortgage holders, but junior to the extent of the collateral securing the applicable mortgages and junior to the extent of the cash flow waterfalls that favor the senior mortgage holders. If SAC Holding are unable to meet their obligations to their senior lenders, it could trigger a default on their obligations to AMERCO. In such an event of default, AMERCO could suffer a significant loss to the extent the value of the underlying collateral on AMERCO's loans to SAC Holding is inadequate to repay SAC Holdings' senior lenders and AMERCO. There can be no assurance that SAC Holding will not default on their loans to their senior lenders or that the value of SAC Holdings' assets upon liquidation would be sufficient to repay AMERCO in full.

         AMERCO is a holding company and is dependent on its subsidiaries for cash flow.

         As a holding company with no business operations, AMERCO's material assets consist only of the stock of its subsidiaries. AMERCO has to rely upon dividends and other payments from its subsidiaries to generate the funds necessary to pay its obligations. AMERCO's subsidiaries, however, are legally distinct from AMERCO and have no obligation, contingent or otherwise, to make funds available to AMERCO. The ability of AMERCO's subsidiaries to make dividend and other payments to AMERCO is subject to, among other things, the availability of funds, the terms of the indebtedness of AMERCO's subsidiaries and applicable state laws and insurance regulations.

         AMERCO faces risks related to an SEC investigation and securities litigation.

         The SEC has issued a formal order of investigation to determine whether AMERCO has violated the Federal securities laws. Although AMERCO has fully cooperated with the SEC in this matter and intends to continue to fully cooperate, the SEC may determine that AMERCO has violated Federal securities laws. AMERCO cannot predict when this investigation will be completed or its outcome. If the SEC makes a determination that AMERCO has violated Federal securities laws, AMERCO may face sanctions, including, but not limited to, significant monetary penalties and injunctive relief.

         In addition, AMERCO has been named a defendant in a number of class action and related lawsuits. The findings and outcome of the SEC investigation may affect the class-action lawsuits that are pending. AMERCO is generally obliged, to the extent permitted by law and the Plan, to indemnify its directors and officers who are named defendants in some of these lawsuits. AMERCO is unable to estimate what its liability in these matters may be, and AMERCO may be required to pay judgments or

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

settlements and incur expenses in aggregate amounts that could have a material adverse effect on AMERCO's financial condition or results of operations.

         AMERCO faces risks related to a Department of Labor Investigation.

         The DOL is presently investigating whether there were violations of ERISA involving the AMERCO ESOP. Although AMERCO has fully cooperated with the DOL in this matter and intends to continue to fully cooperate, the DOL may determine that AMERCO has violated ERISA. In that event, AMERCO may face sanctions, including, but not limited to, significant monetary penalties and injunctive relief.

         AMERCO's common stock may be delisted from the NASDAQ Stock Market.

         On June 24, 2003, AMERCO received a letter from Nasdaq indicating that, in light of AMERCO's recent Chapter 11 filing, the Panel would consider such filing and associated concerns in rendering a determination regarding AMERCO's continued listing status. Nasdaq has requested, and AMERCO has provided, information regarding AMERCO's Chapter 11 Cases and the anticipated effect of the reorganization process on the shareholders of AMERCO. On August 13, 2003, AMERCO received a letter from Nasdaq indicating that the Panel had determined to continue the listing of AMERCO's common stock on Nasdaq provided that: (1) on or before August 22, 2003, AMERCO files its Annual Report on Form 10-K for the fiscal year ended March 31, 2003, and its Quarterly Report Form 10-Q for the quarter ended June 30, 2003, with the SEC and Nasdaq; (2) on or before deadlines to be determined by the Panel, AMERCO submits to Nasdaq a copy of AMERCO's Plan as filed with the Bankruptcy Court, as well as copies of any amendments to the Plan; documentation evidencing that AMERCO has commenced the solicitation of votes regarding the Plan, as well as documentation evidencing that the Plan has been confirmed by the Bankruptcy Court; and (3) on or before deadlines established by the Panel, AMERCO submits documentation to Nasdaq evidencing its emergence from bankruptcy. In addition to the foregoing, AMERCO must comply with all other requirements for continued listing on Nasdaq. AMERCO has filed its Annual Report on Form 10-K for the fiscal year ended March 31, 2003, and its Quarterly Report Form 10-Q for the quarter ended June 30, 2003, with the SEC and Nasdaq, but did not meet the deadline to file its Form 10-Q as discussed above. Although AMERCO intends to take all actions available to maintain its Nasdaq listing, there can be no assurance that AMERCO will be able to do so.

         AMERCO's preferred stock may be delisted from the New York Stock Exchange.

         The New York Stock Exchange has completed a review of the continued listing of the Series A 8 1/2% preferred stock of AMERCO following its filing for protection under Chapter 11. According to NYSE, this assessment has shown that AMERCO is currently in compliance with all of the NYSE's quantitative continued listing standards. The NYSE will continue to closely monitor events at AMERCO in connection with assessing the appropriateness of continued listing of AMERCO's preferred stock. The NYSE has indicated that it will give consideration to immediate suspension of AMERCO's preferred stock if authoritative advice is received that AMERCO's securities, including the common stock, are without value, or if AMERCO subsequently falls below any of the NYSE's quantitative continued listing standards. In addition, the NYSE noted that it may, at any time, suspend a security if it believes that continued dealings in the security on the NYSE are not advisable. Accordingly, there can be no assurance that AMERCO's preferred stock will continue to be listed on NYSE.

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         RepWest has consented to an Order of Supervision issued by the Arizona
Department of Insurance.

         On May 20, 2003, RepWest consented to an Order of Supervision issued by the ADOI. Pursuant to this Order and Arizona law, during the period of supervision, RepWest may not engage in certain activities without the prior approval of the ADOI.

         The requirements to abate the order are for RepWest to eliminate the specific credit risk associated with the exposures to AMERCO and its affiliates and establish that it possesses surplus sufficient with Arizona law and as the Arizona Director of Insurance may require based on type, volume or nature of its business pursuant to Arizona law.

         In addition, if RepWest fails to satisfy the requirements to abate ADOI's concerns, the ADOI may take further action, including, but not limited to, commencing a conservatorship.

D.       INHERENT UNCERTAINTY OF FINANCIAL PROJECTIONS.

         The Projections set forth in Appendix 4 and Appendix 5 annexed hereto cover the operations of the Reorganized Debtors on a consolidated basis and SAC Holding, respectively, through fiscal year 2007. The Projections are based on numerous assumptions including the timing, confirmation, and consummation of the Plan in accordance with its terms, the anticipated future performance of the Reorganized Debtors and SAC Holding, general business and economic conditions, and other matters, many of which are beyond the control of the Reorganized Debtors and SAC Holding and some or all of which may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the date that this Disclosure Statement is approved by the Bankruptcy Court may affect the actual financial results of the Debtors' and SAC Holding's operations.

         There are various assumptions that are material and may adversely affect the ability of the Reorganized Debtors and SAC Holding to make payments with respect to post-Effective Date indebtedness and to achieve the Projections. Because the actual results achieved throughout the periods covered by the Projections can be expected to vary from the projected results, the Projections should not be relied upon as a guaranty, representation, or other assurance that the actual results will occur.

         Except with respect to the Projections and except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement. None of the Debtors, the Reorganized Debtors nor SAC Holding intend to update the Projections for the purposes hereof; thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections.

E.       ACCESS TO FINANCING AND TRADE TERMS.

         The Debtors' and their Subsidiaries' operations are dependent on the availability and cost of working capital financing and may be adversely affected by any shortage or increased cost of such financing. Debtors believe that substantially all of their needs for funds necessary to consummate the Plan and for post-Effective Date working capital financing will be met by projected operating cash flow and the Exit Financing Facility. Moreover, if the Debtors or the Reorganized Debtors require working capital and trade financing greater than that provided by projected operating cash flow, the Exit Financing Facility, and trade financing, they may be required either to: (a) obtain other sources of financing; or (b) curtail their operations. The Debtors believe that the recapitalization to be accomplished through the Plan will facilitate the ability to obtain additional or replacement working capital financing. No assurance can

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be given, however, that any additional replacement financing will be available on terms that are favorable or acceptable to the Debtors or the Reorganized Debtors.

F.       CLAIMS ESTIMATIONS.

         There can be no assurance that the estimated Claim amounts set forth herein are correct. The actual Allowed amount of Claims may differ in some respect from the estimates. The estimated amounts are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions provide incorrect, the actual Allowed amount of Claims may vary from those estimated herein.

G.       MARKET FOR THE NEW DEBT SECURITIES.

         There can be no assurance that an active market for the New Debt Securities to be distributed pursuant to the Plan will develop, and no assurance can be given as to the prices at which such securities might be traded.

H.       DIVIDENDS.

         The Debtors do not anticipate that cash dividends or other distributions will be paid with respect to the Common Stock in the foreseeable future.

               XIII. RESALE OF SECURITIES RECEIVED UNDER THE PLAN

A.       ISSUANCE OF SECURITIES.

         Section 1145(a)(l) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under Section 5 of the Securities Act and state laws if three principal requirements are satisfied:
(i) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under the plan; (ii) the recipients of the securities must hold prepetition or administrative expense claims against the debtor or interests in the debtor; and (iii) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor, or principally in exchange for such claims or interests and partly for cash or property. Except as noted below, the Debtors believe that the offer and sale of the debt securities under the Plan to Claimholders satisfy the requirements of Section 1145(a)(l) of the Bankruptcy Code and are, therefore, exempt from registration under the Securities Act and state securities laws.

B.       SUBSEQUENT TRANSFERS OF NEW DEBT SECURITIES.

         The New Debt Securities or other securities to be issued pursuant to the Plan may be freely transferred by most recipients following initial issuance under the Plan, and all resales and subsequent transactions in the New Debt Securities or other securities so issued are exempt from registration under federal and state securities laws, unless the holder is an "underwriter" with respect to such securities. Section 1145(b) of the Bankruptcy Code defines four types of "underwriters":

                  (i) persons who purchase a claim against, an interest in, or a claim for an administrative expense against the debtor with a view to distributing any security received in exchange for such claim or interest;

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                  (ii)     persons who offer to sell securities offered under a
plan for the holders of such securities;

                  (iii) persons who offer to buy such securities from the holders of such securities, if the offer to buy is:

                           (A)      with a view to distributing such securities;
and

                           (B)      under an agreement made in connection with
the Plan, the consummation of the Plan, or with the offer or sale of securities under the Plan; or

                  (iv) a person who is an "issuer" with respect to the securities as the term "issuer" is defined in Section 2(11) of the Securities Act.

         Under Section 2(11) of the Securities Act, an "issuer" includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control of the issuer.

         To the extent that Persons who receive New Debt Securities pursuant to the Plan are deemed to be "underwriters." resales by such persons would not be exempted by Section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Persons deemed to be underwriters would, however, be permitted to sell such New Debt Securities or other securities without registration pursuant to the provisions of Rule 144 under the Securities Act. These rules permit the public sale of securities received by "underwriters" if current information regarding the issuer is publicly available and if volume limitations and certain other conditions are met.

         Whether or not any particular person would be deemed to be an "underwriter" with respect to the New Debt Securities or other security to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors and SAC Holding express no view as to whether any particular Person receiving New Debt Securities or other securities under the Plan would be an "underwriter" with respect to such New Debt Securities or other securities.

         Given the complex and subjective nature of the question of whether a particular holder may be an underwriter, the Debtors and SAC Holding make no representation concerning the right of any person to trade in the New Debt Securities or other securities. The Debtors and SAC Holding recommend that potential recipients of the New Debt Securities or other securities consult their own counsel concerning whether they may freely trade New Debt Securities or other securities without compliance with the Securities Act or the Exchange Act.

            XIV. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

         A summary description of certain United States federal income tax consequences of the Plan is provided below. This description is for informational purposes only and, due to a lack of definitive judicial or administrative authority or interpretation, substantial uncertainties exist with respect to various tax consequences of the Plan as discussed herein. This disclosure describes only the principal United States federal income tax consequences of the Plan to the Debtors and to the Claimholders who are entitled to vote to accept or reject the Plan. No opinion of counsel has been sought or obtained with respect to any tax consequences of the Plan. No rulings or determinations of the Internal Revenue Service (the "IRS") or any other tax authorities have been sought or obtained with respect to any tax consequences of the Plan, and the discussion below is not binding upon the IRS or such other authorities. No representations are being made to the Debtors or any Claimholder regarding the particular lax

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consequences of the confirmation and consummation of the Plan. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein.

         The following discussion of United States federal income tax consequences is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations, judicial authorities, published positions of the IRS and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect).

         The following discussion does not address foreign, state, or local tax consequences of the Plan, nor does it purport to address the United States federal income tax consequences of the Plan to special classes of taxpayers (e.g., banks and certain other financial institutions, insurance companies, tax-exempt organizations, governmental entities, the Plan Investors, persons that are, or hold their Claims through, pass-through entities, persons whose functional currency is not the United States dollar, foreign persons, dealers in securities or foreign currency, employees of a Debtor, persons who received their Claims pursuant to the exercise of an employee stock option or otherwise as compensation and persons holding Claims that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale, or conversion transaction). Furthermore, the following discussion does not address United States federal taxes other than income taxes.

         Holders of Claims are strongly urged to consult their own tax advisor regarding the United States federal, state and local and any foreign tax consequences of the transactions described in this Disclosure Statement and in the Plan.

A.       UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS

         Cancellation of Indebtedness Income

         Under the Plan, some of the Debtors' outstanding indebtedness will be satisfied in exchange for Cash, newly issued Securities, and/or other property. The satisfaction of a debt obligation for an amount of cash and other property having a fair market value (or, in the case of a new debt instrument, an "issue price") less than the "adjusted issue price" of the debt obligation generally gives rise to cancellation of indebtedness ("COD") income to the debtor.

         However, the debtor does not recognize COD income if the debt discharge occurs in Title 11 bankruptcy case. The debtor instead reduces its tax attributes to the extent of its COD income in the following order: (a) net operating losses ("NOLs") and NOL carryforwards; (b) general business credit carryforwards; (c) minimum tax credit carryforwards; (d) capital loss carryforwards; (e) the tax basis of the Debtors' depreciable and nondepreciable assets (but not below the amount of its liabilities immediately after the discharge); and (f) foreign tax credit carryforwards. In this case, the Debtors have NOLs of approximately $171 million.

         A debtor may elect to alter the preceding order of attribute reduction and, instead, first reduce the tax basis of its depreciable assets. If the debtor is part of a group of corporations that joins in the filing of a consolidated federal income tax return, both the tax attributes of the consolidated group that are attributable to other group members and the separate attributes of these other members are subject to reduction to the extent that the debtor's COD income exceeds the amount of (i) the consolidated group's tax attributes that are attributable to the debtor member, (ii) the attributes that arose in separate return limitation years of the debtor member, and (iii) the basis of property of the debtor member. The reduction in tax attributes occurs only after the tax for the year of the debt discharge has been determined (i.e., such attributes may be available to offset taxable income that accrues between the date of discharge and the end of the Debtors' tax year). The debtor does not recognize any COD income that exceeds the amount

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of available tax attributes, and such excess COD income has no other United
States federal income tax effect.

         Because some of the Debtors' outstanding indebtedness will be satisfied in exchange for Cash, newly issued Securities, and/or other property, the amount of COD income, and accordingly the amount of tax attributes required to be reduced, will depend in part on the issue price of the Securities. While this value cannot be known with certainty until after the Effective Date, it is not expected that the Debtors will be required to materially reduce their tax attributes because Debtor will not materially reduce the amount of the Debtors' aggregate outstanding indebtedness due to: (i) the Debtor's issuance of debt pursuant to the Plan and (ii) the terms of the SAC Holding Participation and Subordination Agreement. However, the exact amount of such reduction at this time cannot be predicted. Finally, to the extent permitted for federal income tax purposes, the Debtors and the SAC Holding entities intend to deduct the respective amounts paid by them in Cash and other property pursuant to the Plan.

B.       FEDERAL INCOME TAX CONSEQUENCES TO CLAIMHOLDERS AND INTERESTHOLDERS

         The following discusses certain United States federal income tax consequences of the transactions contemplated by the Plan to Claimholders and Interestholders that are "United States holders," as defined below. The United States federal income tax consequences of the transactions contemplated by the Plan to Claimholders (including the character, timing and amount of income, gain or loss recognized) will depend upon, among other things: (1) whether the Claim and the consideration received in respect thereof are "securities" for federal income tax purposes; (2) the manner in which a holder acquired a Claim; (3) the length of time the Claim has been held; (4) whether the Claim was acquired at a discount; (5) whether the holder has taken a bad debt deduction with respect to the Claim (or any portion thereof) in the current tax year or any prior tax year; (6) whether the holder has previously included in its taxable income accrued but unpaid interest with respect to the Claim; (7) the holder's method of tax accounting; and (8) whether the Claim is an installment obligation for federal income tax purposes. Claimholders therefore should consult their own tax advisors regarding the particular tax consequences to them of the transactions contemplated by the Plan.

         For purposes of the following discussion, a "United States holder" is a Claimholder that is: (1) a citizen or individual resident of the United States;
(2) a partnership or corporation created or organized in the United States or under the laws of the United States, a political subdivision thereof, or a State of the United States; (3) an estate the income of which is subject to United States federal income taxation regardless of its source; or (4) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust, or (ii) the trust was in existence on August 20, 1996, and properly elected to be treated as a United States person.

         Sale or Exchange of Claims

         Under the Plan, Claimholders will receive Securities, Cash and/or other property in exchange for their Claims. A Claimholder who receives Securities, Cash and/or other property in exchange for its Claim pursuant to the Plan will generally recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between (1) the fair market value of the Securities and/or other property on the Effective Date, plus the amount of Cash received by such holder, and (2) the holder's adjusted tax basis in its Claim. Where the Securities received by a Claimholder are newly issued notes of a Debtor, such notes will be treated as given in exchange for any existing notes of a Debtor held by the Claimholder to the extent that the newly issued notes effect a "significant modification," within the meaning of Treasury Regulation
Section 1.1001-3, of the Debtor's existing notes. In such a case, a Claimholder will recognize gain or loss for United States federal income tax purposes in an amount equal to the

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difference between (1) the issue price of the newly issued notes of the Debtor, the fair market value on the Effective Date of any other Securities and/or other property received by such holder, plus the amount of any Cash received by such holder, and (2) the holder's adjusted tax basis in its Claim. The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the nature of the Claim as held by the Claimholder, whether the Claim constitutes a capital asset in the hands of the holder, whether the Claim was purchased at a discount, whether any amount received in respect of a Claim constitutes accrued interest, and whether and to what extent the holder has previously claimed a bad debt deduction with respect to its Claim. A Claimholder who recognizes a loss on a transaction conducted pursuant to the Plan may be entitled to a bad debt deduction, either in the taxable year of the Effective Date or a prior taxable year.

         Accrued Interest

         Under the Plan, cash or other property may be distributed or deemed distributed to certain Claimholders with respect to their Claims for accrued interest. Holders of Claims for accrued interest that previously have not included such accrued interest in taxable income will be required to recognize ordinary income equal to the amount of cash or other property received with respect to such Claims for accrued interest. Holders of Claims for accrued interest that have included such accrued interest in taxable income generally may take an ordinary deduction to the extent that such Claim is not fully satisfied under the Plan (after allocating the distribution between principal and accrued interest), even if the underlying Claim is held as a capital asset. The adjusted tax basis of any property received in exchange for a Claim for accrued interest will equal the fair market value of such property on the Effective Date, and the holding period for the property will begin on the day after the Effective Date. It is not clear the extent to which consideration that may be distributed under the Plan will be allocable to interest. Claimholders are advised to consult their own tax advisors to determine the amount, if any, of consideration received under the Plan that is allocable to interest.

         Market Discount

In general, a debt obligation, other than one with a fixed maturity of one year or less, that is acquired by a holder in the secondary market (or, in certain circumstances, upon original issuance) is a "market discount bond" as to that holder if the obligation's stated redemption price at maturity (or, in the case of a debt obligation having original issue discount, the revised issue price) exceeds the holder's adjusted tax basis in the debt obligation immediately after its acquisition. However, a debt obligation will not be a "market discount bond" if such excess is less than a statutory de minimis amount. To the extent that a creditor has not previously included market discount in its taxable income, gain recognized by a creditor with respect to a "market discount bond" will generally be treated as ordinary interest income to the extent of the market discount accrued on such bond during the creditor's period of ownership. A holder of a market discount bond that is required to defer deduction of all or a portion of the interest on indebtedness incurred or maintained to acquire or carry the bond may be allowed to deduct such interest, in whole or in part, on the disposition of such bond.

         Existing Holders of Preferred Stock

         The Plan will result in no United States federal income tax consequence to an existing Interestholder who holds existing preferred stock of a Debtor, because no Cash, Securities, and/or other property will be transferred to such Interestholders pursuant to the Plan.

         Existing Holders of Common Stock

         The Plan will result in no United States federal income tax consequence to an existing

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Interestholder who holds existing common stock of a Debtor, because no Cash,
Securities, and/or other property will be transferred to such Interestholders pursuant to the Plan.

         Other Claimholders

         To the extent certain Claimholders reach an agreement with the Debtors to have their Claims satisfied, settled, released, exchanged or otherwise discharged in a manner other than as described in the Plan, such holders should consult with their own tax advisors regarding the tax consequences of such satisfaction, settlement, release, exchange, or discharge.

         Information Reporting and Backup Withholding

         Certain payments, including payments in respect of accrued interest or market discount, are generally subject to information reporting by the payor to the IRS. These reportable payments do not include those that give rise to gain or loss on the exchange of a Claim. Moreover, such reportable payments are subject to backup withholding under certain circumstances. A United States holder may be subject to backup withholding at rate of 28% with respect to certain distributions or payments of accrued interest, market discount, or similar items pursuant to the Plan, unless the holder (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (b) provides a correct United States taxpayer identification number and certifies under penalty of perjury that the holder is a U.S. person, the taxpayer identification number is correct, and that the holder is not subject to backup withholding because of a failure to report all dividend and interest income. Payments that give rise to gain or loss on the exchange of a Claim are not subject to backup withholding.

         Backup withholding is not an additional tax. Amounts subject to backup withholding are credited against a holder's United States federal income tax liability, and a holder may obtain a refund of any excess backup withholding by filing an appropriate claim for refund with the IRS.

         Non-confidential Nature of the Tax Treatment and Tax Structure of the Plan

A Claimholder's or Interestholder's disclosure of the tax treatment or the tax structure of the Plan is not limited in any manner by an express or implied understanding or agreement with or for the benefit of any person who makes or provides a statement, oral or written, to a Claimholder or Interestholder (or for whose benefit a statement is made or provided to a Claimholder or Interestholder) as to the potential tax consequences that may result from the Plan. Moreover, a Claimholder's or Interestholder's use or disclosure of information relating to the tax treatment or tax structure of the Plan is not limited in any other manner for the benefit of any person who makes or provides a statement, oral or written, to the Claimholder or Interestholder (or for whose benefit a statement is made or provided to the Claimholder or Interestholder) as to the potential tax consequences that may result from the Plan.

C.       IMPORTANCE OF OBTAINING PROFESSIONAL TAX ASSISTANCE

         THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE ABOVE DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A CLAIMHOLDER'S PARTICULAR CIRCUMSTANCES. ACCORDINGLY, CLAIMHOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE UNITED STATES FEDERAL, STATE AND LOCAL AND APPLICABLE FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF

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THE PLAN, INCLUDING WITH RESPECT TO TAX REPORTING AND RECORD KEEPING
REQUIREMENTS.

             XV. FEASIBILITY OF THE PLAN AND THE BEST INTERESTS TEST

A.       FEASIBILITY OF THE PLAN.

         To confirm the Plan, the Bankruptcy Court must find that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors. This requirement is imposed by
Section 1129(a)(11) of the Bankruptcy Code and is referred to as the "feasibility" requirement. The Debtors believe that they will be able to timely perform all obligations described in the Plan, and, therefore, that the Plan is feasible.

         To demonstrate the feasibility of the Plan, financial Projections for Fiscal Years 2004 through 2007 have been prepared for the Debtors and, in its capacity as a proponent of the Plan, SAC Holding, and attached to this Disclosure Statement as Appendix 4 and Appendix 5. The Projections indicate that the Reorganized Debtors and SAC Holdings should have sufficient cash flow to pay and service their debt obligations and to fund their operations. Accordingly, the Debtors believe that the Plan satisfies the feasibility requirement of
Section 1129(a)(11) of the Bankruptcy Code. As noted in the Projections, however, the Debtors and SAC Holding caution that no representations can be made as to the accuracy of the Projections or as to the Reorganized Debtors' or SAC Holdings' ability to achieve the projected results. Many of the assumptions upon which the Projections are based are subject to uncertainties outside the control of the Debtors and SAC Holding. Some assumptions inevitably will not materialize, and events and circumstances occurring after the date on which the Projections were prepared may be different from those assumed or may be unanticipated, and may adversely affect the Debtors' or SAC Holding's financial results. Therefore, the actual results can be expected to vary from the projected results and the variations may be material and adverse.

         THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THE PRACTICES RECOGNIZED TO BE IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES OR THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION REGARDING PROJECTIONS. FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED BY THE DEBTORS' OR SAC HOLDING'S INDEPENDENT ACCOUNTANTS. ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS, SOME OF WHICH IN THE PAST HAVE NOT BEEN ACHIEVED AND WHICH MAY NOT BE REALIZED IN THE FUTURE, AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, AND MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS AND SAC HOLDING. CONSEQUENTLY, THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE DEBTORS, SAC HOLDING, OR ANY OTHER PERSON, THAT THE PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THE PROJECTIONS.

B.       ACCEPTANCE OF THE PLAN.

         As a condition to confirmation, the Bankruptcy Code requires that each Class of Impaired Claims and Interests vote to accept the Plan, except under certain circumstances. Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired Claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of Claims in that Class, but for that

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purpose counts only those who actually vote to accept or to reject the Plan.
Thus, a Class of Claims will have voted to accept the Plan only if two-thirds in amount and a majority in number actually voting cast their Ballots in favor of acceptance. Under Section 1126(d) of the Bankruptcy Code, a Class of Interests has accepted the Plan if holders of such Interests holding at least two-thirds in amount actually voting have voted to accept the Plan. Holders of Claims who fail to vote are not counted as either accepting or rejecting the Plan.

C.       BEST INTERESTS TEST.

         Even if a plan is accepted by each class of holders of claims, the Bankruptcy Code requires a bankruptcy court to determine that the plan is in the "best interests" of all holders of claims and interests that are impaired by the plan and that have not accepted the plan. The "best interests" test, as set forth in Section 1129(a)(7) of the Bankruptcy Code, requires a bankruptcy court to find either that: (i) all members of an impaired class of claims or interests have accepted the plan; or (ii) the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would recover if the debtor was liquidated under Chapter 7 of the Bankruptcy Code.

         To calculate the probable distribution to members of each impaired class of holders of claims and interests if the debtor were liquidated under Chapter 7, a bankruptcy court must first determine the aggregate dollar amount that would be generated from the debtor's assets if its Chapter 11 case were converted to a Chapter 7 case under the Bankruptcy Code. This "liquidation value" would consist primarily of the proceeds from a forced sale of the debtor's assets by a Chapter 7 trustee.

         The amount of liquidation value available to unsecured creditors would be reduced by: (1) first, the claims of secured creditors to the extent of the value of their collateral, including the value of goods delivered on consignment to the extent the consignment vendor properly perfected its rights in such goods in accordance with applicable law; and (2) second, by the costs and expenses of liquidation, as well as by other administrative expenses and costs of both the Chapter 7 case and the Chapter 11 case. As a general matter, a liquidation under Chapter 7 will not affect the rights of letter of credit beneficiaries, including certain sureties who posted bonds that the Debtors purchased for various business, litigation, and other reasons. Costs of liquidation under Chapter 7 of the Bankruptcy Code would include the compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the debtor in its bankruptcy case (such as compensation of attorneys, financial advisors, and restructuring consultants) that are allowed in the Chapter 7 case, litigation costs, and claims arising from the operations of the debtor during the pendency of the bankruptcy case. The liquidation itself would trigger certain priority payments that otherwise would be due in the ordinary course of business. Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay general unsecured claims or to make any distribution in respect of equity interests. The liquidation also would prompt the rejection of a large number of executory contracts and unexpired leases and thereby create a significantly higher number of unsecured claims.

         Once the court ascertains the recoveries in liquidation of secured creditors and priority claimants, it must determine the probable distribution to general unsecured creditors and equity security holders from the remaining available proceeds in liquidation. If such probable distribution has a value greater than the distributions to be received by such creditors and equity security holders under a debtor's plan, then such plan is not in the best interests of creditors and equity security holders.

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D.       APPLICATION OF THE BEST INTERESTS TEST TO THE LIQUIDATION ANALYSIS.

         Overview

         A liquidation analysis prepared with respect to the Debtors is attached as Appendix 6 to this Disclosure Statement. The Debtors believe that any liquidation analysis is speculative. For example, the liquidation analysis necessarily contains an estimate of the amount of Claims that will ultimately become Allowed Claims. In preparing the liquidation analysis, the Debtors have projected the amount of Allowed Claims based upon a review of their scheduled and filed proofs of claim. No order or finding has been entered by the Bankruptcy Court estimating or otherwise fixing the amount of Claims at the projected amounts of Allowed Claims set forth in the liquidation analysis. In preparing the liquidation analysis, the Debtors have projected a range for the amount of Allowed Claims with the low end of the range the lowest reasonable amount of Claims and the high end of the range the highest reasonable amount of the Claims, thus allowing assessment of the most likely range of Chapter 7 liquidation dividends to the holders of the Allowed Claims. The estimate of the amount of Allowed Claims set forth in the liquidation analysis should not be relied on for any other purpose, including, without limitation, any determination of the value of any distribution to be made on account of Allowed Claims and Allowed Interests under the Plan.

         Notwithstanding the difficulties in quantifying recoveries to creditors with precision, the Debtors believe that, taking into account the liquidation analysis, the Plan meets the "best interests" test of Section 1129(a)(7) of the Bankruptcy Code. The Debtors believe that the numbers of each Impaired Class will receive at least as much under the Plan than they would in a liquidation in a hypothetical chapter 7 case. Creditors and Interestholders will receive a better recovery through the distributions contemplated by the Plan because the continued operation of the Debtors as going concerns rather than a forced liquidation will allow the realization of more value for the Debtors' assets. Moreover, Creditors such as the Debtors' employees would retain their jobs and most likely make few if any other claims against the estate. Finally, in the event of liquidation, the aggregate amount of unsecured claims will no doubt increase significantly, and such claims will be subordinated to priority claims that will be created. For example, employees will file claims for wages, pensions and other benefits, some of which will be entitled to priority. The resulting increase in both general unsecured and priority claims will decrease percentage recoveries to unsecured creditors of the Debtors. All of these factors lead to the conclusion that recovery under the Plan would be at least as much, and in many cases significantly greater, than the recoveries available in a Chapter 7 liquidation.

E. CONFIRMATION WITHOUT ACCEPTANCE OF ALL IMPAIRED CLASSES: THE 'CRAMDOWN' ALTERNATIVE.

         Section 1129(b) of the Bankruptcy Code provides that a plan can be confirmed even if it has not been accepted by all impaired classes as long as at least one impaired class of Claims has accepted it. The Bankruptcy Court may confirm the Plan at the request of the Debtors notwithstanding the Plan's rejection (or deemed rejection) by impaired Classes as long as the Plan "does not discriminate unfairly' and is "fair and equitable" as to each impaired Class that has not accepted it. A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a dissenting class is treated equally with respect to other classes of equal rank.

         A plan is fair and equitable as to a class of secured claims that rejects such plan if the plan provides: (l)(a) that the holders of claims included in the rejecting class retain the liens securing those claims, whether the property subject to those liens is retained by the debtor or transferred to another entity, to the extent of the allowed amount of such claims; and (b) that each holder of a claim of such class receives on account of that claim deferred cash payments totaling at least the allowed amount of that claim, of a value, as of the effective date of the plan, of at least the value of the holder's interest in the

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estate's interest in such property; (2) for the sale, subject to Section 363(k)
of the Bankruptcy Code, of any property that is subject to the liens securing the claims included in the rejecting class, free and clear of the liens, with the liens to attach to the proceeds of the sale, and the treatment of the liens on proceeds under clause (1) or (2) of this paragraph; or (3) for the realization by such holders of the indubitable equivalent of such claims.

         A plan is fair and equitable as to a class of unsecured claims which rejects a plan if the plan provides: (1) for each holder of a claim included in the rejecting class to receive or retain on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (2) that the holder of any claim or interest that is junior to the claims of such rejecting class will not receive or retain on account of such junior claim or interest any property at all.

         A plan is fair and equitable as to a class of equity interests that rejects a plan if the plan provides: (1) that each holder of an interest included in the rejecting class receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest; or (2) that the holder of any interest that is junior to the interest of such rejecting class will not receive or retain under the plan on account of such junior claim or interest any property at all.

F.       CONDITIONS TO CONFIRMATION AND EFFECTIVE DATE OF THE PLAN.

         Conditions to Confirmation.

         The following are conditions precedent to confirmation of the Plan. These conditions may be satisfied or waived by the Debtors in their sole discretion, without notice to parties in interest or the Bankruptcy Court, and without a hearing:

                  1. The Bankruptcy Court will have approved by Final Order a Disclosure Statement with respect to the Plan in form and substance acceptable to the Debtors in their sole and absolute discretion.

                  2. The Confirmation Order will be in form and substance acceptable to the Debtors, in their sole and absolute discretion.

         Conditions to the Effective Date.

         The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with
Section 12.3 of the Plan:

                  (a) The Reorganized Debtors will have entered into the Exit Financing Facility and all conditions precedent to the consummation thereof will have been waived or satisfied in accordance with the terms thereof.

                  (b) The Reorganized Debtors and SAC Holding will have entered into the SAC Holding Participation and Subordination Agreement and all conditions precedent to the consummation thereof will have been waived or satisfied in accordance with the terms thereof.

                  (c) The Bankruptcy Court will have entered one or more orders (which may include the Confirmation Order) authorizing the assumption and rejection of unexpired leases and executory contracts by the Debtors as contemplated by Article 8 of the Plan.

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                  (d)      The Confirmation Order will have been entered by the
         Bankruptcy Court and will be a Final Order, the Confirmation Date will have occurred, and no request for revocation of the Confirmation Order under Section 1144 of the Bankruptcy Code will have been made, or, if made, will remain pending.

G.       WAIVER OF CONDITIONS TO CONFIRMATION AND CONSUMMATION OF THE PLAN.

         The conditions set forth in Article 12.1 and Article 12.2 of the Plan may be waived, in whole or in part, by the Debtors, after consultation with the Statutory Committees, without any notice to any other parties in interest or the Bankruptcy Court and without a hearing. Notwithstanding the foregoing, the condition set forth in Article 12.2(a) of the Plan may only be waived by the Debtors with the prior written consent of JPMorgan, in its capacity as the agent for the holders of the JPMorgan Claims. The failure to satisfy or waive any condition to the Confirmation Date or the Effective Date may be asserted by the Debtors in their sole discretion regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors in their sole discretion). The failure of the Debtors to exercise any of the foregoing rights will not be deemed a waiver of any other rights, and each such right will be deemed an ongoing right, which may be asserted at any time.

H.       RETENTION OF JURISDICTION.

         Pursuant to Sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court will have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan, including, among others, the following matters:

                  (i) to hear and determine motions for the assumption or rejection of executory contracts or unexpired leases or the assumption and assignment, as the case may be, of executory contracts or unexpired leases to which any of the Debtors are a party or with respect to which any of the Debtors may be liable, and to hear and determine the allowance of Claims resulting therefrom including the amount of Cure, if any, required to be paid;

                  (ii) to adjudicate any and all adversary proceedings, applications, and contested matters that may be commenced or maintained pursuant to the Chapter 11 Cases or the Plan, proceedings to adjudicate the allowance of Disputed Claims and Disputed Interests, and all controversies and issues arising from or relating to any of the foregoing;

                  (iii) to ensure that distributions to Allowed Claimholders and Allowed Interestholders are accomplished as provided herein;

                  (iv) to hear and determine any and all objections to the allowance or estimation of Claims and interests filed, both before and after the Confirmation Date, including any objections to the classification of any Claim or Interest, and to allow or disallow any Claim or Interest, in whole or in part;

                  (v) to enter and implement such orders as may be appropriate if the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

                  (vi) to issue orders in aid of execution, implementation, or consummation of the Plan;

                  (vii) to consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

                  (viii) to hear and determine all applications for allowance of compensation and reimbursement of Professional Claims under the Plan or under Sections 330, 331. 503(b), 1103, and 1129(a)(4) of the Bankruptcy Code;

                  (ix) to determine requests for the payment of Claims entitled to priority under Section 507(a) (1) of the Bankruptcy Code, including compensation of and reimbursement of expenses of parties entitled thereto;

                  (x) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

                  (xi) to hear and determine all suits or adversary proceedings to recover assets of the Debtors and property of their Estates, wherever located;

                  (xii) to hear and determine matters concerning state, local, and federal taxes in accordance with Sections 346,505, and 1146 of the Bankruptcy Code;

                  (xiii) to hear any other matter not inconsistent with the Bankruptcy Code;

                  (xiv) to hear and determine all disputes involving the existence, nature, or scope of the Debtors' discharge, including any dispute relating to any liability rising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

                  (xv)     to enter a final decree closing the Chapter 11 Cases;
and

                  (xvi) to enforce all orders previously entered by the Bankruptcy Court.

         XVI. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

         The Debtors believe that the Plan affords holders of Claims and Interests the greatest realization on the Debtors' assets and, therefore, is in the best interests of such holders. If the Plan is not confirmed, however, the theoretical alternatives include: (a) continuation of the pending Chapter 11 Cases; (b) an alternative plan or plans of reorganization; or (c) liquidation of the Debtors under Chapter 7 or Chapter 11 of the Bankruptcy Code.

A.       CONTINUATION OF THE CHAPTER 11 CASES.

         If the Debtors remain in Chapter 11, they could continue to operate their businesses and manage their properties as debtors-in-possession, but they would remain subject to the restrictions imposed by the Bankruptcy Code. The Debtors may have difficulty sustaining the high costs and the erosion of market confidence that may be caused if the Debtors remain as Chapter 11 debtors-in-possession. A protracted Chapter 11 may also negatively impact RepWest and AMERCO's and U-Haul's uninterrupted access to necessary insurance coverage provided by RepWest.

B.       ALTERNATIVE PLANS OF REORGANIZATION.

         If the Plan is not confirmed, the Debtors, or, after the expiration of the Debtors' exclusive period in which to propose and solicit a reorganization plan, any other party in interest in the Chapter 11 Cases, could propose a different plan or plans. Such plans might involve either a reorganization and continuation of the Debtors' businesses, or an orderly liquidation of their assets, or a combination of both.

C.       LIQUIDATION UNDER CHAPTER 7 OR CHAPTER 11.

         If no plan is confirmed, the Debtors' Chapter 11 Cases may be converted to a case under Chapter 7 of the Bankruptcy Code. In a Chapter 7 case, a trustee or trustees would be appointed to liquidate the assets of the Debtors. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of Claims against or Interests in the Debtors. However, the Debtors believe that creditors would lose substantially higher going concern value if the Debtors were forced to liquidate. In addition, the Debtors believe that in liquidation under Chapter 7, before creditors received any distribution, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustees would cause a substantial diminution in the value of the Estates. The assets available for distribution to creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the Debtors' assets.

         The Debtors may also be liquidated pursuant to a Chapter 11 plan. In a liquidation under Chapter 11, the Debtors' assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under Chapter
7. Thus, a Chapter 11 liquidation might result in larger recoveries than a Chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs. Because a trustee is not required in a Chapter 11 case, expenses for professional fees could be lower than in a Chapter 7 case, in which a trustee must be appointed. However, any distribution to the Claimholders and Interestholders under a Chapter 11 liquidation plan would likely be delayed substantially.

         The Debtors' liquidation analysis, prepared with their restructuring advisors, is premised upon a hypothetical liquidation in a Chapter 7 case and is attached as Appendix 6 to this Disclosure Statement. In the analysis, the Debtors have taken into account the nature, status, and underlying value of their assets, the ultimate realizable value of their assets, and the extent to which such assets are subject to liens and security interests. The likely form of any liquidation would be the sale of individual assets. Based on this analysis, it is likely that a Chapter 7 liquidation of the Debtors' assets would produce less value for distribution to creditors than that recoverable in each instance under the Plan. In the opinion of the Debtors, the recoveries projected to be available in a Chapter 7 liquidation are not likely to afford holders of Claims and holders of Interests as great a realization potential as does the reorganization proposed in the Plan.

                            XVII. VOTING REQUIREMENTS

         On December 12, 2003, the Bankruptcy Court approved an order (the "Solicitation Procedures Order"), among other things, approving this Disclosure Statement, setting voting procedures, and scheduling the hearing on confirmation of the Plan. A copy of the Confirmation Hearing Notice is enclosed with this Disclosure Statement. The Confirmation Hearing Notice sets forth in detail, among other things, the voting deadlines and objection deadlines with respect to the Plan. The Confirmation Hearing Notice and the instructions attached to the Ballot should be read in connection with this Section of this Disclosure Statement.

         If you have any questions about: (i) the procedure for voting your Claim with respect to the packet of materials that you have received; (ii) the amount of your Claim holdings; or (iii) if you wish to obtain, at your own expense, unless otherwise specifically required by Federal Rule of Bankruptcy Procedure 3017(d), an additional copy of the Plan, this Disclosure Statement, or any exhibits to such documents, please contact:

         THE TRUMBULL GROUP, LLC
         P.O. Box 721 (Attn: AMERCO)
         Windsor, Connecticut 06095
         Attn: Ronnie Kryjak
         Telephone: (860) 687-3965

         The Bankruptcy Court may confirm the Plan only if it determines that the Plan complies with the technical requirements of Chapter 11 of the Bankruptcy Code and that the disclosures by the Debtors concerning the Plan have been adequate and have included information concerning all payments made or promised by the Debtors in connection with the Plan and the Chapter 11 Cases. In addition, the Bankruptcy Court must determine that the Plan has been proposed in good faith and not by any means forbidden by law, and under Federal Rule of Bankruptcy Procedure 3020(b)(2), it may do so without receiving evidence if no objection is timely filed.

         In particular, and as described in more detail above, the Bankruptcy Code requires the Bankruptcy Court to find, among other things, that: (a) the Plan has been accepted by the requisite votes of all Classes of impaired Claims unless approval will be sought under Section 1129(b) of the Bankruptcy Code in spite of the nonacceptance by one or more such Classes; (b) the Plan is "feasible," which means that there is a reasonable probability that the Debtors will be able to perform their obligations under the Plan and continue to operate their businesses without further financial reorganization or liquidation; and
(c) the Plan is in the "best interests" of all Claimholders and Interestholders, which means that such holders will receive at least as much under the Plan as they would receive in a liquidation under chapter 7 of the Bankruptcy Code.

         THE BANKRUPTCY COURT MUST FIND THAT ALL CONDITIONS MENTIONED ABOVE ARE MET BEFORE IT CAN CONFIRM THE PLAN. THUS, EVEN IF ALL THE CLASSES OF IMPAIRED CLAIMS WERE TO ACCEPT THE PLAN BY THE REQUISITE VOTES, THE BANKRUPTCY COURT MUST STILL MAKE AN INDEPENDENT FINDING THAT THE PLAN SATISFIES THESE REQUIREMENTS OF THE BANKRUPTCY CODE, THAT THE PLAN IS FEASIBLE, AND THAT THE PLAN IS IN THE BEST INTERESTS OF THE HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS.

         UNLESS THE BALLOT BEING FURNISHED IS TIMELY SUBMITTED TO THE VOTING AGENT ON OR PRIOR TO JANUARY 20, 2004, AT 4:00 P.M. (PREVAILING EASTERN TIME) TOGETHER WITH ANY OTHER DOCUMENTS REQUIRED BY SUCH BALLOT, THE DEBTORS MAY, IN THEIR SOLE DISCRETION, REJECT SUCH BALLOT AS INVALID AND, THEREFORE, DECLINE TO COUNT IT AS AN ACCEPTANCE OR REJECTION OF THE PLAN. IN NO CASE SHOULD A BALLOT OR ANY OF THE CERTIFICATES BE DELIVERED TO THE DEBTORS OR ANY OF THEIR ADVISORS.

A.       PARTIES IN INTEREST ENTITLED TO VOTE.

         Under Section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be "impaired" under a plan unless: (a) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof; or (b) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

         In general, a holder of a claim or interest may vote to accept or to reject a plan if: (1) the claim or interest is "allowed," which means generally that no party in interest has objected to such claim or interest; and (2) the claim or interest is impaired by the Plan. If the holder of an impaired claim or impaired interest will not receive any distribution under the plan in respect of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan. If the claim or interest is not impaired, the Bankruptcy Code deems that the holder of such claim or interest has accepted the plan and the plan proponent need not solicit such holder's vote.

         Under the Plan, each holder of an Impaired Claim is entitled to vote to accept or reject the Plan if: (1) the Plan provides a distribution in respect of such Claim; and (2) either (a) the Claim has been scheduled by one of the Debtors, and such Claim is not scheduled as disputed, contingent, or unliquidated, (b) such Claimholder has timely filed a Proof of Claim as to which no objection has been filed, or (c) such Claimholder has timely filed a motion pursuant to Federal Rule of Bankruptcy Procedure 3018(a) seeking temporary allowance of such Claim for voting purposes only and the Debtors have not opposed the Motion or objected to the Claim, in which case the holder's vote will be counted only upon order of the Bankruptcy Court.

         A vote may be disregarded if the Bankruptcy Court determines, pursuant to Section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code. The Solicitation Procedures Order also sets forth assumptions and procedures for tabulating Ballots, including Ballots that are not completed fully or correctly.

B.       CLASSES IMPAIRED UNDER THE PLAN.

         Impaired Classes of Claims.

         The following Classes are Impaired under, and are entitled to vote to accept or reject, the Plan: Class 1 (JPMorgan Claims), Class 3 (Citibank Secured Claim and Citibank Guaranty Claim); Class 4 (BMO Secured Claim and BMO Guaranty Claim); Class 6 (AREC Note Claims); and Class 7 (AMERCO Unsecured Claims).

         Unimpaired Classes of Claims and Interests.

         The following Classes are Unimpaired under, and are deemed under
Section 1126(f) of the Bankruptcy Code to have accepted, the Plan: Class 2 (Other Priority Claims), Class 5 (Other Unsecured Claims), Class 8 (Oxford Note Claims), Class 9 (Miscellaneous Secured Claims), Class 10 (Intercompany Claims), Class 11 (AMERCO/AREC Guaranty Obligations), Class 12 (Preferred Stock Interests and Subordinated Claims (Preferred)) and Class 13 (Existing Common Stock and Other Interests and Subordinated Claims (Common)).

                                XVIII. CONCLUSION

A.       HEARING ON AND OBJECTIONS TO CONFIRMATION.

         Confirmation Hearing.

         The hearing on confirmation of the Plan has been scheduled for February 2, 2004 at 9:30 a.m. (prevailing Pacific time). Such hearing may be adjourned from time to time by announcing such adjournment in open court, all without further notice to parties in interest, and the Plan may be modified by the Debtors pursuant to Section 1127 of the Bankruptcy Code prior to, during, or as a result of that hearing, without further notice to parties in interest.

Date Set for Filing Objections to Confirmation of the Plan.

         The time by which all objections to confirmation of the Plan must be filed with the Bankruptcy Court and received by the parties listed in the Confirmation Hearing Notice has been set for January 16, 2004, at 4:00 p.m. (prevailing Pacific time). A copy of the Confirmation Hearing Notice is enclosed with this Disclosure Statement.

B.       RECOMMENDATION.

         The Plan provides for an equitable and early distribution to creditors of the Debtors, preserves the value of the business as a going concern, preserves the equity interests in the Debtors, and preserves the jobs of employees. The Debtors believe that any alternative to confirmation of the Plan, such as liquidation or attempts by another party in interest to file a plan, could result in significant delays, litigation, and costs, as well as the loss of jobs by the employees. Moreover, the Debtors believe that their creditors will receive greater and earlier recoveries under the Plan than those that would be achieved in liquidation or under an alternative plan. FOR THESE REASONS, THE DEBTORS URGE YOU TO RETURN YOUR BALLOT ACCEPTING THE PLAN.

         Dated: November 26, 2003

         Reno, Nevada

                                                 Respectfully submitted,

                                                 AMERCO, a Nevada corporation

                                                 By: /s/ Edward J. Shoen
                                                    ----------------------------
                                                         Chief Executive Officer

                                                 AMERCO REAL ESTATE COMPANY, a
                                                 Nevada corporation

                                                 By: /s/ Carlos Viscarra
                                                    ----------------------------
                                                         President

                                              SQUIRE, SANDERS & DEMPSEY L.L.P.

                                              By: /s/ Craig D. Hansen
                                                 -------------------------------
                                                  Craig D. Hansen
                                                  Thomas J. Salerno
                                                  G. Christopher Meyer
                                                  Sean T. Cork
                                              Two Renaissance Square, Suite 2700
                                              40 North Central Avenue
                                              Phoenix, Arizona 85004

                                                  Attorneys for AMERCO and
                                                  Amerco Real Estate Company,
                                                  debtors and debtors-in-
                                                  possession

                     (This page intentionally left blank.)

                                   APPENDIX 1

     JOINT PLAN OF REORGANIZATION OF AMERCO AND AMERCO REAL ESTATE COMPANY,
                        DEBTORS AND DEBTORS-IN-POSSESSION

                                 [SEE ATTACHED]

                     (This page intentionally left blank.)

                                   APPENDIX 2

                 SELECTED FINANCIAL DATA - AMERCO (CONSOLIDATED)

                                 [SEE ATTACHED]

                     (This page intentionally left blank.)

                                   APPENDIX 2

                     SELECTED FINANCIAL INFORMATION - AMERCO

HISTORIC FINANCIAL INFORMATION

A.       BASIS OF FINANCIAL PRESENTATION.

         The historic financial information of the Debtors is presented on the following consolidated basis ("Consolidated"), as follows:

         (i) The financial results of AMERCO, AREC and U-Haul are Consolidated and reflect the elimination of all significant inter-company items;

         (ii) The financial results of SAC Holding are included to the extent of: (a) interest income earned on the SAC Holding Notes owned by the Debtors or their Subsidiaries; (b) management fees earned by the Debtors or their Subsidiaries related to properties they manage that are owned by SAC Holding; and (c) the Debtors' investment accounts in and accounts receivable due from SAC Holding. The Debtors do not hold equity ownership positions in SAC Holding. SAC Holding's debt obligations are: (i) not legal obligations of the Debtors; (ii) without recourse to the Debtors; and (iii) contain no cross-default provisions with respect to the Debtors' indebtedness;

         (iii) The financial results of Oxford and RepWest are treated as unconsolidated investments, accounted for under the equity method of accounting, and as such their financial results are included to the extent of: (a) the pre-tax income earned by Oxford and RepWest; and (b) the after-tax earnings from Oxford and RepWest which serve to increase the Debtors' investment account in their unconsolidated Subsidiaries; and

         (iv) Any and all references to AMERCO's financial statements for the fiscal years ended March 31, 2001 and March 31, 2002, are to those financial statements as restated.

B.       HISTORIC CONSOLIDATED FINANCIAL INFORMATION

The financial information set forth below includes the following:

         (i) Consolidated statements of operations for the Debtors for the fiscal years ended March 31, 2001, March 31, 2002 and March 31, 2003 and for the three-month period ended June 30, 2003;

         (ii) Consolidated balance sheets of the Debtors as of March 31, 2002 and March 31, 2003; and as of June 30, 2003. The historic Consolidated financial information should be read in conjunction with the complete audited historical financial statements of AMERCO, including associated notes. The historic Consolidated financial statements set forth herein present the operations of the Debtors on a Consolidated basis; such basis differs from the audited financial statements of AMERCO; and

         (iii) The historic Consolidated financial statements set forth below present the operating results and financial position of the Debtors and select Subsidiaries, some of which are non-Debtors in these Chapter 11 proceedings.

                                      AP2-1

                                  AMERCO & AREC
                 HISTORIC "CONSOLIDATED" STATEMENT OF OPERATIONS
                                 ($ IN MILLIONS)

                                            Fiscal Year Ended March 31,
                                       -------------------------------------   Three Months
Income Statement                          2001         2002         2003         30-Jun-03
-------------------------------------------------------------------------------------------
Revenue
  Rental Revenue                       $  1,370.3   $  1,428.3   $  1,435.3    $    406.7
  Retail Sales                              195.4        202.4        177.8          55.3
  Interest Income                            37.8         31.9         41.2          10.3
  Commission Expense                       (146.9)      (150.8)      (166.4)        (47.2)
-----------------------------------------------------------------------------------------
    Net Revenue                        $  1,456.5   $  1,511.7   $  1,487.9    $    425.1

Cost of Retail Sales                   $    117.8   $    114.6   $     97.3    $     26.6
Other Operating Expenses                  1,000.0      1,028.4      1,007.7         256.6
Rental Equipment Lease Expense              161.7        159.3        147.1          32.4
Rental Costs Land and Buildings              17.8         24.5         33.1           9.8
Depreciation & Amortization                 104.9         93.3        128.5          31.3
(Gain) / Loss PP&E Dispositions             (11.9)        (3.5)       (10.5)          1.5
-----------------------------------------------------------------------------------------
  Earnings from Operations             $     66.2   $     95.2   $     84.8    $     66.9

Pre-Tax (Earnings) / Loss - Insurance
Subsidiaries                           $     20.7   $     47.3   $      6.2   ($      0.8)
Net Interest Expense                         86.9         76.7        102.9          20.1
-----------------------------------------------------------------------------------------
  Pre-Tax Net Income                  ($     41.5) ($     28.9) ($     24.3)   $     47.6
Income Tax Expense                           (8.7)         6.8         (7.1)         16.6
-----------------------------------------------------------------------------------------
  Net Income                          ($     32.8) ($     35.7) ($     17.3)   $     31.0
Dividends to Preferred
Stockholders                           $     13.0   $     13.0   $     13.0    $      3.2
-----------------------------------------------------------------------------------------
  Net Income Available to Common
Stockholders                          ($     45.8) ($     48.7) ($     30.2)   $     27.7
=========================================================================================

                                      AP2-2

                  The Debtors measure operating results using earnings from operations adjusted to add-back depreciation and amortization and to exclude restructuring expenses and certain unusual and nonrecurring items.

                                  AMERCO & AREC
                     HISTORIC "CONSOLIDATED" ADJUSTED EBITDA
                                 ($ IN MILLIONS)

                                            Fiscal Year Ended March 31,
                                       -------------------------------------   Three Months
Adjusted EBITDA Calculation               2001         2002         2003         30-Jun-03
-------------------------------------------------------------------------------------------
Earnings from Operations                $  66.2      $  95.2      $  84.8       $  66.9
Depreciation and Amortization             104.9         93.3        128.5          31.3
-------------------------------------------------------------------------------------------
  EBITDA                                $ 171.0      $ 188.5      $ 213.3       $  98.2
Restructuring Expenses / Other Non-
Recurring Items                             0.0          0.0         26.3 (a)      14.7 (b)
-------------------------------------------------------------------------------------------
  Adjusted EBITDA                       $ 171.0      $ 188.5      $ 239.5       $ 113.0

===========================================================================================

(a) Restructuring Expenses / Other Non-Recurring Items include the following: $7.1 million of expenses related to restructuring professionals, $10.6 million related to inventory and other asset write-offs; and $8.6 million related to the reclassification of rental expense as depreciation expense.

(b) Restructuring Expenses / Other Non-Recurring Items include the following: $14.7 million of expenses related to restructuring professionals.

                                      AP2-3

                                  AMERCO & AREC
                     HISTORIC "CONSOLIDATED" BALANCE SHEETS
                                 ($ IN MILLIONS)

                                             As of March 31,
                                        -----------------------     As of
Balance Sheet                              2002         2003      30-Jun-03
----------------------------------------------------------------------------
Assets
Cash                                    $     26.4   $     48.7   $     74.3
Accounts Receivable                           24.7         20.4         32.3
Inventories                                   62.5         49.2         49.9
Prepaid and Other Current Assets              52.9         62.8         76.6
----------------------------------------------------------------------------
           Total Current Assets         $    166.5   $    181.2   $    233.1

PP&E, Net                               $  1,242.9   $  1,242.1   $  1,263.7
Investments in Unconsolidated
Subsidiaries                                 323.0        310.2        319.1
SAC Holdings Notes and Other LT
Receivables                                  410.2        396.4        386.4
Other Assets                                  31.0        155.5        166.7
----------------------------------------------------------------------------
           Total Assets                 $  2,173.6   $  2,285.4   $  2,368.9

Liabilities and Shareholders' Equity
Accounts Payable                        $     17.4   $     29.8   $     25.0
Accrued Expenses & Other Current
Liabilities                                  369.1        463.6        503.4
----------------------------------------------------------------------------
           Total Current Liabilities    $    386.5   $    493.4   $    528.4

Total Debt                              $  1,049.0   $  1,053.8   $    994.1
Other Long-Term Liabilities                   29.9         94.1        148.6
Long-Term Deferred Taxes                     133.9        117.9        125.7
----------------------------------------------------------------------------
           Total Liabilities            $  1,599.4   $  1,759.2   $  1,796.7

Shareholders' Equity                         574.3        526.2        572.2
----------------------------------------------------------------------------
           Total Liabilities and        $  2,173.6   $  2,285.4   $  2,368.9
           Shareholders' Equity

============================================================================

                                     AP2-4

                                   APPENDIX 3

                      SELECTED FINANCIAL DATA - SAC HOLDING

                                 [SEE ATTACHED]

                     (This page intentionally left blank.)

                                   APPENDIX 3

                  SELECTED FINANCIAL INFORMATION - SAC HOLDING

HISTORIC FINANCIAL INFORMATION

A.       BASIS OF FINANCIAL PRESENTATION.

B. The historic and projected financial information of SAC Holding is presented on a basis that differs from the presentation of SAC Holding Corporation and its consolidating subsidiaries (the "Consolidated Subsidiaries") and SAC Holding Corporation II and its Consolidating Subsidiaries, which were filed as part of AMERCO's audited financial statements. Specifically, non-SAC Holding assets, liabilities, and associated income statement amounts related to properties owned by AMERCO and subject to synthetic lease agreements are not included in the following presentation of financial information. Any and all references to AMERCO's financial statements for the fiscal years ended March
31, 2001 and March 31, 2002, are to those financial statements as restated.

C.       HISTORIC FINANCIAL INFORMATION.

         The historic financial information set forth below includes the following:

         (i) Consolidated statements of operations for SAC Holding for the fiscal years ended March 31, 2002 and March 31, 2003 and for the three-month period ended June 30, 2003;

         (ii) Consolidated balance sheets of SAC Holding as of March 31, 2002, March 31, 2003; and as of June 30, 2003.

         (iii) The historic SAC Holding financial information should be read in conjunction with the complete audited historical financial statements of AMERCO, including associated notes. The SAC Holding financial statements set forth herein present the operations of SAC Holding on a stand alone basis; such basis differs from the presentation of SAC Holding as a consolidated entity in the AMERCO audited historical financial statements.

                                    AP3 - 1

                                   SAC HOLDING
                        HISTORIC STATEMENT OF OPERATIONS
                                 ($ IN MILLIONS)

                                    Fiscal Year Ended March 31,
                                    ---------------------------      Three Months
      Income Statement                 2002             2003          30-Jun-03
---------------------------------------------------------------------------------
Rental Revenue                       $ 104.6         $  156.9         $   39.6
Net Sales                               24.4             48.8             14.9
---------------------------------------------------------------------------------
  Total Revenue                        129.0            205.7             54.5

Operating Expenses                      68.2            105.3             28.1
Cost of Sales                           12.2             21.4              6.6
Depreciation Expense                    12.1             17.9              4.9
---------------------------------------------------------------------------------
  Total Costs and Expenses              92.5            144.6             39.6

---------------------------------------------------------------------------------
  Earnings from Operations              36.5             61.1             14.9

Total Int. Exp.                         55.5             75.1             19.3
---------------------------------------------------------------------------------
  Pretax Earnings (Loss)               (19.1)           (13.9)            (4.5)

Income Tax (Expense) Benefit             5.4              3.7              0.5

---------------------------------------------------------------------------------
  Net Earnings (Loss)               ($  13.7)       ($   10.2)       ($    3.9)
=================================================================================


                                    AP3 - 2

                                   SAC HOLDING
                             HISTORIC BALANCE SHEET
                                 ($ IN MILLIONS)

                                                       As of  March 31,         As of
                                                   -----------------------   ----------
              Balance Sheet                           2002         2003       30-Jun-03
---------------------------------------------------------------------------------------
Assets
   Cash and Equiv.                                 $      0.0   $      4.7   $      5.2
   Receivables                                              -            -            -
   Inventories, Net                                       3.3          4.0          4.3
   Prepaid Expenses                                       1.0          0.8          1.0
   Other Assets                                          21.6         24.6         57.3
---------------------------------------------------------------------------------------
     Short Terra Assets                                  25.9         34.1         67.8

Net PP&E                                                818.4        830.0        794.3

---------------------------------------------------------------------------------------
Total Assets                                       $    844.4   $    864.2   $    862.1
=======================================================================================

Liabilities
   Accounts Payable and Accrued Exp.               $     36.9   $     48.0   $     49.4
   SAC Holdings' notes and loans payable                839.3        861.0        860.5
   Deferred Income                                        5.1          5.6          4.8
   Deferred Income Taxes                                (14.9)       (19.9)       (20.8)
---------------------------------------------------------------------------------------
Total Liabilities                                       866.4        894.6        894.0

Minority Interest                                        11.3         11.8         12.6

Total Stockholders Equity                               (33.4)       (42.3)       (44.5)

---------------------------------------------------------------------------------------
Total Liabilities and Equity                       $    844.4   $    864.2   $    862.1
=======================================================================================

                                    AP3 - 3

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

                                   APPENDIX 4

                  FINANCIAL PROJECTIONS - AMERCO (CONSOLIDATED)

                                 [SEE ATTACHED]

                     (This page intentionally left blank.)

                                   APPENDIX 4

                         FINANCIAL PROJECTIONS - AMERCO

THESE FINANCIAL PROJECTIONS HAVE BEEN PREPARED BASED ON HISTORICAL PERFORMANCE FOR FISCAL YEAR 2003. THESE PROJECTIONS DO NOT REFLECT ACTUAL FINANCIAL PERFORMANCE FOR FISCAL YEAR 2004. FOR ADDITIONAL INFORMATION WHICH REFLECTS ACTUAL RESULTS FOR FISCAL YEAR 2004, PLEASE CONSULT AMERCO'S MOST RECENT PUBLIC FILINGS, INCLUDING THE FISCAL SECOND QUARTER RESULTS FOR 2004.

A.       INTRODUCTION.

         As a condition to confirmation of the Plan, the Bankruptcy Code requires, among other things, that the Bankruptcy Court determine that confirmation is not likely to be followed by the liquidation of, or the need for further financial reorganization of, the Debtors. See "Voting on and Confirmation of the Plan" - "Confirmation" and - "Feasibility". In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies this feasibility standard, the Debtors' management analyzed the ability of the Reorganized Debtors, together with the non-Debtor entities they control, to meet their obligations under the Plan with sufficient liquidity and capital resources to conduct their businesses.

         In this regard, the Debtors' management have prepared certain projections of the Debtors' operating profit, free cash flow and certain other items, on a Consolidated basis, for the four fiscal years ending March 31, 2007 (the "Projection Period"). Such projections are presented on a Consolidated basis and reflect: (a) the economic, competitive and general business conditions currently prevailing; (b) the terms of the Plan; and (c) various additional assumptions, including those set forth below (the "Projections"). Although, as of the date of the Disclosure Statement, such conditions have not materially changed, any future changes in these conditions may materially impact the Reorganized Debtors' ability to achieve the Projections.

         THE DEBTORS DO NOT, AS A MATTER OF COURSE, PUBLISH THEIR BUSINESS PLANS AND STRATEGIES OR MAKE EXTERNAL PROJECTIONS OR FORECASTS OF THEIR ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS. ACCORDINGLY, THE DEBTORS (INCLUDING THE REORGANIZED DEBTORS) DO NOT ANTICIPATE THAT THEY WILL, AND DISCLAIM ANY OBLIGATION TO, FURNISH UPDATED BUSINESS PLANS OR PROJECTIONS TO HOLDERS OF CLAIMS OR INTERESTS OR OTHER SECURITY HOLDERS, PRIOR TO OR AFTER THE EFFECTIVE DATE, OR TO INCLUDE SUCH INFORMATION IN DOCUMENTS REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION OR OTHER AGENCIES OR OTHERWISE TO MAKE SUCH INFORMATION PUBLIC. NO PERSON SHOULD RELY ON THE CONTINUED ACCURACY OF ANY PROJECTIONS OR FORECASTS CONTAINED HEREIN FOR THE PURPOSE OF TRADING IN ANY SECURITIES OF THE DEBTORS OR THE REORGANIZED DEBTORS.

         The financial projections discussed in this section include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21G of the Securities Exchange Act of 1934, as amended. The Projections are based on, and assume the successful implementation of, the Reorganized Debtors' business strategy. The Projections reflect numerous assumptions, including various assumptions regarding the anticipated future performance of the Reorganized Debtors, industry performance, general business and economic conditions, competition in

                                    AP4 - 1
the industry, complex tax issues and other matters, most of which are beyond the control of the Debtors. Therefore, although the Projections are necessarily presented with numerical specificity, the actual results of operations achieved during the Projection Period may vary from projected results. These variations may be material. Accordingly, no representation can be or is being made with respect to the accuracy of the Projections or the ability of the Reorganized Debtors to achieve the Projections. Although the Debtors believe that the assumptions underlying the Projections, when considered on an overall basis, are reasonable in light of current circumstances, no assurance can be or is being given that the Projections will be realized. In deciding whether or not to accept or reject the Plan, holders of Claims and Interests must make their own determinations as to the reasonableness of such assumptions and the reliability of the Projections. See "Risk Factors" for a discussion of certain factors that may affect the future financial performance of the Reorganized Debtors and of various risks associated with the Plan.

         The Projections should be read in conjunction with the assumptions, qualifications and explanations set forth herein and AMERCO's publicly filed audited financial statements, including associated notes.

         The projections were not prepared with a view towards complying with the guidelines for prospective financial statements published by the American Institute of Certified Public Accountants. The Debtors' independent accountant has neither compiled nor examined the accompanying prospective financial information to determine the reasonableness thereof and, accordingly, has not expressed an opinion or any other form of assurance with respect thereto.

B.       BASIS OF FINANCIAL PRESENTATION.

         The historic financial information of the Debtors is presented on the following consolidated basis ("Consolidated"), as follows:

         (i) The financial results of AMERCO, AREC and U-Haul are Consolidated and reflect the elimination of all significant inter-company items;

         (ii) The financial results of SAC Holding are included to the extent of: (a) interest income earned on the SAC Holding Notes owned by the Debtors or their Subsidiaries; (b) management fees earned by the Debtors or their Subsidiaries related to properties they manage that are owned by SAC Holding; and (c) the Debtors' investment accounts in and accounts receivable due from SAC Holding. The Debtors do not hold equity ownership positions in SAC Holding. SAC Holding's debt obligations are: (i) not legal obligations of the Debtors; (ii) without recourse to the Debtors; and (iii) contain no cross-default provisions with respect to the Debtors' indebtedness;

         (iii) The financial results of Oxford and RepWest are treated as unconsolidated investments, accounted for under the equity method of accounting, and as such their financial results are included to the extent of: (a) the pre-tax income earned by Oxford and RepWest; and (b) the after-tax earnings from Oxford and RepWest which serve to increase the Debtors' investment account in their unconsolidated Subsidiaries; and

         (iv) Any and all references to AMERCO's financial statements for the fiscal years ended March 31, 2001 and March 31,2002, are to those financial statements as recently restated.

C.       PRINCIPAL ASSUMPTIONS FOR THE PROJECTIONS.

         The Projections include a number of fundamental underlying assumptions, including the following:

                                    AP4 - 2

         (i) The Debtors emerge from Chapter 11 bankruptcy protection on January 31, 2004 (the "Effective Date"), to form the Reorganized Debtors, with Allowed Claims treated in accordance with the treatment provided for in the Plan;

         (ii) Properties subject to the Citibank Master Lease and the BMO Master Lease are assumed and Restated in accordance with the alternative treatment of Class 3 and Class 4 claims, respectively;

         (iii) The Debtors close a $550 million Exit Financing Facility, obtained from a lending syndicate led by Wells Fargo Foothill, Inc., on the Effective Date. The Exit Financing Facility bears annual interest at a variable rate equivalent to LIBOR plus 400 basis points and is subject to the terms and conditions set forth in the Exit Financing Facility Commitment Letter;

         (iv) The Debtors raise $30 million of the Term B Loan Notes from third party institution(s) on the Effective Date. The aggregate amount of the Term B Loan Notes is $200 million, inclusive of the $30 million raised from third party institution(s). The Term Loan B Notes bear annual interest at a fixed rate equivalent to 9.00%;

         (v) Certain tax benefits and attributes will be available and used to off-set taxable income;

         (vi) The Reorganized Debtors have sufficient capital resources to implement the business strategy underlying the Projections;

         (vii) Rental equipment currently subject to operating leases are assumed with no alteration of existing contractual terms; and

         (viii) SAC Holding issues $200 million of SAC Holding Senior Notes to AMERCO general unsecured creditors.

D.       THE PROJECTIONS.

         The projected Consolidated financial information of the Debtors set forth below has been prepared based on the assumption that the Effective Date is January 31, 2004. Although the Debtors presently intend to cause the Effective Date to occur as soon as practicable, there can be no assurance as to when the Effective Date will actually occur.

         The projected Consolidated statements of operations for the Debtors set forth below presents the Consolidated results of operations as follows: (i) for the Debtors, actual results for the fiscal year ended March 31, 2003 and projected results for the ten month period ending January 31, 2004; and (ii) for the Reorganized Debtors, projected results for the two month period ending March 31, 2004 and for each subsequent fiscal year in the Projection Period. The projected Consolidated statements of operations for the fiscal years ending March 31, 2004 through 2007 are based on the actual results for the fiscal year ended March 31, 2003 and are adjusted for assumptions that impact, among other things, pricing, utilization and changes in certain expenses.

         The pro forma Consolidated balance sheet for the Debtors as of January 31, 2004, set forth below, presents the following: (i) the projected Consolidated financial position of the Debtors prior to the Effective Date of the Plan; (ii) the adjustments to such Consolidated financial position required to reflect the implementation of the Plan and consummation of the financing transactions contemplated by the Plan; and (iii) the projected Consolidated financial position of the Debtors, after giving effect to the reorganization and financing transactions adjustments. The adjustments set forth in the columns bearing the heading "Plan Adjustments" reflect the assumed effect of implementations of the Plan and the

                                    AP4 - 3
consummation of the financing transactions contemplated by the Plan, including the settlement of various liabilities and related issuance of securities, cash payments and borrowings. The adjustments are described in greater detail in the notes that follow the pro-forma Consolidated balance sheet. The projected Consolidated balance sheets for the fiscal years ending March 31, 2004 through 2007 are based on actual results for the fiscal year ended March 31, 2003, and are adjusted for assumptions that impact, among other things, the level of capital expenditures and working capital investments.

         The projected Consolidated statements of cash flows for the Debtors set forth below presents the Consolidated cash flows as follows: (i) for the Debtors, projected cash flows for the ten month period ended January 31, 2003; and (ii) for the Reorganized Debtors, projected cash flows for the two month period ending March 31, 2004 and for each subsequent fiscal year in the Projection Period.

E.       REVENUE PROJECTIONS.

         Revenue growth assumptions have been developed for the major lines of business of the Reorganized Debtors. Revenue growth assumptions were developed through a detailed budgeting approach, taking into account individual business strategies, historical trends and general economic and industry conditions. Overall revenue is expected to grow at a rate consistent with historic performance, after adjusting historic results for the sale of select assets to SAC Holdings.

(i)      Rental Revenue:

U-Move Revenue.

         This category includes revenue generated from renting (on a one-way and in-town basis) trucks, trailers and other supporting rental items ("SRI"), including tow dollies and auto transports. U-Move truck rental revenue is projected to increase as a result of the following: (i) the leasing by the Debtors of new box trucks under their fleet rotation program, which are rented to customers, as new trucks have historically earned higher gross revenue per unit ("GRPU") compared to the average for the existing fleet; and (ii) improvements with respect to the pricing and utilization of the existing, retained fleet. The Debtors plan the sale of select, old box trucks in an aggregate number approximately equal to the number of new box trucks leased, as old box trucks typically realize lower than average GRPU. Revenue growth associated with (i) and (ii) are expected to more than off-set the losses in revenue associated with the sale of select box trucks. U-Move trailer and SRI rental revenue is projected to increase as a result of the following: (i) the purchase of new trailers and SRI equipment and resulting increase in the size of the trailer and SRI fleets; (ii) improvements in the number of transactions and utilization executed by the trailer and SRI fleets; and (iii) improvements in pricing. All assumptions underlying the projections are consistent with historic experience, industry trends and the Debtors' current and expected market position.

U-Store Revenue.

         This category includes revenue generated from owned self-storage facilities, management fees earned (based on revenue managed) from the management of non-owned self-storage properties and other rental revenue received on U-Haul owned properties leased to dealers. U-Store revenue is projected to increase as a result of the following: (i) increases in occupancy rates and pricing at owned self-storage facilities; and (ii) growth in management fees earned as a result of the growth in projected revenue at non-owned self-storage properties.

Other Revenue.

                                    AP4 - 4

         This category includes revenue associated with commissions earned on the sale of select retail sales items to the dealer network, service / cleaning fee income, sale of rebuilt parts and other miscellaneous income.

(ii)     Retail Sales Revenue.

         This category includes revenue generated from the retail sale of moving and storage supplies, including: (i) hitches; (ii) propane; and (iii) boxes, rope and sealing tape (collectively, "SSI"). Retail sales revenue is expected to increase due to general growth in the U-Move and U-Store businesses, which drive retail sales revenue, and improvements in product mix and customer service.

(iii)    Interest Income

         This category is comprised principally of revenue generated from interest income earnings from the Restated SAC Holding Notes owned by the Debtors. Projected interest income from the Restated SAC Holding Notes is based on the expected financial performance, net operating income and free cash flow (after senior secured and senior unsecured debt service) of SAC Holding.

F.       EXPENSE PROJECTIONS.

         Expense growth assumptions have been developed for the major expenditures of the Reorganized Debtors. Expense growth assumptions were developed through a detailed budgeting approach, taking into account historical trends, the level of projected revenue growth and contractual obligations. Overall, expenses are expected to grow as the Debtors increase expenditures due to inflation and in order to support projected revenue growth.

(i)      Commission Expense.

         This category includes commissions paid to members of the Debtors' non-owned distributor network related to the rental of moving equipment (i.e., trucks and trailers). Commission expense is projected to grow due to the expected increase in U-Move revenue. Commission expense as a percentage of U-Move sales is projected at a constant rate of 13% of U-Move revenue, which is consistent with recent financial results.

(ii)     Cost of Retail Sales.

         This category includes the cost of materials related to retail sales items, non-inclusive of labor cost allocations. Cost of retail sales, for each main category (i.e., hitches, propane and SSI), is projected as a fixed percent of retail sales based on historic experience and expectations with regard to sales mix within each main category.

(iii)    Other Operating Expense.

Insurance Expense.

         This category includes expenses incurred by the Debtors that are covered under high deductible insurance policies written by RepWest. Insurance expense includes, among other things, expenses related to: (i) the accrual of claims, incurred but not reported claims and legal fees as estimated by actuaries; (ii) premiums on excess insurance policies written by third party insurers; (iii) claims administration fees; and (iv) minimum financial responsibility policy fees. Insurance expense projections rely on actuarial

                                    AP4 - 5
determined accruals and historic experience with respect to other expense amounts, as adjusted to reflect the assumed growth in the number of U-Move rental transactions and insurance cost inflation.

Other Operating Expense.

         This category includes personnel, rental equipment maintenance and other operating expenses. Personnel expense consists of amounts paid in the form of wages and benefits for employees. Personnel expense is projected to grow based on historic experience after factoring in expectations with respect to the achievement of operating leverage. Rental equipment maintenance expense is primarily related to repair and maintenance costs on the U-Move truck fleet. Rental equipment maintenance expense is projected based on a historic baseline and adjusted to reflect assumptions, based on historic experience, with respect to the average miles driven and maintenance costs per mile driven for newly leased trucks, sold trucks and retained trucks. Other operating expense also includes selling, general, administrative and other costs. Selling, general, administrative and other costs are projected to increase based on historic experience and expectations of revenue growth.

Restructuring Expense.

         This category includes the payment of professional fees, including legal counsel and financial advisors, to the Debtors and the Creditors' Committee, the Equity Committee, the Pre-Petition Lenders and the AREC Noteholders. Restructuring expenses are projected based on historic results adjusted for expectation with respect to the length of the Bankruptcy process.

(iv)     Rental Equipment Lease Expense.

         This category includes rental equipment lease expense associated with the Debtors' existing and new operating leases. Existing operating leases are expected to be assumed with no alteration of contractual terms; thus rental equipment lease expense under existing leases is projected based on the contractual requirements under each lease. The Debtors are expected to enter into new operating lease arrangements to fund the acquisition of new rental trucks and trailers. Projected rental equipment lease expense under new operating leases is based on the following: (i) expectations with respect to the value of new truck and trailer equipment leased annually, which is based on the Debtors' projected fleet rotation program; and (ii) the expected terms of the leases executed, which is based on historic experience.

(v)      Rental Costs Land and Buildings.

         This category includes rental expense related to the properties subject to the BMO Master Lease and Citibank Master Lease. The BMO Master Lease and Citibank Master Lease rental costs are projected based on the terms of the Restated BMO Master Lease and Restated Citibank Master Lease, as follows: (i) the amount owed under the respective lease agreements is estimated by adjusting current balances outstanding for payments contemplated to be paid under the Plan of $5.1 million and $3.5 million for the BMO Master Lease and Citibank Master Lease, respectively; (ii) the estimated amount owed under the respective leases is then incorporated into a lease schedule that calculates the rent expense associated with each lease agreement after considering the treatment provided for under the Plan; such treatment is as follows: seven year extension to existing lease term, 7.5% weighted average interest rate and 30 year amortization.

         To the extent that the Debtors execute the Carey Sale Transaction, the effect would be to reduce projected rental costs land and buildings by the amount of the rent associated with the Restated BMO Master Lease and Restated Citibank Master Lease. However, the positive impact on operating profits associated with the aforementioned expense reduction would be off-set, nearly equivalently, by a

                                    AP4 - 6
reduction in operating profits associated with the sale of the properties subject to the BMO Master Lease and Citibank Master Lease. Therefore it is projected that there are no material changes to projected operating profits as a result of the treatment of the BMO Master Lease and Citibank Master Lease under the alternative scenarios outlined above.

         Rental Costs Land and Buildings also includes rent payments related to other rental arrangements, including intercompany payments, which are projected to grow slightly from historic levels after adjusting historic results for the conclusion of the Royal Bank of Canada lease agreement.

                                    AP4 - 7

                   AMERCO & AREC AND REORGANIZED AMERCO & AREC
            PROJECTED "CONSOLIDATED" RENTAL COSTS LAND AND BUILDINGS
                                 ($ IN MILLIONS)

                                                     AMERCO and AREC                 Reorganized AMERCO and AREC
                                                 ----------------------    -------------------------------------------------
                                                   Twelve        Ten          Two         Twelve       Twelve      Twelve
                                                   Months       Months       Months       Months       Months      Months
      Rental Costs Land and Buildings            31-Mar-03    31-Jan-04    31-Mar-04    31-Mar-05    31-Mar-06    31-Mar-O7
---------------------------------------------------------------------------------------------------------------------------
BMO Master Lease                                 $     8.1    $     5.0    $     2.0    $    12.0    $    12.0    $    12.0
Citibank Master Lease                                  6.2          4.0          1.4          8.2          8.2          8.2
Other Rental Costs                                    18.8         16.1          3.2         17.9         18.4         18.9
---------------------------------------------------------------------------------------------------------------------------
   Total Rental Costs Land and Buildings         $    33.1    $    25.1    $     6.6    $    38.1    $    38.6    $    39.1

===========================================================================================================================

(vi)     Depreciation and Amortization.

         This category includes depreciation expense associated with owned fixed assets, principally the truck and trailer rental fleet. Depreciation expense projections assume that rental equipment subject to operating leases are purchased at the conclusion of the lease term and accounted for as owned equipment thereafter. The owned rental fleet is assumed to be depreciated over its useful life to an average estimated salvage value at disposition of 15% using the straight-line method of depreciation. Depreciation expense is also projected based on assumptions with respect to the following: (i) the acquisition of new pick-up trucks and vans which are depreciated based on a five year useful life using the straight-line method of depreciation until sold; (ii) the capitalization and depreciation of truck fleet betterments based on a four year useful life using the straight-line method of depreciation; and (iii) the depreciation of purchased trailer and other rental equipment and furniture and fixtures over their useful lives using the straight-line method of depreciation.

(vii)    Gain / (Loss) on PP&E Dispositions.

         This category includes the book gain / (loss) incurred due to the sale of rental equipment, including pickups, vans and box trucks, in the normal course of the Debtors' fleet rotation program. Gain / (loss) on PP&E dispositions is projected based on assumptions (derived from historic experience) related to the type and number of vehicles sold and the proceeds realized from such sales.

(viii)   Pre-Tax Earnings / (Loss) - Insurance Subsidiaries.

         This category includes the pre-tax earnings / loss of RepWest and Oxford which is projected based on the expected financial performance of RepWest and Oxford. With respect to RepWest, pre-tax earnings are expected to improve as the projected decline in revenue is more than off-set by the projected decline in expenses. With respect to Oxford, pre-tax earnings are expected to improve as the projected increase in revenue off-sets the projected increase in expenses.

                                    AP4 - 8

(ix)     Income Tax Expense.

         This category includes income taxes related to federal and state income taxes. A blended, effective income tax rate of 36% is assumed in calculating income tax expense.

(x)      Dividends to Preferred Stockholders.

         This category includes dividends to the holders of existing Series A 8.50% preferred stock which are projected based on the stated dividend rate.

G.       ASSET PROJECTIONS.

(i)      Cash.

         Cash balances are based on the March 31, 2003 beginning balance adjusted for the sources and uses of cash.

(ii)     Accounts Receivable.

         Accounts receivable, which include trade receivables from customers and dealers and credit card receivables, is projected to change based on assumed U-Move, U-Store and retail sales revenue and historic collection rates.

(iii)    Inventory.

         Inventory consists of truck and trailer parts and accessories, hitches and towing components and moving supplies. Inventory is projected to change based on an assumed level of inventory turnover consistent with historic experience.

(iv)     Prepaid and Other Current Assets.

         Prepaid and other current assets include prepaid items as well as receivables owed to the Debtors by SAC Holding. All such amounts are not expected to fluctuate materially.

(v)      PP&E. Net.

         PP&E, net, reflects the book value, net of accumulated depreciation, of owned real property, including among other things, owned rental equipment and associated capitalized maintenance expense, real estate, and furniture and fixtures. PP&E, net, is project to change based on the expected level of capital expenditures, net of disposition, and off-set by projected depreciation expense. Capital expenditures, net of disposition, during the fiscal years ending March 31, 2004 through March 31, 2007, is projected to be $141.4 million, $136.3 million, $198.0 million and $145.7 million, respectively.

(vi)     Investments in Unconsolidated Subsidiaries.

         Investment in unconsolidated Subsidiaries, which represent investments in RepWest and Oxford, is projected to increase based on the pre-tax earnings of RepWest and Oxford, taxed at an assumed blended, effective income tax rate of 36%. No dividends are assumed to flow from RepWest or Oxford to the Reorganized Debtors.

                                    AP4 - 9

(vii)    SAC Holding Notes and LT Receivables.

         SAC Holding Notes and LT receivables, which are comprised mainly of the Restated SAC Holding Notes owned by the Debtors, are projected to change based on the expected level of interest expense accrued but not paid related to the SAC Holding Notes.

(viii)   Other Assets.

         Other assets include a receivable owed to the Debtors from PMSR arising from the Debtors' non- enforced support party agreement with respect to PMSR indebtedness, which is not expected to fluctuate materially. Other assets are also comprised of deferred financing costs, including arrangement and closing fees and legal and other expenses projected to be paid in connection with the closing of the Exit Financing Facility and the Term Loan B offering. Deferred financing costs are projected to amortize on a straight-line basis over the term of the Exit Financing Facility and Term Loan B offering.

H.       LIABILITY PROJECTIONS.

(i)      Accounts Payable.

         Accounts payable is comprised of mainly vendor payables and is projected to change based on assumed operating expenses (non-inclusive of depreciation and amortization and lease expense) and historic vendor terms and payment frequency.

(ii)     Accrued Expenses and Other Current Liabilities.

         Accrued expenses and other current liabilities include accrued employee expenses, accrued commissions payable, accrued dividends, accrued interest payable and other accrued expenses, all of which are not expected to fluctuate materially. Accrued expenses and other current liabilities also include insurance reserves. Insurance reserves represent the actuarial estimates with respect to the liquidated and non-liquidated insurance claims owed by the Debtors to RepWest. Insurance reserves are projected to change based on actuarial estimates and historic experience with respect to the timing of cash payments on insurance claims.

(iii)    Total Debt.

         Total debt is comprised of the securities issued pursuant to the Plan. Total debt fluctuates based on the mandatory and optional payment and the required drawdown of the Exit Financing Facility.

(iv)     Other Long Term Liabilities.

PMSR Support Party Agreement Contingent Obligation

         PMSR Support Agreement contingent obligations are comprised of obligations under the terms of the PMSR Support Agreement entered into by the Debtors in February of 2003 on behalf of PMSR that could require, following certain events of default, the Debtors to assume responsibility for $70 million of PMSR's obligations under the existing $225,000,000 PMSR Facility. PMSR Support Agreement contingent obligations are not expected to fluctuate nor are any monies expected to be actually assumed or paid by the Debtors under the PMSR Support Agreement contingent obligation.

                                    AP4 - 10

Long-Term Deferred Credits

         Long-term deferred credits, which are comprised of deferred gains on sale-lease back transactions related to TRAC leas financings, is not expected to fluctuate materially.

(v)      Long-Term Deferred Taxes.

         Long-term deferred taxes represent deferred tax liabilities as off-set by deferred tax assets. It is assumed that the Reorganized Debtors will realize the benefits of net operation losses and other tax attributes, as legally limited by the alternative minimum tax, etc.

I.       SHAREHOLDERS' EQUITY PROJECTIONS.

(i)      Preferred Stock.

         It is assumed that dividends are paid in cash with respect to the existing Series A 8.50% preferred stock beginning on March 1, 2004.

(ii)     Common Equity.

         Common equity is projected to change to reflect the net income to common shareholders.

J. OFF-BALANCE SHEET FINANCING - RESTATED BMO MASTER LEASE AND CITIBANK MASTER LEASE.

         Based on the current interpretation of standards under the Financial Accounting Standards Board, the Debtors' synthetic leases are assumed to remain off-balance sheet; thus, obligations resulting from the Restated BMO Master Lease and the Restated Citibank Master Lease are not reflected in the projected balance sheets. Lease expense related to such obligations, however, is projected as part of rental costs land and buildings.

                                    AP4 - 11

                            REORGANIZED AMERCO & AREC
               PROJECTED PRO FORMA "CONSOLIDATED" BALANCE SHEET
                                 JANUARY 31,2004
                                 ($ IN MILLIONS)

                                                                            Plan Adjustments
                                                      Projected       ----------------------------       Reorganized
                                                   Pre-Confirmation    Financing        Settlement      Balance Sheet
                 Balance Sheet                         31-Jan-04      Transactions       of Claims        31-Jan-04
---------------------------------------------------------------------------------------------------------------------
Assets
Cash                                                  $     91.5                     ($      66.5)(a)     $     25.0
Accounts Receivable                                         32.2                                                32.2
Inventories                                                 56.8                                                56.8
Prepaid and Other Current Assets                            62.8                                                62.8
--------------------------------------------------------------------------------------------------------------------
              Total Current Assets                    $    243.3       $      0.0    ($      66.5)        $    176.8

PP&E, Net                                             $  1,287.1                                          $  1,287.1
Investments in Unconsolidated Subsidiaries                 311.6                                               311.6
SAC Holdings Notes and Other LT Receivables                401.9                           (200.0)(c)          201.9
Other Assets                                               155.5             27.4(b)                           182.9
--------------------------------------------------------------------------------------------------------------------
              Total Assets                            $  2,399.3       $     27.4    ($     266.5)        $  2,160.2

Liabilities and Shareholders' Equity
Accounts Payable                                      $     39.6                                          $     39.6
Accrued Expenses & Other Current Liabilities               460.8                            (23.5)(d)          437.3
--------------------------------------------------------------------------------------------------------------------
              Total Current Liabilities               $    500.4       $      0.0    ($      23.5)        $    476.9

Total Debt                                            $  1,103.1       $    837.6(e) ($   1,045.8)(f)     $    894.9
Other Long-Term Liabilities                                 94.1                                                94.1
Long-Term Deferred Taxes                                   141.0                             (2.7)(g)          138.3
--------------------------------------------------------------------------------------------------------------------
              Total Liabilities                       $  1,838.6       $    837.6    ($   1,071.9)        $  1,604.3

Shareholders' Equity                                       560.6                             (4.7)(g)          555.9
--------------------------------------------------------------------------------------------------------------------
              Total Liabilities and
                 Shareholders' Equity                 $  2,399.3       $    837.6    ($   1,076.7)        $  2,160.2

====================================================================================================================

(a) Reflects the settlement of claims in connection with the Plan through the disbursement of excess cash expected to be on hand at the Effective Date.

(b) Reflects the capitalization of arrangement and closing fees and legal and other expenses projected to be paid in connection with the closing of the Exit Financing Facility and the New Term Loan B Note offering and payments made in connection with the treatment of Class 3 and Class 4 Claims in accordance with the Plan.

(c) Reflects the issuance of the non-recourse SAC Holding Senior Notes in connection with the Plan.

(d)      Reflects the payment of certain accrued obligations.

                                    AP4 - 12

(e) Reflects the issuance of new debt, to existing and new investors, as provided for in the Plan, including the Exit Financing Facility, New Term Loan B Note offering and New AMERCO Notes.

(f) Reflects the settlement, in accordance with the provisions for treatment of claims and interests as described in the Plan, of the following claims: the DIP Facility Claim, the AREC Note Claims, the JPMorgan Claims, the AMERCO Unsecured Claims and the Oxford Claim.

(g) Reflects the impact on equity and long-term deferred taxes, on a tax adjusted basis, of restructuring payments expected to be paid at the Effective Date.

                                    AP4 - 13

                   AMERCO & AREC AND REORGANIZED AMERCO & AREC
                    PROJECTED CAPITALIZED COSTS AND PAYMENTS
                                 ($ IN MILLIONS)

----------------------------------------------------------------
Fees Related to New Financing                         $     14.2
Financing Expenses (Legal and Other)                         4.6
Payments to Class 3 and Class 4 Claimants                    8.6
----------------------------------------------------------------
   Total Financing
Costs                                                 $     27.4
----------------------------------------------------------------

                   AMERCO & AREC AND REORGANIZED AMERCO & AREC
                        PROJECTED RESTRUCTURING PAYMENTS
                                 ($ IN MILLIONS)

----------------------------------------------------------------
Debtor Advisor Success Fee                            $      4.9
Creditor Advisors Success Fees                               2.5
----------------------------------------------------------------
  Total Restructuring Payments                        $      7.4
----------------------------------------------------------------

                                    AP4 - 14

                   AMERCO & AREC AND REORGANIZED AMERCO & AREC
                     PROJECTED "CONSOLIDATED" BALANCE SHEETS
                                 ($ IN MILLIONS)

                                               AMERCO and AREC                         Reorganized AMERCO and AREC
                                           -----------------------   ---------------------------------------------------------------
            Balance Sheet                   31-Mar-03    31-Jan-04    31-Jan-04    31-Mar-04    31-Mar-05    31-Mar-06    31-Mar-07
------------------------------------------------------------------------------------------------------------------------------------
Assets
Cash                                       $     48.7   $     91.5   $     25.0   $     25.0   $     25.0   $     25.0   $     25.0
Accounts Receivable                              20.4         32.2         32.2         37.7         43.4         42.8         44.6
Inventories                                      49.2         56.8         56.8         71.3         67.7         74.9         77.7
Prepaid and Other Current Assets                 62.8         62.8         62.8         62.8         62.8         62.8         62.8
-----------------------------------------------------------------------------------------------------------------------------------
            Total Current Assets           $    181.2   $    243.3   $    176.8   $    196.8   $    199.0   $    205.5   $    210.1

PP&E, Net                                  $  1,242.1   $  1,287.1   $  1,287.1   $  1,275.9   $  1,305.3   $  1,391.7   $  1,425.4
Investments in Unconsolidated
    Subsidiaries                                310.2        311.6        311.6        311.9        317.1        322.8        329.4
SAC Holdings Notes and
     Other LT Receivables                       396.4        401.9        201.9        202.9        206.6        208.6        209.2
Other Assets                                    155.5        155.5        182.9        182.2        178.5        174.7        171.0
-----------------------------------------------------------------------------------------------------------------------------------
            Total Assets                   $  2,285.4   $  2,399.3   $  2,160.2   $  2,169.9   $  2,206.4   $  2,303.4   $  2,345.1

Liabilities and Shareholders' Equity
Accounts Payable                           $     29.8   $     39.6   $     39.6   $     41.3   $     48.2   $     48.4   $     50.0
Accrued Expenses &
     Other Current Liabilities                  463.6        460.8        437.3        438.7        446.2        452.4        458.8
-----------------------------------------------------------------------------------------------------------------------------------
            Total Current Liabilities      $    493.4   $    500.4   $    476.9   $    480.0   $    494.4   $    500.8   $    508.8

Total Debt                                 $  1,053.8   $  1,103.1   $    894.9   $    919.1   $    874.5   $    873.2   $    802.9
Other Long-Term Liabilities                      94.1         94.1         94.1         94.1         94.1         94.1         94.1
Long-Term Deferred Taxes                        117.9        141.0        138.3        132.3        154.8        182.9        208.7
-----------------------------------------------------------------------------------------------------------------------------------
            Total Liabilities              $  1,759.2   $  1,838.6   $  1,604.3   $  1,625.5   $  1,617.9   $  1,651.1   $  1,614.5

Shareholders' Equity                            526.2        560.6        555.9        544.3        588.6        652.3        730.6
-----------------------------------------------------------------------------------------------------------------------------------
            Total Liabilities and
                Shareholders' Equity       $  2,285.4   $  2,399.3   $  2,160.2   $  2,169.9   $  2,206.4   $  2,303.4   $  2,345.1
===================================================================================================================================

                                    AP4 - 15

                   AMERCO & AREC AND REORGANIZED AMERCO & AREC
                       PROJECTED "CONSOLIDATED" LIQUIDITY
                                 ($ IN MILLIONS)

                                                                          Reorganized AMERCO and AREC
                                                        --------------------------------------------------------------
                    Liquidity                            31-Jan-04    31-Mar-04    31-Mar-05    31-Mar-06    31-Mar-07
----------------------------------------------------------------------------------------------------------------------
Cash                                                    $     25.0   $     25.0   $     25.0   $     25.0   $     25.0
Maximum Draw on Revolving Credit Facility               $    200.0   $    200.0   $    200.0   $    200.0   $    200.0
Borrowing Under Revolving Credit Facility                    143.1        167.9        126.8        129.0         62.1
----------------------------------------------------------------------------------------------------------------------
   Availability Under Revolving Credit Facility         $     56.9   $     32.1   $     73.2   $     71.0   $    137.9

Total Liquidity (Cash + Revolver Available)             $     81.9   $     57.1   $     98.2   $     96.0   $    162.9
======================================================================================================================

                                    AP4 - 16

                   AMERCO & AREC AND REORGANIZED AMERCO & AREC
                PROJECTED "CONSOLIDATED" STATEMENT OF OPERATIONS
                                 ($ IN MILLIONS)

                                               AMERCO and AREC                    Reorganized AMERCO and AREC
                                           -----------------------     -------------------------------------------------
                                             Twelve        Ten             Two        Twelve       Twelve       Twelve
                                             Months       Months          Months      Months       Months       Months
         Income Statement                   31-Mar-03    31-Jan-04      31-Mar-04    31-Mar-05    31-Mar-06    31-Mar-07
------------------------------------------------------------------------------------------------------------------------
Revenue
   Rental Revenue                          $  1,435.3   $  1,276.5     $    212.5   $  1,562.1   $  1,629.7   $  1,700.5
   Retail Sales                                 177.8        159.2           27.0        193.5        201.1        208.9
   Interest Income                               41.2         34.8            3.2         22.7         25.2         28.0
   Commission Expense                          (166.4)      (150.0)         (24.5)      (183.0)      (191.1)      (199.6)
------------------------------------------------------------------------------------------------------------------------
     Net Revenue                           $  1,487.9   $  1,320.5     $    218.2   $  1,595.4   $  1,664.9   $  1,737.9

Cost of Retail Sales                       $     97.3   $     89.4     $     15.2   $    108.4   $    112.4   $    116.6
Other Operating Expenses                      1,007.7        882.5          159.7      1,058.7      1,103.3      1,145.0
Rental Equipment Lease Expense                  147.1        106.8           21.4        127.6        113.9        116.5
Rental Costs Land and Buildings                  33.1         25.1(a)         6.6         38.1         38.6         39.1
Depreciation & Amortization                     128.5         85.8           17.6        102.8        107.5        107.8
(Gain) / Loss PP&E Dispositions                 (10.5)         3.4            0.7          4.1          4.1          4.1
------------------------------------------------------------------------------------------------------------------------
   Earnings from Operations                $     84.8   $    127.5    ($      3.0)  $    155.6   $    185.1   $    208.8

Pre-Tax (Earnings) / Loss -
     Insurance Subs                        $      6.2  ($      2.2)   ($      0.5) ($      8.1) ($      8.9) ($     10.2)
Net Interest Expense                            102.9         59.0           12.2         74.3         74.1         76.4
------------------------------------------------------------------------------------------------------------------------
   Pre-Tax Net Income                     ($     24.3)  $     70.7    ($     14.7)  $     89.5   $    119.9   $    142.6
Income Tax Expense                               (7.1)        25.4           (5.3)        32.2         43.2         51.3
------------------------------------------------------------------------------------------------------------------------
   Net Income                             ($     17.3)  $     45.2    ($      9.4)  $     57.3   $     76.7   $     91.3
Dividends to Preferred Stockholders        $     13.0         10.8            2.2         13.0         13.0         13.0
------------------------------------------------------------------------------------------------------------------------
   Net Income Available to
      Common Stockholders                 ($     30.2)  $     34.4    ($     11.6)  $     44.3   $     63.7   $     78.3
========================================================================================================================

                                    AP4 - 17

(a) To the extent that the Debtors execute the Carey Sale Transaction, the effect would be to reduce projected rental costs land and buildings by the amount of the rent associated with the Restated BMO Master Lease and Restated Citibank Master Lease. However, the positive impact on operating profits associated with the aforementioned expense reduction would be off-set, nearly equivalently, by a reduction in operating profits associated with the sale of the properties subject to the BMO Master Lease and Citibank Master Lease. Therefore, it is projected that there is no material change to project operating profit as a result of the treatment of the BMO Master Lease and Citibank Master Lease under the alternative scenarios outlined above.

     The Debtors measure operating results using earnings from operations adjusted to add-back depreciation and amortization and to exclude a restructuring expenses and certain unusual and non-recurring items.

                                    AP4 - 18

                 AMERCO & AREC AND REORGANIZED AMERCO & AREC
                   PROJECTED "CONSOLIDATED" ADJUSTED EBITDA
                                 ($ IN MILLIONS)

                                               AMERCO and AREC                    Reorganized AMERCO and AREC
                                           -----------------------    --------------------------------------------------
                                             Twelve         Ten           Two          Twelve      Twelve       Twelve
                                             Months        Months        Months        Months      Months       Months
  Adjusted EBITDA Calculation               31-Mar-03    31-Jan-04      31-Mar-04    31-Mar-05    31-Mar-06    31-Mar-07
------------------------------------------------------------------------------------------------------------------------
Earnings from Operations                   $     84.8   $    127.5    ($      3.0)  $    155.6   $    185.1   $    208.8
Depreciation and Amortization                   128.5         85.8           17.6        102.8        107.5        107.8
------------------------------------------------------------------------------------------------------------------------
   EBITDA                                  $    213.3   $    213.3     $     14.6   $    258.4   $    292.6   $    316.6
Restructuring Expenses /
    Other Non-Recurring Items                    26.3         21.0(a)         0.0          0.0          0.0          0.0
------------------------------------------------------------------------------------------------------------------------
   Adjusted EBITDA                         $    239.5   $    234.3     $     14.6   $    258.4   $    292.6   $    316.6
========================================================================================================================

(b) Restructuring Expenses / Other Non-Recurring Items include the following:
    $21.0 million of expenses related to restructuring professionals.

                                    AP4 - 19

                   AMERCO & AREC AND REORGANIZED AMERCO & AREC
                PROJECTED "CONSOLIDATED" STATEMENT OF CASH FLOWS
                                 ($ IN MILLIONS)

                                                        AMERCO
                                                       and AREC                  Reorganized AMERCO and AREC
                                                      ----------   -------------------------------------------------------
                                                                                                     Twelve      Twelve
                                                         Ten            Two          Twelve          Months      Months
                                                        Months         Months        Months          31-Mar-     31-Mar-
         Statement of Cash Flow                        31-Jan-04     31-Mar-04      31-Mar-05          06           07
--------------------------------------------------------------------------------------------------------------------------
Net Income Available to Common
Stockholders                                          $     34.4   ($     11.6)   $       44.3     $     63.7   $     78.3
Depreciation and Amortization                               85.8          17.6           102.8          107.5        107.8
(Gain) / Loss on Equipment Dispositions                      3.4           0.7             4.1            4.1          4.1
Changes in Working Capital                                  37.0         (16.9)           12.2           (0.1)         3.4
Change in Other Assets                                       0.0           0.6             3.8            3.8          3.8
Change in Long-Term Deferred Taxes                          23.1          (6.1)           22.5           28.2         25.8
--------------------------------------------------------------------------------------------------------------------------
   Cash Flow from Operating Activities                $    183.7   ($     15.6)   $      189.7     $    207.1   $    223.2

Change in Investment in Unconsolidated
Subsidiary                                           ($      1.4)  ($      0.3)  ($        5.2)   ($      5.7) ($      6.6)
Change in SAC Holdings Notes and
Other LT Receivables                                        (5.4)         (1.1)           (3.6)          (2.1)        (0.6)
Capital Expenditures, Net of Dispositions                 (134.2)         (7.2)         (136.3)        (198.0)      (145.7)
--------------------------------------------------------------------------------------------------------------------------
   Cash Flow from Investing Activities               ($    141.0)  ($      8.7)  ($      145.1)   ($    205.8) ($    152.8)

Cash Flow before Financing Activities                 $     42.7   ($     24.2)   $       44.6     $      1.3   $     70.3

Cash Flow from Financing Activities                   $      0.0    $     24.2   ($       44.6)   ($      1.3) ($     70.3)

Change in Cash                                        $     42.7    $      0.0    $        0.0     $      0.0   $      0.0
Cash at the Beginning of Period                             48.7          25.0            25.0           25.0         25.0
--------------------------------------------------------------------------------------------------------------------------
   Cash at End of Period                              $     91.5    $     25.0    $       25.0     $     25.0   $     25.0
==========================================================================================================================

                                    AP4 - 20

                                   APPENDIX 5

                      FINANCIAL PROJECTIONS - SAC HOLDING

                                 [SEE ATTACHED]

                      (This page intentionally left blank.)

                                   APPENDIX 5

                       FINANCIAL PROJECTIONS - SAC HOLDING

THESE FINANCIAL PROJECTIONS HAVE BEEN PREPARED BASED ON HISTORICAL PERFORMANCE FOR FISCAL YEAR 2003. THESE PROJECTIONS DO NOT REFLECT ACTUAL FINANCIAL PERFORMANCE FOR FISCAL YEAR 2004. FOR ADDITIONAL INFORMATION WHICH REFLECTS ACTUAL RESULTS FOR FISCAL YEAR 2004, PLEASE CONSULT AMERCO'S MOST RECENT PUBLIC FILINGS, INCLUDING THE FISCAL SECOND QUARTER RESULTS FOR 2004

A.       INTRODUCTION.

         As a condition to confirmation of the Plan, the Bankruptcy Code requires, among other things, that the Bankruptcy Court determine that confirmation is not likely to be followed by the liquidation of or the need for further financial reorganization of, the Debtors. See "Voting on and Confirmation of, the Plan" - "Confirmation" and - "Feasibility". In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies this feasibility standard, the Debtors' management analyzed the ability of the Reorganized Debtors, together with the Non-Debtor Subsidiaries they control, to meet their obligations under the Plan with sufficient liquidity and capital resources to conduct their businesses.

         In addition, SAC Holding's management has prepared certain projections of SAC Holding operating profit, free cash flow and certain other items, on a stand alone basis, for the four fiscal years ending March 31, 2007 (the "Projection Period"). Such projections are presented on a stand alone basis, and reflect: (a) the economic, competitive and general business conditions currently prevailing: (b) the terms of the Plan; and (c) various additional assumptions, including those set forth below (the "Projections"). Although, as of the date of the Disclosure Statement, such conditions have not materially changed, any future changes in these conditions may materially impact SAC Holding's ability to achieve the Projections.

         THE DEBTORS AND SAC HOLDING DO NOT, AS A MATTER OF COURSE, PUBLISH THEIR BUSINESS PLANS AND STRATEGIES OR MAKE EXTERNAL PROJECTIONS OR FORECASTS OF THEIR ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS. ACCORDINGLY, THE DEBTORS (INCLUDING THE REORGANIZED DEBTORS) AND SAC HOLDING (INCLUDING POST CONFIRMATION SAC HOLDING) DO NOT ANTICIPATE THAT THEY WILL, AND DISCLAIM ANY OBLIGATION TO, FURNISH UPDATED BUSINESS PLANS OR PROJECTIONS TO HOLDERS OF CLAIMS OR INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO STOCKHOLDERS, OR OTHER SECURITY HOLDERS, AFTER THE EFFECTIVE DATE, OR TO INCLUDE SUCH INFORMATION IN DOCUMENTS REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION OR OTHER AGENCIES OR OTHERWISE TO MAKE SUCH INFORMATION PUBLIC. NO PERSON SHOULD RELY ON THE CONTINUED ACCURACY OF ANY PROJECTIONS OR FORECASTS CONTAINED HEREIN FOR THE PURPOSE OF TRADING IN ANY SECURITIES OF THE DEBTORS, THE REORGANIZED DEBTORS OR SAC HOLDING.

         The financial projections discussed in this section include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21G of the Securities

                                     AP5 - 1

Exchange Act of 1934, as amended. The Projections are based on, and assume the successful implementation of, the Reorganized Debtors' and SAC Holding's business strategies. The Projections reflect numerous assumptions, including various assumptions regarding the anticipated future performance of post-confirmation SAC Holding, industry performance, general business and economic conditions, competition in the industry, complex tax issues and other matters, most of which are beyond the control of the Debtors and SAC Holding. Therefore, although the Projections are necessarily presented with numerical specificity, the actual results of operations achieved during the Projection Period may vary from projected results. These variations may be material. Accordingly, no representation can be or is being made with respect to the accuracy of the Projections or the ability of SAC Holding to achieve the Projections. Although the Debtors and SAC Holding believe that the assumptions underlying the Projections, when considered on an overall basis, are reasonable in light of current circumstances, no assurance can be or is being given that the Projections will be realized. In deciding whether or not to accept or reject the Plan, holders of Claims and Interests must make their own determinations as to the reasonableness of such assumptions and the reliability of the Projections. See "Risk Factors" for a discussion of certain factors that may affect the future financial performance of the Reorganized Debtors and SAC Holding and of various risks associated with the Plan.

         The Projections should be read in conjunction with the assumptions, qualifications, and explanations set forth herein and in AMERCO's publicly filed audited financial statements, including associated notes.

         The projections were not prepared with a view towards complying with the guidelines for prospective financial statements published by the American Institute of Certified Public Accountants. The Debtors' and SAC Holding's independent accountants have neither compiled nor examined the accompanying prospective financial information to determine the reasonableness thereof and, accordingly, have not expressed an opinion or any other form of assurance with respect thereto.

B.       BASIS OF FINANCIAL PRESENTATION.

         The historic and projected financial information of SAC Holding is presented on a basis that differs from the presentation of SAC Holding Corporation and its consolidating subsidiaries (the "Consolidated Subsidiaries") and SAC Holding Corporation II and its Consolidating Subsidiaries, which were filed as part of AMERCO's audited financial statements. Specifically, non-SAC Holding assets, liabilities, and associated income statement amounts related to properties owned by AMERCO and subject to synthetic lease agreements are not included in the following presentation of financial information. Any and all references to AMERCO's financial statements for the fiscal years ended March 31, 2001 and March 31, 2002, are to those financial statements as recently restated.

C.       PRINCIPAL ASSUMPTIONS FOR THE PROJECTIONS.

         The Projections include a number of fundamental underlying assumptions, including the following:

         (i) The Debtors emerge from Chapter 11 bankruptcy protection on January 31, 2004 (the "Effective Date"), to form the Reorganized Debtors, with Allowed Claims treated in accordance with the treatment provided for in the Plan;

         (ii) SAC Holding is a co-proponent of the Plan and issues the SAC Holding Senior Notes in the amount of $200 million in accordance with the Plan to the holders of AMERCO Unsecured Claims. The Existing SAC Holding Notes owned by the Debtors and related accrued interest owed to the Debtors are reduced by the amount of $200 million;

                                     AP5 - 2

         (iii) SAC Holding enters into the SAC Holding Participation and Subordination Agreement which governs the cash distributions to the stakeholders of SAC Holdings and allows for the payment of interest due on the SAC Holding Senior Notes; and

         (iv) Non-SAC Holding assets, liabilities and associated income statement amounts related to properties owned by AMERCO and subject to synthetic lease agreements are not included in the following presentation of financial information.

D.       THE PROJECTIONS.

         The projected financial information of SAC Holding set forth below has been prepared based on the assumption that the Effective Date is January 31, 2004. Although the Debtors presently intend to cause the Effective Date to occur as soon as practicable, there can be no assurance as to when the Effective Date actually will occur.

         The projected Consolidated statements of operations for SAC Holding set forth below presents the results of operations as follows: (i) for SAC Holding, actual results for the fiscal year ended March 31, 2003 and projected results for the ten month period ending January 31, 2004; and (ii) for post-confirmation SAC Holding, projected results for the two month period ending March 31, 2004 and for each subsequent fiscal year in the Projection Period. The projected statements of operations for the fiscal years ending March 31, 2004 through 2007 are based on the actual results for the fiscal year ended March 31, 2003 and are adjusted for assumptions that impact, among other things, pricing, occupancy and changes in certain expenses.

         The pro forma SAC Holding balance sheet as of January 31, 2004 set forth below presents the following: (i) the projected financial position of SAC Holding prior to the Effective Date of the Plan; (ii) the adjustments to SAC Holding's financial position required to reflect the implementation of the Plan and consummation of the financing transactions contemplated by the Plan; and
(iii) the projected financial position of SAC Holding, after giving effect to the reorganization and financing transaction adjustments. The adjustments set forth in the columns bearing the heading "Plan Adjustments" reflect the assumed effect of implementations of the Plan and the consummation of the financing transactions contemplated by the Plan, including the settlement of liabilities and related issuance of securities. The adjustments are described in greater detail in the notes that follow the pro-forma SAC Holding balance sheet. The projected SAC Holding balance sheets for the fiscal years ending March 31, 2004 through 2007 are based on actual results for the fiscal year ended March 31, 2003, and are adjusted for assumptions that impact, among other things, the level of capital expenditures and working capital investments.

         The projected statements of cash flows for SAC Holding set forth below present the cash flows as follows: (i) for SAC Holding, projected cash flows for the ten month period ended January 31, 2003; and (ii) for post confirmation SAC Holding, projected cash flows for the two month period ending March 31, 2004 and for each subsequent fiscal year in the Projection Period.

E.       REVENUE PROJECTIONS.

         Revenue growth assumptions have been developed for each of the major business lines of SAC Holding. Growth assumptions were developed using a detailed build-up of individual operating subsidiaries. Consideration was given to property maturity, historical trends, company operating strategy, and industry expectations.

(i)      Rental Revenue.

                                     AP5 - 3

Storage Revenue.

         Storage revenue is projected to grow due primarily to the following factors: increasing storage space capacity, increasing prices and increasing occupancy rates.

U-Move Commission and Miscellaneous Revenue.

         SAC Holding operates as a dealer location for U-Haul, renting equipment such as trucks and trailers, as well as ancillary items such as hand trucks. Revenue is projected to grow in this area on a basis that is consistent with the revenue growth projections for storage revenue, as there is a high level of correlation among these business lines.

(ii)     Retail Sales Revenue.

         This category includes revenue generated from the retail sale of moving and storage related supplies, including boxes, rope, tape, hitches, propane and others. Sales revenue growth is projected based on the expected growth in self storage and self moving revenue.

F.       EXPENSE PROJECTIONS.

         Expense growth assumptions have been developed based on a detailed build up of operating subsidiaries. Forecasting has been done based on observed historical trends, industry expectations, inflation estimates and as required to support projected revenue growth levels.

(i)      Operating Expense.

         This line item includes personnel, property taxes, management fees, insurance, utilities, advertising, and other expenses. With the exception of management fees and SAC Holding expenses, operating expenses are projected to grow yearly at approximately 3% based on historical trends, expected inflation, company operating strategy and self storage business characteristics. Management fees are projected as 6% of total revenue, a standard commission for property management companies in this industry that is consistent with historic experience.

         SAC Holding Expenses include filing fees, professional fees, certain taxes and other miscellaneous expense items, incurred at the holding company level within SAC Holding. These have been projected based on management expectations and historical trends.

(ii)     Cost of Retail Sales.

         This category includes the cost of materials relating to retail sales items, non-inclusive of allocations related to labor costs. Cost of sales is projected as a percent of retail sales, by product line, using historical trends. It is assumed that sales mix remains constant from year to year.

(iii)    Depreciation Expense.

         Depreciation expense for SAC Holding is principally driven by buildings and improvements, and partially by equipment and furniture. PP&E is rolled forward based on assumptions for capital improvement, acquisitions, and divestitures. Buildings and associated improvement are depreciated over 39 years and make up the bulk of the PP&E.

                                     AP5 - 4

G.       Asset PROJECTIONS.

(i)      Cash.

         Cash balances are rolled forward from March 31, 2003 actual levels based on sources and uses of Cash.

(ii)     Receivables.

         SAC Holding has not carried an account receivable balance historically; it is projected that this trend will continue.

(iii)    Inventories, Net.

         Inventory consists primarily of items held for retail sale, including rope, tape, boxes, hitches, propane, etc. Inventory levels are projected based on inventory turnover levels consistent with historic data.

(iv)     Prepaid Expenses.

         Pre-paid expenses are not expected to fluctuate materially. This category has been projected based on historic relationship to total revenue.

(v)      Other Assets.

         This category is primarily composed of deferred loss associated with the PMSR transaction occurring in the first quarter of fiscal year 2004. It is projected that the balance in Other Assets will not change over the projections horizon.

         For purposes of cash flow projections, the change in Other Assets in the first quarter of 2004 associated with the PMSR transaction is captured in Cash Flow from Investing Activities along with the change in PP&E from the PMSR transaction.

(vi)     PP&E, Net.

         This line item reflects the book value, net of accumulated depreciation, of owned real property, including land, buildings and improvements, and furniture and equipment. PP&E is projected on a rolling basis based on assumed levels of capital improvements and depreciation expense. It is assumed that there will be no acquisitions or divestitures by SAC Holding over the projection horizon.

H.       LIABILITY AND EQUITY PROJECTIONS.

(i)      Accounts Payable and Accrued Expenses.

         This line item largely reflects vendor payables, which are projected to change based on historic and expected vendor terms and payment frequency.

         Also included in this category are payables to AMERCO relating to the Existing SAC Holding Notes held by the Debtor, which are not expected to fluctuate materially over the projections horizon.

                                     AP5 - 5

(ii)     Senior Mortgage Notes.

         This line item relates to first position secured mortgage loans owed by the SAC Holding operating subsidiaries to third parties. Such mortgage loans bear interest between 5.5% and 8.5%. These loans are amortizing (except for 19 SAC, which is interest only), and have been forecast based on contracted principle and interest payments scheduled in the loan documents. It is assumed that any Senior Mortgage Note that matures during the projection horizon will be replaced by a new mortgage loan under substantially similar terms to those precedent.

(iii)    SAC Holding Senior Notes.

         This will be non-amortizing debt, so principle balances are not projected to fluctuate. This bond will bear interest at 8.5%.

(iv)     SAC Holding Junior Notes Held by the Debtors, et al.

         This line item relates to subordinated debt payable to AMERCO by SAC Holding. These notes resulted from funds provided by AMERCO for the purchase of properties by SAC Holding. The plan provides that there will be a $200 million principle reduction in these notes on consummation of the Plan as a result of the $200 million issuance of the SAC Holding Senior Notes. The Existing SAC Holding Junior Notes accrue interest into the principle balance if stated rates are not paid; accordingly, the balance of the Existing SAC Holding Junior Notes are projected to increase slightly as a result of the accrual of forecasted unpaid interest owed on said notes.

(v)      Deferred Income.

         Deferred Income primarily relates to pre-paid storage revenue. This is forecast based on a historical actual relationship to storage revenue.

(vi)     Deferred Income Taxes.

         This category represents the accrual of income tax benefits generated by SAC Holding, but not used due to insufficient income before taxes. It is projected to change based on an assumed effective tax rate of 28%.

(vii)    Minority Interest.

         This line item represents the investment of RepWest and Oxford in Canadian SAC Holding operations via the entity known as 7 SAC. It is projected that this will decrease by $1.1 million per year, based on actual payments made to RepWest and Oxford by SAC Holding.

(viii)   Stockholder's Equity.

         Stockholder's Equity fluctuates based on Net Income's effect on Retained Earnings.

                                     AP5 - 6

                                   SAC HOLDING
                             PROJECTED BALANCE SHEET
                                 ($ IN MILLIONS)

                                                      Projected                        Pro Forma
                                                      ---------                        ---------
Balance Sheet                                         31-Jan-04      Adjustments       31-Jan-04
------------------------------------------------------------------------------------------------
Assets
Cash and Equiv.                                       $     8.0                        $    8.0
Receivables                                                   -                               -
Inventories, Net                                            4.2                             4.2
Prepaid Expenses                                            0.7                             0.7
Other Assets                                               57.3                            57.3
-----------------------------------------------------------------------------------------------
  Short Term Assets                                        70.3                            70.3

Net PP&E                                                  785.3                           785.3

-----------------------------------------------------------------------------------------------
  Total Assets                                        $   855.6                        $  855.6
===============================================================================================

Liabilities and Shareholder's Equity
Accounts Payable and Accrued Exp.                     $    50.7                        $   50.7
Sr. Mortgage Notes                                        459.3                           459.3
SACH Senior Notes                                             -        200.0 (a)          200.0
SAC Jr. Notes Held by the Debtors, et al.                 400.5       (200.0)(b)          200.5
Deferred Income                                             5.5                             5.5
Deferred Income Taxes                                     (22.9)                          (22.9)
-----------------------------------------------------------------------------------------------
  Total Liabilities                                       893.1                           893.1

Minority Interest                                          11.0                            11.0

Total Stockholders' Equity                                (48.5)                          (48.5)

-----------------------------------------------------------------------------------------------
Total Liabilities and Equity                          $   855.6                        $  855.6
===============================================================================================

Notes:

(a) Represents the issuance of the SACH Senior Debt as described in the Plan of Reorganization

(b) Balance decrease equal to principle amount of SACH Senior Note issued in accordance with the Plan.

                                     AP5 - 7

                                   SAC HOLDING
                             PROJECTED BALANCE SHEET
                                 ($ IN MILLIONS)

                                               Projected                                    Pro Forma
                                               ---------      ---------------------------------------------------------------------
Balance Sheet                                  31-Jan-04      31-Jan-04      31-Mar-04      31-Mar-05      31-Mar-06      31-Mar-07
-----------------------------------------------------------------------------------------------------------------------------------
Assets
Cash and Equiv.                                $    8.0       $    8.0       $    7.6        $  11.1       $   14.7       $   18.4
Receivables                                           -              -              -              -              -              -
Inventories, Net                                    4.2            4.2            4.3            4.4            4.6            4.8
Prepaid Expenses                                    0.7            0.7            0.8            0.9            0.9            0.9
Other Assets                                       57.3           57.3           57.3           57.3           57.3           57.3
----------------------------------------------------------------------------------------------------------------------------------
  Short Term Assets                                70.3           70.3           70.0           73.7           77.5           81.4

Net PP&E                                          785.3          785.3          782.3          764.4          746.5          728.6

----------------------------------------------------------------------------------------------------------------------------------
  Total Assets                                 $  855.6       $  855.6       $  852.3        $ 838.1       $  824.0       $  810.0
==================================================================================================================================

Liabilities and Shareholders Equity
Accounts Payable and Accrued Exp.              $   50.7       $   50.7       $   51.3        $  53.3       $   55.5       $   57.7
Sr. Mortgage Notes                                459.3          459.3          457.8          448.0          437.4          425.9
SACH Senior Notes                                     -          200.0          200.0          200.0          200.0          200.0
SAC Jr. Notes Held by the Debtors, et
al.                                               400.5          200.5          201.8          205.4          207.5          208.1
Deferred Income                                     5.5            5.5            5.5            5.8            6.0            6.2
Deferred Income Taxes                             (22.9)         (22.9)         (23.9)         (26.5)         (28.4)         (29.7)
----------------------------------------------------------------------------------------------------------------------------------
  Total Liabilities                               893.1          893.1          892.5          886.0          877.9          868.2

Minority Interest                                  11.0           11.0           10.8            9.7            8.6            7.6

Total Stockholders' Equity                        (48.5)         (48.5)         (51.0)         (57.6)         (62.5)         (65.7)

----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Equity                   $  855.6       $  855.6       $  852.3        $ 838.1       $  824.0       $  810.0
==================================================================================================================================

                                     AP5 - 8

                                  SAC HOLDING
                       PROJECTED STATEMENT OF OPERATIONS
                                ($ IN MILLIONS)

                                                         SAC                                  Pro Forma SAC
                                               -----------------------     ---------------------------------------------------
                                                 Twelve         Ten           Two         Twelve        Twelve        Twelve
                                                 Months        Months        Months       Months        Months        Months
------------------------------------------------------------------------------------------------------------------------------
Income Statement                               31-Mar-03     31-Jan-04     31-Mar-04     31-Mar-05     31-Mar-06     31-Mar-07
------------------------------------------------------------------------------------------------------------------------------
Rental Revenue                                  $ 156.9       $ 141.7       $  20.2       $ 169.4       $ 176.3       $ 183.3
Net Sales                                          48.8          43.9           6.3          52.1          54.2          56.4
-----------------------------------------------------------------------------------------------------------------------------
   Total Revenue                                  205.7         185.6          26.5         221.5         230.5         239.7

Operating Expenses                                105.3          96.6          13.8         115.9         119.9         123.9
Cost of Sales                                      21.4          19.7           2.8          23.5          24.4          25.4
Depreciation Expense                               17.9          14.9           3.0          17.9          17.9          17.9
-----------------------------------------------------------------------------------------------------------------------------
   Total Costs and Expenses                       144.6         131.3          19.6         157.3         162.2         167.2

Earnings from Operations                           61.1          54.3           6.9          64.2          68.2          72.5

Jr. Note Int. Exp.                                               33.1           2.9          20.7          23.2          26.0
Mortgage Note Int. Exp.                                          31.9           4.6          35.7          34.9          34.0
SACH Senior Notes                                                   -           2.8          17.0          17.0          17.0
-----------------------------------------------------------------------------------------------------------------------------
Total Int. Exp.                                    75.1          65.0          10.3          73.4          75.1          77.0

Pretax Earnings (Loss)                            (13.9)        (10.7)         (3.4)         (9.2)         (6.9)         (4.5)

Income Tax (Expense) Benefit                        3.7           3.0           1.0           2.6           1.9           1.3
-----------------------------------------------------------------------------------------------------------------------------
   Net Earnings (Loss)                         ($  10.2)     ($   7.7)     ($   2.4)     ($   6.6)     ($   4.9)     ($   3.2)
=============================================================================================================================

                                   SAC HOLDING
                            PROJECTED ADJUSTED EBITDA
                                 ($ IN MILLIONS)

                                               SAC                                  Pro Forma SAC
                                     ------------------------     ---------------------------------------------------
                                       Twelve                        Two         Twelve         Twelve       Twelve
                                       Months      Ten Months       Months       Months         Months       Months
Adjusted EBITDA                      31-Mar-03     31-Jan-04      31-Mar-04     31-Mar-05     31-Mar-06     31-Mar-07
---------------------------------------------------------------------------------------------------------------------
Earnings from Operations             $   61.1      $    54.3      $    6.9      $   64.2      $   68.2      $   72.5

(Less) NOI From Excluded Subs
(4,5,19)                                 (5.3)          (5.0)         (0.7)         (6.9)         (7.4)         (7.8)

Add Depreciation                         17.9           14.9           3.0          17.9          17.9          17.9
Add SACH Expenses                         5.7            6.6           0.9           9.8          10.5          11.1
--------------------------------------------------------------------------------------------------------------------
   Adjusted EBITDA                   $   79.5      $    70.8      $   10.1      $   85.0      $   89.2      $   93.7
====================================================================================================================

                                     AP5 - 9

                                  SAC HOLDING
                       PROJECTED STATEMENT OF CASH FLOWS
                                ($ IN MILLIONS)

                                                                 SAC
                                                               Holding                       Pro Forma SAC Holding
                                                              ---------      ---------------------------------------------------
                                                                 Ten            Two         Twelve         Twelve       Twelve
                                                                Months         Months       Months         Months       Months
--------------------------------------------------------------------------------------------------------------------------------
Statement of Cash Flow                                        31-Jan-04      31-Mar-04     31-Mar-05     31-Mar-06     31-Mar-07
--------------------------------------------------------------------------------------------------------------------------------
Net Income                                                    ($   7.7)      ($   2.4)     ($   6.6)     ($   4.9)     ($   3.2)
Depreciation                                                      14.9            3.0          17.9          17.9          17.9
Decrease (Increase) in Inventory                                  (0.2)          (0.0)         (0.2)         (0.2)         (0.2)
Decrease (Increase) in Prepaid and Other Current
Assets                                                             0.1           (0.1)         (0.0)         (0.0)         (0.0)
(Decrease) Increase in AP and Accrued Exp.                         2.7            0.5           2.1           2.1           2.2
(Decrease) Increase in Deferred Income                            (0.1)             -           0.3           0.2           0.2
(Decrease) Increase in Deferred Taxes                             (3.0)          (1.0)         (2.6)         (1.9)         (1.3)
-------------------------------------------------------------------------------------------------------------------------------
   Total Cash Flows from Operating Activities                      6.7            0.0          10.8          13.2          15.6

Capital Expenditures, Net of Dispositions                         (2.9)             -             -             -             -
-------------------------------------------------------------------------------------------------------------------------------
   Total Cash Flow from Investing Activities                      (2.9)             -             -             -             -

Accumulated Other Comp. Loss - SACH                                1.5              -             -             -             -
Minority Interest Increase (Decrease)                             (0.8)          (0.2)         (1.1)         (1.1)         (1.1)
Proceeds from Notes                                                  -              -             -             -             -
Net Principle (Payments) Increases                                (1.1)          (0.2)         (6.2)         (8.5)        (10.9)
-------------------------------------------------------------------------------------------------------------------------------
   Total Cash Flow from Financing Activities                      (0.5)          (0.4)         (7.3)         (9.6)        (12.0)

Change in Cash                                                 $   3.4       ($   0.4)      $   3.5       $   3.6       $   3.7
Cash at Beginning of Period                                        4.7            8.0           7.6          11.1          14.7
-------------------------------------------------------------------------------------------------------------------------------
Cash at End of Period                                          $   8.0        $   7.6       $  11.1       $  14.7       $  18.4

                                    AP5 - 10

                                   APPENDIX 6

                              LIQUIDATION ANALYSIS

                                 [SEE ATTACHED]

                      (This page intentionally left blank.)

                                   APPENDIX 6

                         DEBTORS - LIQUIDATION ANALYSIS

         As part of the development of the Plan, the following liquidation analysis was performed to address the "Best Interests of Creditors Test" pursuant to Section 1129(a)(7) of the Bankruptcy Code. The basis of this analysis assumes an orderly liquidation of assets under the supervision of a Chapter 7 Trustee over a period of six to twelve months. This analysis encompasses both the Debtors and their Subsidiaries, as it is possible that a Chapter 7 conversion would result in the insolvency of certain related entities that are highly interdependent with the Debtor entities. An analysis of potential liquidation recoveries was conducted at a consolidated AMERCO level, reflecting consolidated U-Haul, AREC, and AMERCO Subsidiaries. It is assumed that RepWest, Oxford and SAC Holding would not be forced into liquidation but would likely undergo transactions as outlined below.

         This analysis represents a best estimate of potential claims and recovery on assets. However, this analysis has not been audited, and values are subject to economic and financial uncertainties that cannot be foreseen. The Debtors and their Subsidiaries continue to operate, and their asset and liability balances are dynamic, therefore balances will assuredly change between the preparation of this analysis and any possible future liquidation. As a result, there can be no assurances that the results forecast herein would be attained if the Debtors liquidate as contemplated in this analysis. In addition, strategies and decisions reflected in this analysis may change at the time of an actual liquidation, which could materially effect recovery. This analysis is predicated on the specific chain of events outlined herein, and, should the course of an actual liquidation diverge at any step, recovery would be significantly altered.

         Values used in this analysis are based on the audited book values from the Debtors' June 30, 2003 balance sheet (except as noted). These values are fairly representative of the Debtors' assets and liabilities at the time of a theoretical liquidation. However, the actual value of Allowed Claims and assets available for liquidation may vary materially. This analysis does not incorporate any claim avoidance or preference recovery actions on the part of the Debtors. Such recoveries may be material, but cannot reliably be estimated or anticipated at this point in time. The divestiture of the individual business units that comprise consolidated AMERCO on a going concern basis is not considered in this analysis.

         Consolidated AMERCO has significant net operating losses, and although transactions contemplated in this analysis may result in taxable events, it assumes that on a consolidated basis a liquidation will result in a net zero cash impact from a taxing perspective.

         Certain liabilities may arise as a result of the events put forth in this analysis that are not possible to estimate at this point in time. Such events have the potential to be significant and to materially reduce recovery to existing claimholders. Potential sources of these liabilities include tax obligations, litigation, and the allowance of miscellaneous, additional unscheduled claims.

                                     AP6 - 1

                               CONSOLIDATED AMERCO
                              LIQUIDATION ANALYSIS
                                    UNAUDITED

                                                                       Low                        High
                                                            ------------------------    ------------------------
                                              6/30/2003      Recovery      Estimated     Recovery      Estimated
                                              Book Value    Percentage       Value      Percentage       Value
                                              ----------    ------------------------    ------------------------
ASSET SALE PROCEEDS

    Cash                              [1]     $   74,258        98%       $   72,758       100%       $   74,258
    Receivables Net                   [2]         62,361        62%           38,503        80%           50,008
    PMSR Receivable                   [3]        125,000         4%            5,000         6%            7,500
    Inventory                         [4]         49,948        13%            6,583        23%           11,604
    Prepaid Expenses                  [5]         24,607         1%              151         1%              298
    Investments in
      Unconsolidated
      Subsidiaries                    [6]        319,104         6%           20,546        14%           46,066
    SACH Receivables                  [7]        386,384        66%          256,790        78%          300,868
    Other Assets & Long
      Term Prepaid
      Expenses                        [8]         41,653         5%            1,927         8%            3,204
    Real Estate                       [9]        625,180       127%          795,666       141%          879,421
    Rental Trucks,
      Equipment and Other             [10]       569,961        38%          214,320        47%          268,912
    Furniture & Equipment             [11]        68,510        12%            8,517        16%           11,285

                                               ---------                  ----------                  ----------
TOTAL ASSET SALE PROCEEDS                      2,346,965        61%        1,420,762        70%        1,653,423

CHAPTER 7 ADMINISTRATIVE CLAIMS

    Trustee Fees                      [12]                                    38,048                      45,848
    Real Estate Transaction
    Fees                              [13]                                    23,479                      25,951
    Other Professional Fees           [14]                                    18,000                      12,000
    Wind-Down Expenses                [15]                                    75,900                      67,300
                                                                          ----------                  ----------
    TOTAL CHAPTER 7 ADMINISTRATIVE
      CLAIMS                                                                 155,427                     151,099

                                                                          ----------                  ----------
    Net Proceeds Available to
      Creditors                                                            1,265,335                   1,502,324
                                                                          ----------                  ----------

RECOVERY TO CREDITORS                         ESTIMATED
                                               ALLOWED
                                                CLAIMS
                                              ---------
SECURED CLAIMS                        [16]
    DIP Facility                                  51,250                      51,250                      51,250
    Revolver                                     153,750                     153,750                     153,750
    RepWest Mortgage                              18,399                      18,399                      18,399
                                              ----------                  ----------                  ----------
    TOTAL SECURED CLAIMS                         223,399       100%          223,399       100%          223,399

    Remaining Proceeds for
      Distribution                                                         1,041,936                   1,278,925

                                     AP6 - 2

                               CONSOLIDATED AMERCO
                              LIQUIDATION ANALYSIS
                                    UNAUDITED

CHAPTER 11 ADMINISTRATIVE
CLAIMS                                [17]
   Post Petition Liabilities                       1,000                       1,000                       1,000
   Insurance Claims                              212,254                     212,254                     212,254
   Insurance Administration                       16,980                      16,980                      16,980
                                              ----------                  ----------                  ----------
   TOTAL ADMINISTRATIVE
   CLAIMS                                        230,234       100%          230,234       100%          230,234

   Remaining Proceeds for                                                    787,702                   1,024,691
     Distribution

PRIORITY CLAIMS                       [18]
   Employee Accrued
   Payroll & Benefits                             14,465                      14,465                      14,465
   Tax Claims                                     19,719                      19,719                      19,719
   Customer Deposits                               1,630                       1,630                       1,630
                                                                                   -
                                              ----------                  ----------                  ----------
   TOTAL PRIORITY CLAIMS                          35,813       100%           35,813       100%           35,813

   Remaining Proceeds for                                                    755,889                   1,012,878
   Distribution

SENIOR UNSECURED CLAIMS               [19]
   AREC Notes                                    100,000                     100,000                     100,000
                                              ----------                  ----------                  ----------
   TOTAL ADMINISTRATIVE
   CLAIMS                                        100,000       100%          100,000       100%          100,000

   Remaining Proceeds for                                                    675,889                     912,878
     Distribution

GENERAL UNSECURED CLAIMS              [20]
   Accounts Payable &
     Accrued Expenses                            358,145                     212,054                     286,407
   Unconsolidated Affiliates                      82,845                      49,052                      66,251
   Long Term Debt                                653,170                     386,735                     522,337
   Lease Rejection Claims                         47,373                      28,049                      37,884
                                              ----------                  ----------                  ----------
   TOTAL GENERAL
   UNSECURED CLAIMS                            1,141,533        59%          675,889        80%          912,878

   Remaining Proceeds for
     Distribution                                                                  -                           -

REMAINING INTERESTS                   [21]
   Preferred Equity                              169,867                           -                           -
   Common Equity                                 402,309                           -                           -
                                              ----------                  ----------                  ----------
                                              $  572,176                  $        -                  $        -

                                     AP6 - 3

NOTES TO LIQUIDATION ANALYSIS

1.       Cash and Cash Equivalents.

         Cash and Cash Equivalents are considered recoverable at full value, with the exception of a portion of cash at the dealer level, which may not be fully recoverable once a shut-down is initiated. An allowance of $1,500,000 for Cash at the field level is taken in a low recovery projection. It is important to note that any scenario in which the Debtors convert to a Chapter 7 may likely involve the considerable depletion of Cash by the time of an actual liquidation.

2.       Receivables Net.

         Net Receivables include amounts owed to the Debtors by third parties, net of reserves taken to adjust for amounts believed to be uncollectable. It is believed that adequate reserves for receivables are maintained on a going concern basis, however, an additional discount must be taken (estimated here at 25%-40%), along with certain specific adjustments, to account for a liquidation scenario. Specific adjustments include the write-off of independent dealer and employee receivables and certain construction related receivables which are believed to be unrecoverable due to the potential for off-setting claims.

3.       PMSR Receivable.

         AMERCO has guaranteed certain obligations of PMSR for which it has booked both a potential liability and a receivable to reflect recourse to PMSR. Currently only $55,000,000 of the total $125,000,000 receivable balance reflects an actual recourse obligation. It is assumed that the remaining $70,000,000 would not come due during the pendency of the liquidation and therefore is excluded from consideration. Recovery on this receivable would likely be realized through a monetization of the obligation. Given the uncertainty of recovery from PMSR, it is expected that a monetization of this receivable would yield a recovery of $5,000,000 to $7,500,000.

4.       Inventory.

         Inventory is held primarily by U-Haul and consists of goods held for resale, recorded at cost. Recovery on inventory is decreased by the geographic distribution of such inventory across the dealer network. It is also anticipated that shrinkage may result in a material reduction to recovery given the distribution and generally portable nature of the Inventory. Certain categories of inventory, including fuel, hitches and propane accessories are expected to have a higher recovery as a percentage of cost than other categories such as repair parts and cores. Existing reserves are believed to be adequate to account for obsolete and impaired inventory. Recovery as a percentage of cost is estimated at between 10%-75% depending on category of inventory and recovery scenario (high vs. low).

5.       Prepaid Expenses.

         Prepaid expenses consist primarily of accrued expenses associated with the DIP Facility and with the BMO and Citibank synthetic lease facilities. No Cash recovery is forecast on these balances, however, a direct offset is taken against the anticipated synthetic lease obligations in determining their allowed claim. Prepaid Expenses also include vehicle and business license fees, which are generally nonrefundable. Vehicle license fees are paid based on the number of miles traveled in each licensing jurisdiction and few jurisdictions provide a refund of prepaid fees. As a result, only 3% to 5% recovery is projected for these items. Also included are prepayments on equipment leases, which are expected to be offset in full against corresponding lease rejection claims.

                                     AP6 - 4

6.       Investment in Unconsolidated Subsidiaries.

         Investments in RepWest and Oxford are expected to have minimal recovery value to the Debtors. In regard to RepWest, due to a significant dependence on U-Haul, an assumption is made that RepWest will fall under state receivership should U-Haul liquidate. AMERCO's investment in RepWest is off-set by a significant payable owing to RepWest, and such liquidation proceeds may be sufficient to repay in full. As a result, AMERCO is unlikely to recover any net value from RepWest.

         With respect to Oxford, value generated from a sale of the business will likely be offset by a pending litigation judgment of $39,000,000 against Oxford which may reduce the value available to equity.

         Because the implications of a liquidation at Amerco on the operational performance of Oxford are unclear, it is difficult to value Oxford based on forecast operating results. Instead, a suitable measure of value is derived by taking the multiple of market capitalization (share price multiplied by shares outstanding) to book value of equity for comparable public insurance companies, and applying this multiple to Oxford's book value of equity. A survey of public life insurance companies defines a range of trading multiples from 0.7x to 2.2x. A valuation multiple range of 0.7x to l.0x was selected to value Oxford in a liquidation, in an effort to further account for the uncertainty of Oxford's ongoing operating results as a result of the liquidation. In addition, a 20% deduction is taken against Oxford's book value of equity as reported in its GAAP financial statements to account for the potential impairment of certain AMERCO related assets. When the identified multiple range is applied to Oxford's adjusted book value of equity, the resulting value range is approximately $59,500,000 to $85,000,000. However, this value is off-set by the outstanding judgment against OLIC for $39,000,000 resulting in a net value to AMERCO for its investment in Oxford of between $20,500,000 and $46,000,000. It should be noted that to the extent an appeal of the judgment liability is favorably resolved, there may be a material increase in the recovery to AMERCO on its investment in Oxford.

7.       SACH Receivables.

         This account represents the Existing SAC Holding Notes, as such term is defined in the Plan. Additional receivables that arise from management and construction activity are captured under Accounts Receivable. The recovery to AMERCO could be realized by monetizing the projected cash flow stream to the Existing SAC Holding Notes.

         To value the proceeds of a potential monetization, projected cash flow available to the Existing SAC Holding Notes is adjusted to reflect the impact of the liquidation of the Debtors. Adjustments include the reduction of truck rental commissions and a reduction in retail sales, off-set by a reduction in corresponding personnel costs, cost of sales, and management fees. The revised cash flow available to the Existing SAC Holding Notes, along with the redemption at maturity are then discounted back to arrive at a net present value. The resulting analysis indicates that the proceeds from a liquidation adjusted monetization would only provide for a partial recovery on the notes.

8.       Other Assets & Long Term Prepaid Expenses.

         This account consists primarily of deferred charges, intangible assets, cash surrender value of life insurance policies, deposits and miscellaneous other investments. AMERCO has already fully borrowed against the value of the life insurance polices, so these assets are used to off-set the corresponding liability. Deferred Charges are accounting entries that have zero cash recovery value to the debtors in a liquidation. Miscellaneous deposits are estimated to be recoverable in a range between 15% and 30%.

                                     AP6 - 5

9.       Real Estate.

         The liquidation of real estate in a Chapter 7 case would likely result in a lower recovery than could be obtained if adequate time was available to fully market the properties. Recent going concern valuations, obtained by the Debtors in support of their debtor-in-possession borrowing activities, served as the basis for real estate recovery estimates. Adjustments were then taken to reflect the limitations of a liquidation sale and to account for transaction costs. The Debtors' real estate portfolio includes a wide range of properties, some of which are special purpose facilities. The individual factors affecting each category of property were taken into consideration in preparing the projected liquidation recovery estimates. Additionally, Leasehold Improvements are forecast to have zero recovery value to the Debtors as leased properties would be abandoned to their lessors.

10.      Rental Trucks, Equipment and Other.

         Owned primarily by U-Haul, this can be categorized as trucks, trailers, and other equipment held for rent and support of rental equipment.

         Trucks: Because the Debtors' regularly resell vehicles from their fleet, a preliminary estimation of fair market value is available from past sales history. Given the unprecedented number of trucks and trailers to be liquidated in a relatively short period of time, it is anticipated that a discount must be applied to past sales values to appropriately determine a liquidation recovery. Although little precedent is available, this discount is believed to be between 10% and 50%, depending on the particular class of asset and recovery scenario (high or low). Pickup Trucks and Vans are expected to have the highest recovery, as they are on average the newest vehicles in the fleet, and the secondary market is believed to be larger for these vehicles than for box trucks. The resulting recovery on trucks is expected to be approximately 40% to 50% of book value.

         Trailers: Trailers are "over-built" to withstand the rigors of rental usage, and as such are significantly more expensive to build than comparable units available in the market. However, given that potential acquirers may not be submitting the trailers to the same use, it is unlikely that the additional investment will be recovered in a liquidation sale. As a result, recovery is estimated at 35% to 45% of book value (which reflects depreciated replacement cost).

         Other Equipment: Comprises various tow/furniture/refrigerator dollies, and miscellaneous moving materials. This equipment is regularly lost or consumed in operations and, as a result, most items reflected on the balance sheet are relatively new (1-2 years old). This results in lower recovery to book value due to the equipment having taken an initial decline in market value without a corresponding accrual in depreciation. Certain categories of equipment are manufactured in-house to an "over-built" standard at a cost that exceeds that of comparable items available in the market, resulting in a low recovery as a percentage of replacement cost. As a result, recovery is estimated at 10% to 15% of book value.

11.      Furniture and Equipment.

         Recovery on Furniture and Equipment is based on general rates realized in the liquidation marketplace. Based on the relative age and condition of the items, which are generally characterized as ageing, recovery is estimated at 3% to 5% of book value. The exception in this category is Service Vehicles, which are believed to have a recovery value comparable to the rental fleet vehicles (recovery of 40% to 50% of book value).

                                     AP6 - 6

12.      Trustee Fees.

         Trustee Fees are estimated in accordance with Section 326 of the Bankruptcy Code.

13.      Real Estate Transaction Fees.

         Real Estate transaction fees are estimated at 3% of gross real estate proceeds and are in addition to any Trustee fees.

14.      Other Professional Fees.

         It is assumed that Professional Fees in liquidation will average $1,000,000 to $2,000,000 per month over the duration of the proceedings based on the run-rate to date and anticipated liquidation activities.

15.      Wind-Down Expenses.

         Expenses during the Wind-Down period are projected to reflect the progress of asset disposals and include facility, personnel, and insurance expenses. It is assumed that revenue from truck rentals will cease immediately upon liquidation, as all equipment rental business is assumed to be halted. Passive revenue streams from storage rental and management commissions from SAC Holding will continue until all of the Debtors' real estate is divested and replacement management is arranged.

16.      Secured Claims.

         Secured claims comprise the Debtors' DIP Facility, and pre-petition revolver balances owing under the JPMorgan Chase Credit Facility and an $18,000,000 mortgage obligation to Oxford.

17.      Administrative Claims.

         Certain accruals that arise subsequent to the Chapter 11 filing are entitled to administrative priority under Section 503(b) of the Bankruptcy Code. These claims are minimized by the expectation that U-Haul does not file Chapter 11 but instead files Chapter 7 directly. As a result, only accrued expenses at the debtor entities (AREC and AMERCO) are eligible for administrative treatment. It is estimated that approximately $ 1,000,000 of the Accounts Payable and Accrued Expense balances will be eligible for administrative treatment. Claims arising from post-conversion operations are captured in the forecast wind-down expense.

         Also included in administrative claims is $212,000,000 in insurance claims that are granted administrative priority under first day bankruptcy orders. An allowance for the administration of these claims is estimated at 8% of the claim balance and is included as an administrative expense.

18.      Priority Claims.

         Under Section 503(a) of the Bankruptcy Code, certain pre-petition employee, tax, and customer deposit claims are entitled to priority. It is assumed that customer deposits do no exceed the $1,800 limit per individual, and that employee claims do not exceed the $4,650 limit per individual. This is based on average transaction value and total accrued payroll balances. Accrued vacation is assumed to represent less than one year's accrual on average, of which 25% is estimated to have accrued in the 90-days preceding the bankruptcy.

                                     AP6 - 7

19.      Senior Unsecured Claims.

         It is assumed that the AREC Notes would request and be granted a senior unsecured status based on their structurally senior position in the corporate structure. The AREC Notes are in effect structurally secured due to their proximity to the unencumbered real estate assets of AREC.

20.      General Unsecured Claims.

         This includes an estimate for all General Unsecured Claims, including the Debtors' outstanding notes and projected lease rejection claims. Claims from Unconsolidated Affiliates reflect amounts owed to RepWest and Oxford. Long Term Debt includes the Debtors' unsecured notes. Lease Rejection claims pertain primarily to the TRAC equipment leases. These claims reflect the total present value of remaining lease obligations, off-set by the estimated value of the early return of collateral as it is assumed the leases would be rejected and the equipment returned to the lessors. Lease present values are calculated using the Internal Rate of Return (IRR) built into the lease. Synthetic lease obligations are expected to be settled in full by the abandonment of the leased property to the lessor.

21.      Equity Interests.

         Equity interests are included for illustrative purposes. Common and preferred equity values reflect additional paid in capital as of June 30, 2003. It is anticipated that there will be no recovery to equity interests in a liquidation.

                                     AP6 - 8